     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 25, 2002


                                                   REGISTRATION NO. 333-91316


                                                   REGISTRATION NO. 333-91316-02


                                                   REGISTRATION NO. 333-91316-01

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                            REGISTRATION STATEMENTS
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                         KINDER MORGAN MANAGEMENT, LLC
                              KINDER MORGAN, INC.
                      KINDER MORGAN ENERGY PARTNERS, L.P.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                                    DELAWARE
                                     KANSAS
                                    DELAWARE
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                   76-0669886
                                   48-0290000
                                   76-0380342
                    (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                                      4610
                                      4923
                                      4610
            (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

                          ONE ALLEN CENTER, SUITE 1000
                               500 DALLAS STREET
                              HOUSTON, TEXAS 77002
                                 (713) 369-9000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
          AREA CODE, OF EACH REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               JOSEPH LISTENGART
                          ONE ALLEN CENTER, SUITE 1000
                               500 DALLAS STREET
                              HOUSTON, TEXAS 77002
                                 (713) 369-9000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                    Please send copies of communications to:

                  GARY W. ORLOFF                                      MIKE ROSENWASSER
           BRACEWELL & PATTERSON, L.L.P.                           VINSON & ELKINS L.L.P.
         711 LOUISIANA STREET, SUITE 2900                             666 FIFTH AVENUE
              HOUSTON, TX 77002-2781                                 NEW YORK, NY 10103
                  (713) 221-1306                                       (917) 206-8019
               (713) 221-2166 (FAX)                                 (917) 206-8100 (FAX)

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------


    THE REGISTRANTS HEREBY AMEND THESE REGISTRATION STATEMENTS ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY THEIR EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THESE REGISTRATION STATEMENTS SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THESE REGISTRATION STATEMENTS SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This registration statement contains a prospectus to be used in connection with the offer and sale of Kinder Morgan Management, LLC shares. This registration statement also registers:

     - the deemed offer and sale by Kinder Morgan Energy Partners, L.P. of i-units to be acquired by Kinder Morgan Management, LLC with the net proceeds of the offering of its shares, pursuant to Rule 140 under the Securities Act of 1933, as amended; and

     - the obligation of Kinder Morgan, Inc. to purchase all of the outstanding shares of Kinder Morgan Management, LLC not owned by Kinder Morgan, Inc. or its affiliates under specified circumstances pursuant to the terms of an agreement, which is part of the limited liability company agreement of Kinder Morgan Management, LLC, between Kinder Morgan, Inc. and Kinder Morgan Management, LLC, for itself and for the express benefit of the owners of its shares.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  Subject to Completion. Dated July 25, 2002.



                               15,000,000 Shares


                REPRESENTING LIMITED LIABILITY COMPANY INTERESTS

                      [KINDER MORGAN MANAGEMENT, LLC LOGO]
                             ----------------------


    We are offering 15,000,000 of our shares through the underwriters named below.



    We are a limited liability company that has elected to be treated as a corporation for United States income tax purposes. We manage and control the business and affairs of Kinder Morgan Energy Partners, L.P. and will use all of the net proceeds of this offering to acquire limited partner interests, referred to as i-units, of Kinder Morgan Energy Partners, L.P.



    When Kinder Morgan Energy Partners, L.P. makes cash distributions on its common units, we will make distributions on our shares in the form of additional shares. As an owner of our shares, you will receive that number of additional shares equal to the amount of cash distributions you would have received had you owned Kinder Morgan Energy Partners, L.P. common units divided by the average market price of our shares over a ten consecutive trading-day period. On July 17, 2002, Kinder Morgan Energy Partners, L.P. declared a distribution for the second quarter of 2002 of $0.61 per common unit, or an indicated rate of $2.44 per common unit on an annualized basis.



    Our shares are listed on the New York Stock Exchange under the symbol "KMR". The last reported sales price of our shares on the NYSE on July 24, 2002 was $29.13 per share.


    INVESTING IN OUR SHARES INVOLVES RISK. See Risk Factors beginning on page 19 to read about factors you should consider before buying shares. These risks include the following:

    - Our success is dependent upon our operation and management of Kinder Morgan Energy Partners, L.P. and its resulting performance.

    - Our management may have different interests than you and may not always conduct our business as you would wish.

    - As an owner of shares, you will have limited voting rights and therefore will have little opportunity to influence or change our management.

    - Your shares are subject to mandatory and optional purchase provisions which could result in your having to sell your shares at a time or price which you do not like.

    - The fiduciary duties owed by our board of directors to our shareholders and the fiduciary duties of the general partner of Kinder Morgan Energy Partners, L.P. to its unitholders have been restricted or eliminated.
                             ----------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                                                              Per Share     Total
                                                              ---------     -----
Initial price to public.....................................  $            $
Underwriting discount.......................................  $            $
Proceeds, before expenses, to Kinder Morgan Management,       $            $
  LLC ......................................................


    To the extent that the underwriters sell more than 15,000,000 shares, the underwriters have the option to purchase up to an additional 2,250,000 shares from Kinder Morgan Management, LLC at the initial price to public less the underwriting discount.

                             ----------------------

    The underwriters expect to deliver the shares against payment in New York,
New York on            , 2002.

                              GOLDMAN, SACHS & CO.


CREDIT SUISSE FIRST BOSTON            SALOMON SMITH BARNEY           UBS WARBURG



RBC CAPITAL MARKETS                                          WACHOVIA SECURITIES


                             ----------------------

                         Prospectus dated      , 2002.

                               TABLE OF CONTENTS


                                                              Page
                                                              ----
PROSPECTUS SUMMARY..........................................    1
  Risk Factors..............................................    4
  Organizational Structure..................................    6
  The Offering..............................................    7
  The Shares................................................    7
  Summary Financial Data....................................   14
RISK FACTORS................................................   19
  Risks Related to Kinder Morgan Management, LLC Shares,
    i-Units and Kinder Morgan Management, LLC...............   19
  Risks Related to Kinder Morgan Energy Partners, L.P.'s
    Business................................................   22
  Risks Related to Conflicts of Interest and Limitations on
    Liability...............................................   25
INFORMATION REGARDING FORWARD LOOKING STATEMENTS............   26
USE OF PROCEEDS.............................................   27
OUR POLICY REGARDING SHARE DISTRIBUTIONS....................   28
KINDER MORGAN ENERGY PARTNERS, L.P.'S DISTRIBUTION POLICY...   28
  Requirement to Distribute Available Cash Less Reserves....   28
  Definition of Available Cash..............................   28
  Establishment of Reserves.................................   28
  Cash, i-Unit and Share Distributions......................   28
  Two Different Types of Distributions......................   29
  General Procedures for Quarterly Distributions............   29
  Adjustment of Target Distribution Levels..................   32
  Distributions in Liquidation..............................   33
CAPITALIZATION OF KINDER MORGAN MANAGEMENT, LLC.............   35
CAPITALIZATION OF KINDER MORGAN ENERGY PARTNERS, L.P........   36
CAPITALIZATION OF KINDER MORGAN, INC........................   37
PRICE RANGE OF SHARES AND COMMON UNITS AND DISTRIBUTIONS....   38
DESCRIPTION OF OUR SHARES...................................   39
  Distributions.............................................   39
  Limited Voting Rights.....................................   41
  Anti-Dilution Adjustments.................................   43
  Covenants.................................................   43
  Optional Purchase.........................................   44
  Mandatory Purchase........................................   46
  Tax Indemnity of Kinder Morgan, Inc. .....................   47
  Transfer Agent and Registrar..............................   47
  Replacement of Share Certificates.........................   48
  Fractional Shares.........................................   48
DESCRIPTION OF THE i-UNITS..................................   49
  Voting Rights.............................................   49
  Distributions and Payments................................   49
  Merger, Consolidation or Sale of Assets...................   50
  United States Federal Income Tax Characteristics and
    Distribution Upon Liquidation of Kinder Morgan Energy
    Partners, L.P...........................................   50
BUSINESS....................................................   52
  Kinder Morgan Management, LLC.............................   52
  Kinder Morgan Energy Partners, L.P. ......................   54
  Kinder Morgan, Inc. ......................................   58
RELATIONSHIPS AND RELATED PARTY TRANSACTIONS................   59
  Our Relationship with Kinder Morgan, Inc. and Kinder
    Morgan Energy Partners, L.P. ...........................   59
  General and Administrative Expenses.......................   60
  Kinder Morgan Energy Partners, L.P. Distributions.........   60
  Operations................................................   62
  Other.....................................................   62
  Tax Indemnification and Other Agreements..................   63
CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES........   64
  Conflicts of Interest.....................................   64
  Situations in which a Conflict of Interest Could Arise....   64
  Fiduciary Duties Owed to Our Shareholders and to the
    Owners of Units.........................................   65
MATERIAL TAX CONSIDERATIONS.................................   67

                                                              Page
                                                              ----
  Legal Opinions............................................   67
  Kinder Morgan Management, LLC's Status as a Corporation
    for United States Federal Income Tax Purposes...........   68
  Tax Consequences of Share Ownership.......................   68
  Kinder Morgan Energy Partners, L.P.'s Status as a
    Partnership for United States Federal Income Tax
    Purposes................................................   71
ERISA CONSIDERATIONS........................................   73
UNDERWRITING................................................   75
LEGAL MATTERS...............................................   78
EXPERTS.....................................................   78
WHERE YOU CAN FIND ADDITIONAL INFORMATION...................   78

                               PROSPECTUS SUMMARY


     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. Therefore, you should read this entire prospectus carefully, including the risks discussed under the "Risk Factors" section and our financial statements and the related notes. This prospectus also incorporates by reference important information about Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc., including information about their businesses and financial and operating data, and certain financial information with respect to Kinder Morgan G.P., Inc., the general partner of Kinder Morgan Energy Partners, L.P. You should also read carefully the information, including the financial statements and the footnotes to those statements, which is set forth or incorporated by reference in this prospectus. All share and per share numbers and all common unit and per common unit numbers are adjusted for the August 31, 2001 two-for-one splits. Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriters' option to purchase up to 2,250,000 additional shares to cover over-allotments.


KINDER MORGAN Management, LLC

     We are a limited liability company that has elected to be treated as a corporation for United States income tax purposes. Our shares trade on the NYSE under the symbol "KMR". We are a limited partner in Kinder Morgan Energy Partners, L.P. and manage and control its business and affairs. The outstanding shares of the class that votes to elect our directors are owned by Kinder Morgan G.P., Inc., the general partner of Kinder Morgan Energy Partners, L.P. Kinder Morgan G.P., Inc. has delegated to us, to the fullest extent permitted under Delaware law and the Kinder Morgan Energy Partners, L.P. partnership agreement, all of its rights and powers to manage and control the business and affairs of Kinder Morgan Energy Partners, L.P. and the operating partnerships owned by Kinder Morgan Energy Partners, L.P., subject to Kinder Morgan G.P., Inc.'s right to approve specified actions. We were formed in Delaware on February 14, 2001. For more information regarding our management and control of the business and affairs of Kinder Morgan Energy Partners, L.P., please read "Business -- Kinder Morgan Management, LLC."

KINDER MORGAN ENERGY PARTNERS, L.P.

  BUSINESS DESCRIPTION


     Kinder Morgan Energy Partners, L.P., a limited partnership with its common units traded on the NYSE under the symbol "KMP", was formed in Delaware in August 1992. Kinder Morgan Energy Partners, L.P. is the largest publicly-traded pipeline limited partnership in the United States in terms of market capitalization and the largest independent refined petroleum products pipeline system in the United States in terms of volumes delivered. Since February 1997, quarterly common unit distributions have more than tripled from $0.1575 per common unit to $0.61 per common unit for the second quarter of 2002. Its operations are grouped into the following business segments:


     - PRODUCTS PIPELINES: Delivers gasoline, diesel fuel, jet fuel and natural gas liquids to various markets on over 10,000 miles of products pipelines and over 32 associated terminals;

     - NATURAL GAS PIPELINES: Transports, stores and sells natural gas and has over 13,000 miles of natural gas transmission pipelines;

     - CO(2) PIPELINES: Transports by pipeline and markets carbon dioxide, commonly called CO(2), to oil fields which use CO(2) to increase production of oil, and owns interests in four oil fields in West Texas; and

     - TERMINALS: Composed of 44 owned or operated liquid and bulk terminal facilities, including 11 terminals that handle refined petroleum products, chemicals, and other liquid products, four terminals that handle coal, eight terminals that handle petroleum coke and 21 bulk terminal facilities that handle various other bulk products.

  TEJAS TRANSACTION

     On February 28, 2002, Kinder Morgan Energy Partners, L.P. closed the acquisition of Tejas Gas, LLC, a wholly owned subsidiary of InterGen (North America), Inc., for approximately $750 million in cash. Tejas Gas, LLC owns a 3,400 mile intrastate natural gas pipeline system with 16 compressor stations, two natural gas storage facilities with approximately 3.5 billion cubic feet per day of working gas capacity and three natural gas processing treating facilities. Specific assets include the Tejas gas pipeline, the Gulf Energy pipeline, the Coral Mexico pipeline, the Tejas Ship channel system, the West Clear Lake storage facility and storage capacity in the Stratton Ridge storage facility. The Tejas Gas pipeline system extends from south Texas along the Mexico border and the Texas Gulf Coast to near the Louisiana border and north from near Houston to east Texas. Total transportation capacity of the Tejas pipeline system is approximately 3.5 billion cubic feet per day, and can be expanded with additional compression. In recent months, approximately 2.6 to 2.7 billion cubic feet per day of gas has been flowing through the total pipeline system.

  BUSINESS STRATEGY

     Kinder Morgan Energy Partners, L.P.'s objective is to grow by:

     - providing, for a fee, transportation, storage and handling services which are core to the energy infrastructure of growing markets;

     - increasing utilization of assets while controlling costs;

     - leveraging economies of scale from incremental acquisitions; and

     - maximizing the benefits of its financial structure.

     Kinder Morgan Energy Partners, L.P. primarily transports and/or handles products for a fee and generally is not engaged in the unmatched purchase and resale of commodity products. As a result, Kinder Morgan Energy Partners, L.P. does not face significant risks relating directly to movements in commodity prices.

     Generally, as utilization of its pipelines and terminals increases, Kinder Morgan Energy Partners, L.P.'s fee-based revenues increase. Increases in utilization are principally driven by increases in demand for gasoline, jet fuel, natural gas and other energy products transported and handled by Kinder Morgan Energy Partners, L.P. Increases in demand for these products are generally driven by demographic growth in markets served by Kinder Morgan Energy Partners, L.P., including the rapidly growing western and southeastern United States.

KINDER MORGAN, INC.

     Kinder Morgan, Inc., a Kansas corporation with its stock traded on the NYSE under the symbol "KMI", is one of the largest energy transportation and storage companies in America in terms of market capitalization, miles of pipeline and net income, operating more than 30,000 miles of natural gas and products pipelines. Kinder Morgan, Inc. also provides retail natural gas distribution service to approximately 240,000 customers, and develops, owns and operates power plants fueled by natural gas. Kinder Morgan, Inc.'s equity in the earnings of Kinder Morgan Energy Partners, L.P., net of the associated amortization, was approximately $251.9 million on a pre-tax basis in 2001, representing approximately 40% of Kinder Morgan, Inc.'s income from continuing operations before interest and income tax.

RECENT DEVELOPMENTS


     On July 23, 2002, our shareholders approved a proposal to eliminate an exchange feature associated with our shares. Before this action was taken by our shareholders, shareholders had the right to exchange one whole share for one common unit of Kinder Morgan Energy

Partners, L.P. owned by Kinder Morgan, Inc. or its affiliates. This exchange feature was subject to the right of Kinder Morgan, Inc. to settle any exchange in cash rather than in common units. Our shares no longer have this exchange feature; accordingly, the shares offered pursuant to this prospectus do not contain an exchange feature.


     On July 17, 2002, Kinder Morgan Energy Partners, L.P. announced an increase in its cash distribution to $0.61 per common unit for the second quarter of 2002 from $0.59 for the first quarter of 2002. It also reported net income for the quarter ended June 30, 2002 of $144.5 million, or $0.48 per unit, an increase of 39% over the net income of $104.2 million, or $0.36 per unit, in the second quarter of 2001. Further, it reported net income for the six months ended June 30, 2002 of $286.0 million, or $0.95 per unit, an increase of 39% over the net income of $205.9 million, or $0.80 per unit, for the first six months of 2001.



     We also will make a $0.61 per share distribution, payable on August 14, 2002 to shareholders of record as of July 31, 2002, in the form of additional shares, valued at the average closing price of the shares for the 10 trading days prior to the ex-dividend date. As a result, the total number of additional shares to be distributed cannot yet be calculated.


OFFICES

     The principal executive offices of Kinder Morgan Management, LLC, Kinder Morgan, Inc. and Kinder Morgan Energy Partners, L.P. are located at One Allen Center, Suite 1000, 500 Dallas Street, Houston, Texas 77002, and the phone number at this address is (713) 369-9000.

                                  RISK FACTORS

     You should be aware that there are various risks relating to an investment in our shares. For more information about these risks, see "Risk Factors." You should carefully consider these risk factors together with all of the other information included or incorporated by reference in this prospectus before you invest in our shares.

RISKS RELATED TO KINDER MORGAN MANAGEMENT, LLC SHARES, I-UNITS AND KINDER MORGAN MANAGEMENT, LLC

     - Our success is dependent upon our operation and management of Kinder Morgan Energy Partners, L.P. and its resulting performance.

     - The value of the quarterly per-share distribution of an additional fractional share may be less than the cash distribution on a common unit.

     - Kinder Morgan Energy Partners, L.P. could be treated as a corporation for United States income tax purposes. The treatment of Kinder Morgan Energy Partners, L.P. as a corporation would substantially reduce the cash distributions on the common units and the value of i-units that Kinder Morgan Energy Partners, L.P. will distribute quarterly to us and the value of our shares that we will distribute quarterly to you.

     - Kinder Morgan Energy Partners, L.P. may issue additional common or other units and we may issue additional shares, which would dilute your ownership interest.

     - The market price of our shares on any given day may be less than the market price of the common units of Kinder Morgan Energy Partners, L.P.

     - Your shares are subject to optional and mandatory purchase provisions which could result in your having to sell your shares at a time or price you do not like.

     - Our board of directors has the power to change the terms of the shares in ways our board determines, in its sole discretion, are not materially adverse to the owners of our shares. You may not like the changes, and even if you believe the changes are materially adverse to the owners of shares, you may have no recourse to prevent them.

     - Kinder Morgan, Inc. may be unable to purchase shares upon the occurrence of the mandatory purchase events, resulting in a loss in value of your shares.

     - As an owner of i-units, we may not receive value equivalent to the common unit value for our i-unit interest in Kinder Morgan Energy Partners, L.P. if Kinder Morgan Energy Partners, L.P. is liquidated. As a result, you may receive less per share in our liquidation than is received by an owner of a common unit in a liquidation of Kinder Morgan Energy Partners, L.P.

     - A person or group owning 20% or more of the aggregate number of issued and outstanding common units and Kinder Morgan Management, LLC shares, other than Kinder Morgan, Inc. and its affiliates, may not vote common units or shares; as a result, you are less likely to receive a premium for your shares in a hostile takeover.


     - The exercise of the mandatory or optional purchase right associated with our shares is a taxable event to the owners of shares purchased pursuant to that exercise.


     - Owners of Kinder Morgan Management, LLC shares have limited voting rights and therefore have little or no opportunity to influence or change our management.

     - Our management and control of the business and affairs of Kinder Morgan Energy Partners, L.P. and its operating partnerships could result in our being liable for:

          - obligations to third parties who transact business with Kinder Morgan Energy Partners, L.P. and its operating partnerships and to whom we held ourselves out as a general partner; or

          - environmental costs and liabilities associated with Kinder Morgan Energy Partners, L.P. assets, in the event that Kinder Morgan Energy Partners, L.P. is not able to perform all of its obligations under environmental laws.

     - If we are not fully indemnified by Kinder Morgan Energy Partners, L.P. for all the liabilities we incur in performing our obligations under the delegation of control agreement, we could face material difficulties in paying those liabilities, and the net value of our assets could be adversely affected.


     - If in the future we cease to manage and control the business and affairs of Kinder Morgan Energy Partners, L.P., we may be deemed to be an investment company for purposes of the Investment Company Act of 1940.


RISKS RELATED TO KINDER MORGAN ENERGY PARTNERS, L.P.'S BUSINESS

     - Pending Federal Energy Regulatory Commission and California Public Utilities Commission proceedings seek substantial refunds and reductions in tariff rates on some of Kinder Morgan Energy Partners, L.P.'s pipelines. If these proceedings are determined adversely, they could have a material adverse impact on us.

     - Kinder Morgan Energy Partners, L.P.'s rapid growth may cause difficulties integrating new operations.

     - Kinder Morgan Energy Partners, L.P.'s acquisition strategy requires access to new capital. Tightened credit markets or more expensive capital would impair Kinder Morgan Energy Partners, L.P.'s ability to grow.

     - Environmental regulation could result in increased operating and capital costs for Kinder Morgan Energy Partners, L.P.

     - Competition could ultimately lead to lower levels of profits and lower Kinder Morgan Energy Partners, L.P.'s cash flow.

     - Kinder Morgan Energy Partners, L.P. does not own approximately 97.5% of the land on which its pipelines are constructed and Kinder Morgan Energy Partners, L.P. is subject to the possibility of increased costs to retain necessary land use.

     - Kinder Morgan Energy Partners, L.P.'s debt instruments may limit its financial flexibility and increase its financing costs.


RISKS RELATED TO CONFLICTS OF INTEREST AND LIMITATIONS ON LIABILITY


     - The interests of Kinder Morgan, Inc. may differ from our interests, the interests of our shareholders and the interests of unitholders of Kinder Morgan Energy Partners, L.P.

     - Our limited liability company agreement restricts or eliminates a number of the fiduciary duties that would otherwise be owed by our board of directors to our shareholders, and the partnership agreement of Kinder Morgan Energy Partners, L.P. restricts or eliminates a number of the fiduciary duties that would otherwise be owed by the general partner to the unitholders.

                            ORGANIZATIONAL STRUCTURE

     The following chart depicts the current organizational structure of Kinder Morgan Management, LLC, Kinder Morgan, Inc. and Kinder Morgan Energy Partners, L.P.

                                    [CHART]


          OWNERSHIP OF KINDER MORGAN ENERGY PARTNERS, L.P. AND ITS SUBSIDIARY OPERATING PARTNERSHIPS, ON A COMBINED BASIS BEFORE AND AFTER THE OFFERING:



                                                              BEFORE      AFTER
                                                             OFFERING    OFFERING
                                                             --------    --------
     i-units (entire class owned by Kinder Morgan
       Management, LLC)....................................    18.57%      25.12%
     Common units owned by the public......................    68.70%      63.03%
     Common units and Class B units owned by Kinder Morgan,
       Inc. and affiliates.................................    10.73%       9.85%
     General partner interest..............................      2.0%        2.0%
                                                             -------     -------
               Total.......................................    100.0%      100.0%



     The numbers in the above chart were determined as of July 23, 2002.

                                  THE OFFERING


Shares offered................   15,000,000 shares representing limited
                                 liability company interests



Shares outstanding after this
  offering....................   - 46,617,903 shares representing limited
                                   liability company interests, including
                                   12,979,865 shares owned by Kinder Morgan, Inc.; and


                                 - two voting shares owned by Kinder Morgan
                                   G.P., Inc.


Use of proceeds...............   We will use all of the net proceeds of the
                                 offering of our shares, expected to be
                                 approximately $419.1 million based on the closing price of the shares on the NYSE on July
                                 24, 2002 of $29.13 per share, for the purchase of a number of i-units from Kinder Morgan
                                 Energy Partners, L.P. that will equal the number of our shares to be sold in this offering.



                                 The i-units are a class of Kinder Morgan Energy Partners, L.P.'s limited partner interests which are different from the publicly traded common units. Kinder Morgan Energy Partners, L.P. will use the cash it receives from the sale of i-units to us to reduce commercial paper debt incurred principally to finance the Tejas acquisition and other acquisitions completed since the middle of 2001. Kinder Morgan Energy Partners, L.P.'s total debt prior to this offering is approximately $3.8 billion. This total debt will be reduced to approximately $3.4 billion following the close of this offering.


NYSE Trading Symbol...........   KMR

                                   THE SHARES

Kinder Morgan Management,
LLC ..........................   Our shares represent limited liability company
                                 interests in us. We are a limited partner in Kinder Morgan Energy Partners, L.P. and manage and control that partnership's business and affairs.

U.S. Federal Income Tax
Matters Associated with our
  Shares......................   Because we are treated as a corporation for
                                 United States federal income tax purposes, an owner of our shares will not report on its United States federal income tax return any of our items of income, gain, loss and deduction.
                                 As a result of owning our shares, you will not receive a Schedule K-1 and will not be subject to state tax filings in the various states in which Kinder Morgan Energy Partners, L.P.
                                 conducts business.

                                 A tax-exempt investor's ownership or sale of our shares will not generate income derived from an unrelated trade or business regularly carried on by the tax-exempt investor, which is referred to generally as unrelated business taxable income or "UBTI", unless its ownership of our shares is debt financed by it.

                                 The ownership or sale of our shares by a regulated investment company or mutual fund will generate qualifying income to it. Furthermore, the ownership of our shares by a mutual fund will be treated as a qualifying asset.

                                 There will not be any withholding taxes imposed on quarterly or other distributions of additional shares to a non-United States person, and there generally will not be any withholding taxes imposed on gain from the sale of our shares by a non-United States person provided it owns no more than 5% of our shares and our shares continue to be traded on a nationally recognized securities exchange.

U.S. Federal Income Tax
Matters Associated with
  i-units.....................   We are subject to United States federal income
                                 taxes on our taxable income; however, i-units owned by us generally are not entitled to allocations of income, gain, loss or deduction of Kinder Morgan Energy Partners, L.P. until such time as there is a liquidation of Kinder
                                 Morgan Energy Partners, L.P. Therefore, until a liquidation of Kinder Morgan Energy Partners,
                                 L.P., we do not anticipate that we will have material amounts of taxable income resulting from our ownership of i-units. In the event that we do have taxable income, Kinder Morgan, Inc. has agreed to indemnify us for the related tax liability to the extent that liability exceeds the cash we receive relating to that income.

Distributions.................   We make distributions on our shares only in
                                 additional shares except upon our liquidation.
                                 The fraction of an additional share distributed each quarter per share outstanding is calculated by dividing the amount of the cash distribution declared by Kinder Morgan Energy
                                 Partners, L.P. on each common unit for that quarter by the average market price of one of our shares as determined for a ten consecutive trading day period ending on the trading day immediately prior to the ex-dividend date for the shares.

Mandatory Purchase............   If any of the events listed below occurs,
                                 Kinder Morgan, Inc. will be required to
                                 purchase all of our then outstanding shares not owned by it or its affiliates at a purchase price equal to the higher of the average market price of the shares and the common units as determined for a ten consecutive trading day period ending on the trading day immediately prior to the date of the applicable event. The events include:

                                 - aggregate distributions or other payments by
                                   Kinder Morgan Energy Partners, L.P. on its common units, including pursuant to an issuer tender offer by Kinder Morgan Energy Partners, L.P., during a 360-day period exceeding 50% of the average market price of a common unit for the ten consecutive trading days ending on the trading day immediately prior to the beginning of that 360-day period;

                                 - an event resulting in Kinder Morgan, Inc. and
                                   its affiliates ceasing to be the beneficial owners of more than 50% of the total voting power of all shares of capital stock of the general partner of Kinder Morgan Energy Partners, L.P., unless:

                                   -- a new person or entity that becomes the
                                      beneficial owner of more than 50% of that total voting power is organized under the laws of a state in the United States and has long term unsecured debt with an investment grade credit rating (as determined by Moody's and Standard & Poor's) immediately prior to the closing of the transaction; and

                                   -- that beneficial owner assumes all
                                      obligations of Kinder Morgan, Inc. to us and to the owners of our shares;

                                 - Kinder Morgan Energy Partners, L.P. merges
                                   with another entity where Kinder Morgan
                                   Energy Partners, L.P. is not the surviving entity, or sells all or substantially all of its assets, unless in the transaction:

                                   -- the owners of common units receive a
                                      security that has in all material respects the same rights and privileges as the common units;

                                   -- we receive a security that has in all
                                      material respects the same rights and
                                      privileges as the i-units;

                                   -- an owner of common units receives no
                                      consideration other than securities of the type described above and/or cash, and the amount of cash received per common unit does not exceed 33 1/3% of the average market price of a common unit for the ten consecutive trading day period ending on the trading day immediately prior to the date of execution of the definitive agreement for the transaction; and

                                   -- no consideration is received by us, as the
                                      owner of i-units, other than the
                                      securities referred to above.

                                 For purposes of the mandatory purchase
                                 provisions, including the definitions of the mandatory purchase events, and the optional purchase provisions, Kinder Morgan, Inc. is deemed to include Kinder Morgan, Inc., its successors by merger, and any entity that succeeds to Kinder Morgan, Inc.'s obligations under the purchase provisions and the tax indemnification agreement in connection with an acquisition of all or substantially all of the assets of Kinder Morgan, Inc.

Optional Purchase.............   Kinder Morgan, Inc. has the right to purchase
                                 all of our shares not owned by it or its affiliates in two circumstances:

                                 - when Kinder Morgan, Inc. and its affiliates
                                   own 80% or more of our outstanding shares;
                                   and

                                 - when Kinder Morgan, Inc. and its affiliates
                                   own a number of our shares and of Kinder
                                   Morgan Energy Partners, L.P. common units which equals 80% or more of the sum of the aggregate number of our outstanding shares and the aggregate number of outstanding common units if the general partner of Kinder Morgan Energy Partners, L.P. purchases all, but not less than all, the common units that Kinder Morgan, Inc. and its affiliates do not own.

                                 In these two circumstances, the purchase price per share is calculated differently. If the first circumstance exists and Kinder Morgan, Inc. elects to purchase the shares, the purchase price per share will equal 110% of the higher of:

                                 - the average market price for the shares for
                                   the ten consecutive trading days ending five days prior to the date the notice of the purchase is mailed to the owners of our shares or to the transfer agent for mailing to the owners of our shares; and

                                 - the highest price Kinder Morgan, Inc. or its
                                   affiliates paid for such shares during the 90 days prior to the giving of the notice.

                                 If the second circumstance exists and Kinder
                                 Morgan, Inc. and the general partner of Kinder Morgan Energy Partners, L.P. elect to purchase both the shares and the common units, the purchase price per share and the purchase price per common unit will both equal the higher of:


                                 - the average market price for the shares or
                                   common units for the 20 consecutive trading days ending five days prior to the date the notice of the purchase is mailed to the owners of our shares or given to the transfer agent for mailing to the owners of our shares; and


                                 - the highest price Kinder Morgan, Inc. or its
                                   affiliates paid for such shares or common units during the 90 days prior to the giving of the notice.

Voting Rights.................   Kinder Morgan G.P., Inc. owns all shares of the
                                 class that elects our directors, and in this prospectus we sometimes refer to this class of shares as voting shares. Owners of the class of shares issued in this offering do not vote in the election of our directors, but are entitled to vote on the following matters:

                                 - on any matter submitted by Kinder Morgan
                                   Energy Partners, L.P. for a vote of the
                                   i-units as a class or as part of a vote of all units, the i-units we own will be voted proportionately to the number of affirmative and negative votes cast and abstentions and non-votes by the owners of our shares, including the voting shares. In general the i-units vote with the Kinder Morgan Energy Partners, L.P. common units and Class B units on all matters the common units and Class B units vote on, and also, as a class, on additional matters related to the i-units alone, such as amendments to the Kinder Morgan Energy Partners, L.P. partnership agreement that would have a material adverse effect on the rights and preferences of owners of the i-units in relation to the owners of other then-outstanding classes of limited partner interests;

                                 - on the following actions, which are otherwise
                                   prohibited by our limited liability company agreement:

                                   -- the sale, pledge or transfer of any
                                      i-units, except as contemplated by the
                                      limited liability company agreement;

                                   -- the issuance of options, warrants or other
                                      securities entitling the holder to
                                      subscribe for or purchase securities
                                      issued by us;

                                   -- the borrowing of money or issuance of debt
                                      by us;

                                   -- a liquidation, merger, recapitalization or
                                      similar transaction involving us; and

                                   -- the purchase by us of securities issued by
                                      us;

                                 - on any proposed issuance of shares other than
                                   shares of the two classes that are currently outstanding; and

                                 - on amendments to our limited liability
                                   company agreement, including the purchase provisions, the Kinder Morgan, Inc. tax indemnification agreement and the delegation of control agreement, each as described below, but only if any of these amendments would reduce the time for any notice to which owners of our shares would be entitled or would have a material adverse effect on the rights and preferences of owners of our shares, as determined in the sole discretion of our board of directors, except for limited amendments or changes required by law.

                                 Kinder Morgan, Inc. and its affiliates may not vote any shares owned by them:

                                 - on any matter involving a class vote of
                                   i-units as well as some other matters
                                   principally involving the general partner of Kinder Morgan Energy Partners, L.P. where a class vote is not required; and

                                 - on any amendment of the agreements under the
                                   circumstances described in the second, third and fourth bullet points in the preceding paragraph.

                                 When Kinder Morgan, Inc. and its affiliates may not vote as described above, the relevant agreements provide that the approval of the specified percentage of the shares not owned by Kinder Morgan, Inc. and its affiliates is required.

                                 A person or group owning shares, common units or both common units and shares which constitute 20% or more of the aggregate number of issued and outstanding common units and shares cannot vote. This particular limitation, however, does not apply to Kinder Morgan, Inc. and its affiliates. However, as described above, there are a number of circumstances in which Kinder Morgan, Inc. and its affiliates may not vote their shares.

Anti-dilution Adjustments.....   Through the combined effect of the provisions
                                 in the Kinder Morgan Energy Partners, L.P.
                                 partnership agreement and the provisions of our limited liability company agreement, the number of outstanding securities issued by us and the number of outstanding i-units will always be equal.

Our Covenants.................   Our limited liability company agreement
                                 provides:

                                 - that our activities are limited to being a
                                   limited partner in Kinder Morgan Energy
                                   Partners, L.P., managing and controlling its business and affairs and engaging in any lawful business, purpose or activity related thereto; and

                                 - for the maintenance of a one-to-one
                                   relationship between the number of i-units owned by us and the number of our shares outstanding.

Covenants of Kinder Morgan
  Energy Partners, L.P........   The Kinder Morgan Energy Partners, L.P.
                                 partnership agreement provides that Kinder
                                 Morgan Energy Partners, L.P. will not:

                                 - except in liquidation, make a distribution on
                                   an i-unit other than in additional i-units or a security that has in all material respects the same rights and privileges as the i-units;

                                 - make a distribution on a common unit other
                                   than in cash, additional common units or a security that has in all material respects the same rights and privileges as the common units;

                                 - allow an owner of common units to receive any
                                   consideration other than cash, common units or a security that has in all material respects the same rights and privileges as the common units, or allow us as the owner of the i-units to receive any consideration other than i-units or a security that has in all material respects the same rights and privileges as the i-units, in a:

                                   -- merger in which Kinder Morgan Energy
                                      Partners, L.P. is not the survivor, if the unitholders of Kinder Morgan Energy Partners, L.P. immediately prior to the transaction own more than 50% of the residual common equity securities of the survivor immediately after the transaction;

                                   -- merger in which Kinder Morgan Energy
                                      Partners, L.P. is the survivor, if the
                                      unitholders of Kinder Morgan Energy
                                      Partners, L.P. immediately prior to the
                                      transaction own more than 50% of the
                                      limited partner interests in Kinder Morgan
                                      Energy Partners, L.P. immediately after
                                      the transaction; or

                                   -- recapitalization, reorganization or
                                      similar transaction;

                                 - be a party to a merger in which Kinder Morgan
                                   Energy Partners, L.P. is not the survivor, sell substantially all of its assets to another person, or enter into similar transactions, if:

                                   -- the survivor of the merger or the other
                                      person is to be controlled by Kinder
                                      Morgan, Inc. or its affiliates after the transaction; and

                                   -- the transaction would be a mandatory
                                      purchase event;

                                 - make a tender offer for common units unless
                                   the consideration:

                                   -- is exclusively cash; and

                                   -- together with any cash payable in respect
                                      of any tender offer by Kinder Morgan
                                      Energy Partners, L.P. for the common units concluded within the preceding 360 days and the aggregate amount of any cash distributions to all owners of common units made within the preceding 360 days is less than 12% of the aggregate average market value of all classes of units of Kinder Morgan Energy Partners, L.P. determined on the trading day immediately preceding the commencement of the tender offer;

                                       or

                                 - issue any of its i-units to any person other
                                   than us.

                             SUMMARY FINANCIAL DATA

     You should read the following financial data together with the financial statements and related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in this prospectus. Historical results are not necessarily indicative of results to be expected for future periods.

                         Kinder Morgan Management, LLC

                                                                               FEBRUARY 14, 2001
                                                               THREE MONTHS       (INCEPTION)
                                                                  ENDED             THROUGH
                                                              MARCH 31, 2002   DECEMBER 31, 2001
                                                              --------------   -----------------
                                                                   (IN THOUSANDS EXCEPT PER
                                                                        SHARE AMOUNT)
STATEMENT OF INCOME:
  Equity in Earnings of Kinder Morgan Energy Partners,
     L.P. ..................................................     $14,794            $28,354
  Provision for Income Taxes................................       5,918             11,342
                                                                 -------            -------
  Net Income................................................     $ 8,876            $17,012
                                                                 =======            =======
  Earnings Per Share, Basic and Diluted.....................     $  0.29            $  0.78
                                                                 =======            =======
  Weighted Average Shares Outstanding.......................      30,868             21,756
                                                                 =======            =======


                                                        THREE MONTHS ENDED
                                                          MARCH 31, 2002
                                                 ---------------------------------
                                                                    AS ADJUSTED      DECEMBER 31, 2001
                                                   HISTORICAL     FOR THE OFFERING      HISTORICAL
                                                 --------------   ----------------   -----------------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
ASSETS
  Current assets...............................    $    8,581        $    8,581         $   14,671
  i-units and related rights...................     1,034,947         1,454,004          1,020,153
                                                   ----------        ----------         ----------
Total assets...................................    $1,043,528        $1,462,585         $1,034,824
                                                   ==========        ==========         ==========
LIABILITIES AND EQUITY
  Current liabilities..........................    $    8,482        $    8,482         $   14,571
  Deferred income taxes........................        17,259            17,259             11,342
  Equity:
  Voting shares................................           100               100                100
  Outstanding shares with limited voting
     rights....................................     1,039,470         1,458,527          1,024,317
  Retained deficit.............................       (21,783)          (21,783)           (15,506)
                                                   ----------        ----------         ----------
Total liabilities and equity...................    $1,043,528        $1,462,585         $1,034,824
                                                   ==========        ==========         ==========



     Our as adjusted balance sheet reflects our sale of 15,000,000 shares offered at the closing price of the shares on the New York Stock Exchange on July 24, 2002, of $29.13 and after deducting underwriting discounts and estimated offering expenses, and the application of all those funds to purchase i-units from Kinder Morgan Energy Partners, L.P.

     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, referred to in the following discussion as "SFAS 142." SFAS 142, which superceded Accounting Principles Board Opinion No. 17, Intangible Assets, addresses financial accounting and reporting for (1) intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination) at acquisition and (2) goodwill and other intangible assets subsequent to their acquisition. SFAS 142 is required to be applied starting with fiscal years beginning after December 15, 2001. As previously disclosed in Kinder Morgan Energy Partners, L.P.'s Form 10-Q and Kinder Morgan, Inc.'s Form 10-Q for the period ended March 31, 2002 as filed with the Securities and Exchange Commission on May 10, 2002, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. adopted SFAS 142 effective January 1, 2002.

                      KINDER MORGAN ENERGY PARTNERS, L.P.

     The following sets forth the selected financial data of Kinder Morgan Energy Partners, L.P. as presented in Item 6 of its Annual Report on Form 10-K for the year ended December 31, 2001 as filed with the Securities and Exchange Commission on February 20, 2002, and also includes unaudited data for March 31, 2002 and the quarter then ended.


                                    THREE
                                   MONTHS
                                    ENDED                        YEAR ENDED DECEMBER 31,
                                  MARCH 31,    ------------------------------------------------------------
                                   2002(3)      2001(4)      2000(5)      1999(6)      1998(7)       1997
                                 -----------   ----------   ----------   ----------   ----------   --------
                                                    (IN THOUSANDS, EXCEPT PER UNIT DATA)
INCOME AND CASH FLOW DATA:
Revenues.......................  $  803,065    $2,946,676   $  816,442   $  428,749   $  322,617   $ 73,932
Cost of product sold...........     448,093     1,657,689      124,641       16,241        5,860      7,154
Operating expense..............     103,059       410,885      190,329      111,275       77,162     17,982
Fuel and power.................      18,384        73,188       43,216       31,745       22,385      5,636
Depreciation and
  amortization.................      41,326       142,077       82,630       46,469       36,557     10,067
General and administrative.....      26,347        99,009       60,065       35,612       39,984      8,862
                                 ----------    ----------   ----------   ----------   ----------   --------
Operating income...............     165,856       563,828      315,561      187,407      140,669     24,231
Earnings from equity
  investments..................      23,271        84,834       71,603       42,918       25,732      5,724
Amortization of excess cost of
  equity investments...........      (1,394)       (9,011)      (8,195)      (4,254)        (764)        --
Interest (expense).............     (39,563)     (175,930)     (97,102)     (54,336)     (40,856)   (12,605)
Interest income and other,
  net..........................      (2,336)       (5,005)      10,415       22,988       (5,992)      (353)
Income tax (provision)
  benefit......................      (4,401)      (16,373)     (13,934)      (9,826)      (1,572)       740
                                 ----------    ----------   ----------   ----------   ----------   --------
Income before extraordinary
  charge.......................     141,433       442,343      278,348      184,897      117,217     17,737
Extraordinary charge...........          --            --           --       (2,595)     (13,611)        --
Net income.....................  $  141,433    $  442,343   $  278,348   $  182,302   $  103,606   $ 17,737
                                 ==========    ==========   ==========   ==========   ==========   ========
Basic Limited Partners' income
  per unit before extraordinary
  charge(1)....................  $     0.48    $     1.56   $     1.34   $     1.31   $     1.04   $   0.51
                                 ==========    ==========   ==========   ==========   ==========   ========
Basic Limited Partners' net
  income per unit..............  $     0.48    $     1.56   $     1.34   $     1.29   $     0.87   $   0.51
                                 ==========    ==========   ==========   ==========   ==========   ========
Diluted Limited Partners' net
  income per unit(2)...........  $     0.48    $     1.56   $     1.34   $     1.29   $     0.87   $   0.51
                                 ==========    ==========   ==========   ==========   ==========   ========
Per unit cash distribution
  paid.........................  $     0.55    $     2.08   $     1.60   $     1.39   $     1.19   $   0.82
                                 ==========    ==========   ==========   ==========   ==========   ========
Additions to property, plant
  and equipment................  $   91,038    $  295,088   $  125,523   $   82,725   $   38,407   $  6,884
BALANCE SHEET DATA (AT END OF
  PERIOD):
Net property, plant and
  equipment....................  $5,892,435    $5,082,612   $3,306,305   $2,578,313   $1,763,386   $244,967
Total assets...................  $7,495,207    $6,732,666   $4,625,210   $3,228,738   $2,152,272   $312,906
Long-term debt.................  $2,959,661    $2,231,574   $1,255,453   $  989,101   $  611,571   $146,824
Partners' capital..............  $3,080,206    $3,159,034   $2,117,067   $1,774,798   $1,360,663   $150,224


---------------

(1) Represents income before extraordinary charge per unit adjusted for the two-for-one splits of units on October 1, 1997 and on August 31, 2001. Basic Limited Partners' income per unit before extraordinary charge was computed by dividing the interest of Kinder Morgan Energy Partners, L.P.'s unitholders in income before extraordinary charge by the weighted average number of units outstanding during the period.

(2) Diluted Limited Partners' net income per unit reflects the potential dilution, by application of the treasury stock method, that could occur if options to issue units were exercised, which would result in the issuance of additional units that would then share in Kinder Morgan Energy Partners, L.P.'s net income.

(3) Includes results of operations for our additional 10% interest in the Cochin Pipeline System and our acquisitions of Laser Materials Services LLC and Tejas Gas, LLC since dates of acquisition. The additional interest in Cochin Pipeline System and Laser Materials Services LLC were effective as of January 1, 2002. The Tejas Gas LLC acquisition was effective January 31, 2002.


(4) Includes results of operations for the remaining 50% interest in the Colton Processing Facility, Kinder Morgan Texas Pipeline, L.P., Casper and Douglas gas gathering assets, 50% interest in Coyote Gas Treating, LLC, 25% interest in Thunder Creek Gas Services, LLC, Central Florida Pipeline LLC, Kinder Morgan Liquids Terminals LLC, Pinney Dock & Transport LLC, CALNEV Pipe Line LLC, 34.8% interest in the Cochin Pipeline System, Vopak terminal LLCs, Boswell terminal assets, Stolt-Nielsen terminal assets and additional gasoline and gas plant interests since dates of acquisition. The remaining interest in the Colton Processing Facility, Kinder Morgan Texas Pipeline, L.P., Casper and Douglas gas gathering assets and Kinder Morgan Energy Partners, L.P.'s interests in Coyote and Thunder Creek were acquired on December 31, 2000. Central Florida and Kinder Morgan Liquids Terminals LLC were acquired January 1, 2001. Pinney Dock was acquired March 1, 2001. CALNEV was acquired March 30, 2001. Kinder Morgan Energy Partners, L.P.'s second investment in Cochin, representing a 2.3% interest was made on June 20, 2001. Vopak terminal LLCs were acquired July 10, 2001. Boswell terminals were acquired August 31, 2001. Stolt-Nielsen terminals were acquired on November 8 and 29, 2001, and Kinder Morgan Energy Partners, L.P.'s additional interests in the Snyder Gasoline Plant and the Diamond M Gas Plant were acquired on November 14, 2001.


(5) Includes results of operations for Kinder Morgan Interstate Gas Transmission, LLC, 66 2/3% interest in Trailblazer Pipeline Company, 49% interest in Red Cedar, Milwaukee Bulk Terminals, Dakota Bulk Terminal, remaining 80% interest in Kinder Morgan CO2 Company, L.P., Devon Energy carbon dioxide properties, Kinder Morgan Transmix Company, LLC, a 32.5% interest in Cochin Pipeline System and Delta Terminal Services LLC since dates of acquisition. Kinder Morgan Interstate Gas Transmission, LLC, Trailblazer assets, and our 49% interest in Red Cedar were acquired on December 31, 1999. Milwaukee Bulk Terminals, Inc. and Dakota Bulk Terminal, Inc. were acquired on January 1, 2000. Kinder Morgan Transmix Company, LLC was acquired on October 25, 2000. Kinder Morgan Energy Partners, L.P.'s 32.5% interest in Cochin was acquired on November 3, 2000, and Delta Terminal Services LLC was acquired on December 1, 2000.

(6) Includes results of operations for 51% interest in Plantation Pipe Line Company, Products Pipelines' initial transmix operations and 33 1/3% interest in Trailblazer Pipeline Company since dates of acquisition. Kinder Morgan Energy Partners, L.P.'s second investment in Plantation, representing a 27% interest was made on June 16, 1999. The Products Pipelines' initial transmix operations were acquired on September 10, 1999, and our initial
    33 1/3% investment in Trailblazer was made on November 30, 1999.

(7) Includes results of operations for Pacific operations' pipeline system, Kinder Morgan Bulk Terminals and 24% interest in Plantation Pipe Line Company since dates of acquisition. Kinder Morgan Bulk Terminals were acquired on July 1, 1998 and our 24% interest in Plantation Pipe Line Company was acquired on September 15, 1998.

     Had the provisions of SFAS 142 been in effect during the periods prior to January 1, 2002 presented above, goodwill amortization would have been eliminated, increasing net income and earnings per limited partner unit as follows:

                                                                     YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------------------
                                                         2001       2000       1999       1998      1997
                                                       --------   --------   --------   --------   -------
                                                             (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Reported Income Before Extraordinary Charge..........  $442,343   $278,348   $184,897   $117,217   $17,737
Add Back: Goodwill Amortization, Net of Related Tax
  Benefit............................................    13,416      5,460      3,048        966        --
                                                       --------   --------   --------   --------   -------
Adjusted Income Before Extraordinary Charge..........   455,759    283,808    187,945    118,183    17,737
Extraordinary Charge.................................        --         --     (2,595)   (13,611)       --
                                                       --------   --------   --------   --------   -------
Adjusted Net Income..................................  $455,759   $283,808   $185,350   $104,572   $17,737
                                                       ========   ========   ========   ========   =======
Basic Earnings Per Limited Partner Unit:
  Reported Net Income................................  $   1.56   $   1.34   $   1.29   $   0.87   $  0.51
  Goodwill Amortization..............................      0.09       0.04       0.03       0.01        --
                                                       --------   --------   --------   --------   -------
  Adjusted Net Income................................  $   1.65   $   1.38   $   1.32   $   0.88   $  0.51
                                                       ========   ========   ========   ========   =======
Diluted Earnings Per Limited Partner Unit:
  Reported Net Income................................  $   1.56   $   1.34   $   1.29   $   0.87   $  0.51
  Goodwill Amortization..............................      0.09       0.04       0.03       0.01        --
                                                       --------   --------   --------   --------   -------
  Adjusted Net Income................................  $   1.65   $   1.38   $   1.32   $   0.88   $  0.51
                                                       ========   ========   ========   ========   =======

                              KINDER MORGAN, INC.

     The following sets forth selected financial data of Kinder Morgan, Inc. and subsidiaries as presented in Item 6 of Kinder Morgan, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001 as filed with the Securities and Exchange Commission on February 20, 2002, together with unaudited data for March 31, 2002 and the quarter then ended.


                                                       THREE                          YEAR ENDED DECEMBER 31,
                                                    MONTHS ENDED    ------------------------------------------------------------
                                                   MARCH 31, 2002      2001         2000       1999(1)      1998(2)       1997
                                                   --------------   ----------   ----------   ----------   ----------   --------
                                                                      (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Operating Revenues...............................     $291,401      $1,054,918   $2,679,722   $1,836,368   $1,660,259   $340,685
Gas Purchases and Other Costs of Sales...........      101,247         339,353    1,926,068    1,050,250      836,614    134,476
                                                      --------      ----------   ----------   ----------   ----------   --------
Gross Margin.....................................      190,154         715,565      753,654      786,118      823,645    206,209
Other Operating Expenses.........................       81,799         331,246      358,511      490,416      427,953    128,059
                                                      --------      ----------   ----------   ----------   ----------   --------
OPERATING INCOME.................................      108,355         384,319      395,143      295,702      395,692     78,150
Other Income and (Expenses)(3)...................       43,711          22,917      (87,977)     (81,151)    (172,787)   (21,039)
                                                      --------      ----------   ----------   ----------   ----------   --------
Income From Continuing Operations Before Income
  Taxes..........................................      152,066         407,236      307,166      214,551      222,905     57,111
Income Taxes.....................................       63,678         168,601      123,017       79,124       82,710     12,777
                                                      --------      ----------   ----------   ----------   ----------   --------
INCOME FROM CONTINUING OPERATIONS................       88,388         238,635      184,149      135,427      140,195     44,334
Gain (Loss) From Discontinued Operations, Net of
  Tax............................................           --              --      (31,734)    (395,319)     (77,984)    33,163
                                                      --------      ----------   ----------   ----------   ----------   --------
Income (Loss) Before Extraordinary Item..........       88,388         238,635      152,415     (259,892)      62,211     77,497
Extraordinary Item -- Loss on Early
  Extinguishment of Debt, Net of Income Taxes....           --         (13,565)          --           --           --         --
                                                      --------      ----------   ----------   ----------   ----------   --------
NET INCOME (LOSS)................................       88,388         225,070      152,415     (259,892)      62,211     77,497
Less-Preferred Dividends.........................           --              --           --          129          350        350
Less-Premium Paid on Preferred Stock Redemption..           --              --           --          350           --         --
                                                      --------      ----------   ----------   ----------   ----------   --------
EARNINGS (LOSS) AVAILABLE FOR COMMON STOCK.......     $ 88,388      $  225,070   $  152,415   $ (260,371)  $   61,861   $ 77,147
                                                      ========      ==========   ==========   ==========   ==========   ========
BASIC EARNINGS (LOSS) PER COMMON SHARE:
Continuing Operations............................     $   0.72      $     2.07   $     1.62   $     1.68   $     2.19   $   0.95
Discontinued Operations..........................           --              --        (0.28)       (4.92)       (1.22)      0.71
Extraordinary Item -- Loss on Early
  Extinguishment of Debt.........................           --           (0.12)          --           --           --         --
                                                      --------      ----------   ----------   ----------   ----------   --------
Total Basic Earnings (Loss) Per Common Share.....     $   0.72      $     1.95   $     1.34   $    (3.24)  $     0.97   $   1.66
                                                      ========      ==========   ==========   ==========   ==========   ========
Number of Shares Used in Computing Basic Earnings
  (Loss) Per Common Share........................      123,398         115,243      114,063       80,284       64,021     46,589
                                                      ========      ==========   ==========   ==========   ==========   ========
DILUTED EARNINGS (LOSS) PER COMMON SHARE:
Continuing Operations............................     $   0.71      $     1.97   $     1.61   $     1.68   $     2.17   $   0.93
Discontinued Operations..........................           --              --        (0.28)       (4.92)       (1.21)      0.70
Extraordinary Item -- Loss on Early
  Extinguishment of Debt.........................           --           (0.11)          --           --           --         --
                                                      --------      ----------   ----------   ----------   ----------   --------
Total Diluted Earnings (Loss) Per Common Share...     $   0.71      $     1.86   $     1.33   $    (3.24)  $     0.96   $   1.63
                                                      ========      ==========   ==========   ==========   ==========   ========
Number of Shares Used in Computing Diluted
  Earnings (Loss) Per Common Share...............      124,829         121,326      115,030       80,358       64,636     47,307
                                                      ========      ==========   ==========   ==========   ==========   ========
DIVIDENDS PER COMMON SHARE.......................     $   0.05      $     0.20   $     0.20   $     0.65   $     0.76   $   0.73
                                                      ========      ==========   ==========   ==========   ==========   ========
CAPITAL EXPENDITURES(4)..........................     $ 35,885      $  124,171   $   85,654   $   92,841   $  120,881   $230,814
                                                      ========      ==========   ==========   ==========   ==========   ========


---------------

(1) Reflects the acquisition of Kinder Morgan Delaware on October 7, 1999. See
    Note 3 of the Notes to Consolidated Financial Statements included in the Kinder Morgan, Inc. Annual Report on Form 10-K for the year ended December 31, 2001.

(2) Reflects the acquisition of MidCon Corp. on January 30, 1998.

(3) Includes significant impacts from sales of assets. See Note 1 (N) of the Notes to Consolidated Financial Statements included in the Kinder Morgan, Inc. Annual Report on Form 10-K for the year ended December 31, 2001.

(4) Capital Expenditures shown are for continuing operations only.

                            AS OF                           AS OF DECEMBER 31,
                          MARCH 31,          ------------------------------------------------
                             2002               2001               2000               1999
                          ----------         ----------         ----------         ----------
                                        (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
TOTAL ASSETS............  $9,512,410         $9,533,085         $8,386,989         $9,393,834
                          ==========         ==========         ==========         ==========
CAPITALIZATION:
Common Equity...........  $2,255,889    43%  $2,259,997    39%  $1,777,624    39%  $1,649,615
Preferred Stock.........          --                 --    --           --    --           --
Preferred Capital Trust
 Securities.............     275,000     5%     275,000     5%     275,000     6%     275,000
Minority Interests......     822,577    16%     817,513    14%       4,910    --        9,523
Long-term Debt..........   1,883,760    36%   2,404,967    42%   2,478,983    55%   3,293,326
                          ----------   ---   ----------   ---   ----------   ---   ----------
Total Capitalization....  $5,237,226   100%  $5,757,477   100%  $4,536,517   100%  $5,227,464
                          ==========   ===   ==========   ===   ==========   ===   ==========
BOOK VALUE PER COMMON
 SHARE..................  $    18.40         $    18.24         $    15.53         $    14.64

                                     AS OF DECEMBER 31,
                          -----------------------------------------
                                   1998               1997
                                ----------         ----------
                           (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
TOTAL ASSETS............        $9,623,779         $2,305,805
                                ==========         ==========
CAPITALIZATION:
Common Equity...........   32%  $1,219,043    25%  $  606,132    46%
Preferred Stock.........  7,000         --   7,000         --
Preferred Capital Trust
 Securities.............    5%     275,000     6%     100,000     8%
Minority Interests......   --       63,354     1%      47,303     4%
Long-term Debt..........   63%   3,300,025    68%     553,816    42%
                          ---   ----------   ---   ----------   ---
Total Capitalization....  100%  $4,864,422   100%  $1,314,251   100%
                          ===   ==========   ===   ==========   ===
BOOK VALUE PER COMMON
 SHARE..................        $    17.77         $    12.63

     Had the provisions of SFAS 142 been in effect during the periods prior to January 1, 2002 presented above, goodwill amortization would have been eliminated, increasing net income and earnings per share as follows:

                                                                            YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------------------
                                                                2001       2000       1999       1998      1997
                                                              --------   --------   ---------   -------   -------
                                                                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Reported Income (Loss) Before Extraordinary Item............  $238,635   $152,415   $(259,892)  $62,211   $77,497
Add Back: Goodwill Amortization, Net of Related Tax
  Benefit...................................................    16,198     17,368       5,449       292        --
                                                              --------   --------   ---------   -------   -------
Adjusted Income (Loss) Before Extraordinary Item............   254,833    169,783    (254,443)   62,503    77,497
Extraordinary Item..........................................   (13,565)        --          --        --        --
                                                              --------   --------   ---------   -------   -------
Adjusted Net Income (Loss)..................................  $241,268   $169,783   $(254,443)  $62,503   $77,497
                                                              ========   ========   =========   =======   =======
Basic Earnings (Loss) Per Share:
  Reported Net Income (Loss)................................  $   1.95   $   1.34   $   (3.24)  $  0.97   $  1.66
  Goodwill Amortization.....................................      0.14       0.15        0.06        --        --
                                                              --------   --------   ---------   -------   -------
  Adjusted Net Income (Loss)................................  $   2.09   $   1.49   $   (3.18)  $  0.97   $  1.66
                                                              ========   ========   =========   =======   =======
Diluted Earnings (Loss) Per Share:
  Reported Net Income (Loss)................................  $   1.86   $   1.33   $   (3.24)  $  0.96   $  1.63
  Goodwill Amortization.....................................      0.13       0.15        0.07        --        --
                                                              --------   --------   ---------   -------   -------
  Adjusted Net Income (Loss)................................  $   1.99   $   1.48   $   (3.17)  $  0.96   $  1.63
                                                              ========   ========   =========   =======   =======

                                  RISK FACTORS

     Any investment in our shares involves a high degree of risk. You should carefully consider the following risks and all of the information contained in, or incorporated by reference into, this prospectus before deciding whether to purchase our shares. If any of the following risks actually occur the trading price of our shares could decline, and you may lose all or part of your investment in our shares.

RISKS RELATED TO KINDER MORGAN MANAGEMENT, LLC SHARES, I-UNITS AND KINDER MORGAN MANAGEMENT, LLC

     OUR SUCCESS IS DEPENDENT UPON OUR OPERATION AND MANAGEMENT OF KINDER MORGAN ENERGY PARTNERS, L.P. AND ITS RESULTING PERFORMANCE. We are a limited partner in Kinder Morgan Energy Partners, L.P. In the event that Kinder Morgan Energy Partners, L.P. decreases its cash distributions to its common unitholders, distributions of i-units on our i-units will decrease correspondingly, and distributions to holders of our shares will decrease as well.

     THE VALUE OF THE QUARTERLY PER-SHARE DISTRIBUTION OF AN ADDITIONAL FRACTIONAL SHARE MAY BE LESS THAN THE CASH DISTRIBUTION ON A COMMON UNIT. The fraction of a Kinder Morgan Management, LLC share to be issued in distributions per share outstanding will be based on the average closing price of the shares for the ten consecutive trading days preceding the ex-dividend date. Because the market price of our shares may vary substantially over time, the market value on the date you receive a distribution of additional shares may vary substantially from the cash you would have received had you owned common units of Kinder Morgan Energy Partners, L.P. instead of shares.

     KINDER MORGAN ENERGY PARTNERS, L.P. COULD BE TREATED AS A CORPORATION FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE TREATMENT OF KINDER MORGAN ENERGY PARTNERS, L.P. AS A CORPORATION WOULD SUBSTANTIALLY REDUCE THE CASH DISTRIBUTIONS ON THE COMMON UNITS AND THE VALUE OF I-UNITS THAT KINDER MORGAN ENERGY PARTNERS, L.P. WILL DISTRIBUTE QUARTERLY TO US AND THE VALUE OF OUR SHARES THAT WE WILL DISTRIBUTE QUARTERLY TO YOU. The anticipated benefit of an investment in our shares depends largely on the treatment of Kinder Morgan Energy Partners, L.P. as a partnership for United States federal income tax purposes. Kinder Morgan Energy Partners, L.P. has not requested, and does not plan to request, a ruling from the IRS on this or any other matter affecting Kinder Morgan Energy Partners, L.P. Current law requires Kinder Morgan Energy Partners, L.P. to derive at least 90% of its annual gross income from specific activities to continue to be treated as a partnership for United States federal income tax purposes. Kinder Morgan Energy Partners, L.P. may not find it possible, regardless of its efforts, to meet this income requirement or may inadvertently fail to meet this income requirement. Current law may change so as to cause Kinder Morgan Energy Partners, L.P. to be treated as a corporation for United States federal income tax purposes without regard to its sources of income or otherwise subject Kinder Morgan Energy Partners, L.P. to entity-level taxation.

     If Kinder Morgan Energy Partners, L.P. were to be treated as a corporation for United States federal income tax purposes, it would pay United States federal income tax on its income at the corporate tax rate, which is currently a maximum of 35%, and would pay state income taxes at varying rates. Distributions to us of additional i-units would generally be taxed as a corporate distribution. Because a tax would be imposed upon Kinder Morgan Energy Partners, L.P. as a corporation, the cash available for distribution to a common unitholder would be substantially reduced, which would reduce the values of i-units distributed quarterly to us and our shares distributed quarterly to you. Treatment of Kinder Morgan Energy Partners, L.P. as a corporation would cause a substantial reduction in the value of our shares.

     KINDER MORGAN ENERGY PARTNERS, L.P. MAY ISSUE ADDITIONAL COMMON OR OTHER UNITS AND WE MAY ISSUE ADDITIONAL SHARES, WHICH WOULD DILUTE YOUR OWNERSHIP INTEREST. The issuance of additional common units or shares other than in our quarterly distributions to you may have the following effects:

     - the amount available for distributions on each share may decrease;

     - the relative voting power of each previously outstanding share will be decreased; and

     - the market price of shares may decline.


     THE MARKET PRICE OF OUR SHARES ON ANY GIVEN DAY MAY BE LESS THAN THE MARKET PRICE OF THE COMMON UNITS OF KINDER MORGAN ENERGY PARTNERS, L.P. Since our initial public offering, our shares have traded on the New York Stock Exchange at prices in close proximity to the prices of common units of Kinder Morgan Energy Partners, L.P. On July 23, 2002, after obtaining shareholder approval, we eliminated the exchange feature associated with our shares. We cannot assure you that the historical proximity of the trading prices between our shares and the common units of Kinder Morgan Energy Partners, L.P. will not be adversely affected. The market price of our shares will depend, as did the market price of our shares before the elimination of the exchange feature and as does the market price of the common units of Kinder Morgan Energy Partners, L.P., on many factors, including our operation and management of Kinder Morgan Energy Partners, L.P., the future performance of Kinder Morgan Energy Partners, L.P., conditions in the energy transportation and storage industry, general market conditions, and conditions relating to businesses that are similar to that of Kinder Morgan Energy Partners, L.P.


     YOUR SHARES ARE SUBJECT TO OPTIONAL AND MANDATORY PURCHASE PROVISIONS WHICH COULD RESULT IN YOUR HAVING TO SELL YOUR SHARES AT A TIME OR PRICE YOU DO NOT LIKE. If either of the optional purchase rights are exercised by Kinder Morgan, Inc., or if there is a mandatory purchase event, you will be required to sell your shares at a time or price that may be undesirable, and could receive less than you paid for your shares. Any sale of our shares for cash, to Kinder Morgan, Inc. or otherwise, will be a taxable transaction to the owner of the shares sold. Accordingly, a gain or loss will be recognized on the sale equal to the difference between the cash received and the owner's tax basis in the shares sold. For further information regarding the optional and mandatory purchase rights, please read "Description of Our Shares -- Optional Purchase" and "Description of Our Shares -- Mandatory Purchase."

     OUR BOARD OF DIRECTORS HAS THE POWER TO CHANGE THE TERMS OF THE SHARES IN WAYS OUR BOARD DETERMINES, IN ITS SOLE DISCRETION, ARE NOT MATERIALLY ADVERSE TO THE OWNERS OF OUR SHARES. YOU MAY NOT LIKE THE CHANGES, AND EVEN IF YOU BELIEVE THE CHANGES ARE MATERIALLY ADVERSE TO THE OWNERS OF SHARES, YOU MAY HAVE NO RECOURSE TO PREVENT THEM. As an owner of our shares, you may not like the changes made to the terms of the shares and you may disagree with the board's decision that the changes are not materially adverse to you as a shareholder. Your recourse if you disagree will be limited because our limited liability company agreement gives broad latitude and discretion to the board of directors and eliminates or reduces the fiduciary duties that our board of directors would otherwise owe to you. For further information regarding amendments to the shares, our limited liability company agreement and other agreements, please read "Description of Our Shares -- Limited Voting Rights."


     KINDER MORGAN, INC. MAY BE UNABLE TO PURCHASE SHARES UPON THE OCCURRENCE OF THE MANDATORY PURCHASE EVENTS, RESULTING IN A LOSS IN VALUE OF YOUR SHARES. The obligation of Kinder Morgan, Inc. to purchase shares following a purchase event is dependent on Kinder Morgan, Inc.'s financial ability to meet its obligations. There is no requirement for Kinder Morgan, Inc. to secure its obligation or comply with financial covenants to ensure its performance of these obligations. If Kinder Morgan, Inc. is unable to meet its obligations upon the occurrence of a mandatory purchase event, you may not receive cash for your shares.


     AS AN OWNER OF I-UNITS, WE MAY NOT RECEIVE VALUE EQUIVALENT TO THE COMMON UNIT VALUE FOR OUR I-UNIT INTEREST IN KINDER MORGAN ENERGY PARTNERS, L.P. IF KINDER MORGAN ENERGY

PARTNERS, L.P. IS LIQUIDATED. AS A RESULT, YOU MAY RECEIVE LESS PER SHARE IN OUR LIQUIDATION THAN IS RECEIVED BY AN OWNER OF A COMMON UNIT IN A LIQUIDATION OF KINDER MORGAN ENERGY PARTNERS, L.P. If Kinder Morgan Energy Partners, L.P. is liquidated and Kinder Morgan, Inc. does not satisfy its obligation to purchase your shares which is triggered by a liquidation, then the value of your shares will depend on the after tax amount of the liquidating distribution received by us as the owner of i-units. The terms of the i-units provide that no allocations of income, gain, loss or deduction will be made in respect of the i-units until such time as there is a liquidation of Kinder Morgan Energy Partners, L.P. If there is a liquidation of Kinder Morgan Energy Partners, L.P., it is intended that we will receive allocations of income and gain in an amount necessary for the capital account attributable to each i-unit to be equal to that of a common unit. As a result, we likely will realize taxable income upon the liquidation of Kinder Morgan Energy Partners, L.P. However, there may not be sufficient amounts of income and gain to cause the capital account attributable to each i-unit to be equal to that of a common unit. If they are not equal, we and therefore you will receive less value than would be received by an owner of common units.

     Further, the tax indemnity provided to us by Kinder Morgan, Inc. only indemnifies us for our tax liabilities to the extent we have not received sufficient cash in the transaction generating the tax liability to pay the associated tax. Prior to any liquidation of Kinder Morgan Energy Partners, L.P., we do not expect to receive cash in a taxable transaction. If a liquidation of Kinder Morgan Energy Partners, L.P. occurs, however, we likely would receive cash which would need to be used at least in part to pay taxes. As a result, our residual value and the value of our shares likely will be less than the value of the common units upon the liquidation of Kinder Morgan Energy Partners, L.P.

     A PERSON OR GROUP OWNING 20% OR MORE OF THE AGGREGATE NUMBER OF ISSUED AND OUTSTANDING COMMON UNITS AND OUR SHARES, OTHER THAN KINDER MORGAN, INC. AND ITS AFFILIATES, MAY NOT VOTE COMMON UNITS OR SHARES; AS A RESULT, YOU ARE LESS LIKELY TO RECEIVE A PREMIUM FOR YOUR SHARES IN A HOSTILE TAKEOVER. Any common units and shares owned by a person or group that owns 20% or more of the aggregate number of issued and outstanding common units and shares cannot be voted. This limitation does not apply to Kinder Morgan, Inc. and its affiliates. This provision may:

     - discourage a person or group from attempting to take over control of us or Kinder Morgan Energy Partners, L.P.; and

     - reduce the price at which the common units will trade under certain circumstances.

     For example, a third party will probably not attempt to remove the general partner of Kinder Morgan Energy Partners, L.P. and take over our management of Kinder Morgan Energy Partners, L.P. by making a tender offer for the common units at a price above their trading market price.


     THE EXERCISE OF THE MANDATORY OR OPTIONAL PURCHASE RIGHT ASSOCIATED WITH OUR SHARES IS A TAXABLE EVENT TO THE OWNERS OF SHARES PURCHASED PURSUANT TO THAT EXERCISE. Any sale of our shares, with Kinder Morgan, Inc. or otherwise, for cash will be a taxable transaction to the owner of the shares sold. Accordingly, a gain or loss will be recognized on the sale equal to the difference between the cash received and the owner's tax basis in the shares sold.


     OWNERS OF OUR SHARES HAVE LIMITED VOTING RIGHTS AND THEREFORE HAVE LITTLE OR NO OPPORTUNITY TO INFLUENCE OR CHANGE OUR MANAGEMENT. Kinder Morgan G.P., Inc., owns all of our shares eligible to vote on the election of our directors and, therefore, is entitled to elect all of the members of our board of directors. For a description of the limited voting rights you will have as an owner of shares, see "Description of the Shares -- Limited Voting Rights."

     Kinder Morgan G.P., Inc. has delegated to us, to the fullest extent permitted under Delaware law and the Kinder Morgan Energy Partners, L.P. partnership agreement, all of its rights and powers to manage and control the business and affairs of Kinder Morgan Energy Partners, L.P., subject to Kinder Morgan G.P., Inc.'s right to approve specified actions. For a more detailed description of these approval rights, please see
"Business -- Kinder Morgan Management, LLC."


     OUR MANAGEMENT AND CONTROL OF THE BUSINESS AND AFFAIRS OF KINDER MORGAN ENERGY PARTNERS, L.P. AND ITS OPERATING PARTNERSHIPS COULD RESULT IN OUR BEING LIABLE FOR OBLIGATIONS TO THIRD PARTIES WHO TRANSACT BUSINESS WITH KINDER MORGAN ENERGY PARTNER, L.P. AND ITS OPERATING PARTNERSHIPS AND TO WHOM WE HELD OURSELVES OUT AS A GENERAL PARTNER. WE COULD ALSO BE RESPONSIBLE FOR ENVIRONMENTAL COSTS AND LIABILITIES ASSOCIATED WITH KINDER MORGAN ENERGY PARTNERS, L.P. ASSETS IN THE EVENT THAT IT IS NOT ABLE TO PERFORM ALL OF ITS OBLIGATIONS UNDER ENVIRONMENTAL LAWS. Kinder Morgan Energy Partners, L.P. may not be able to reimburse or indemnify us in the event of its insolvency or bankruptcy. The primary adverse impact of that insolvency or bankruptcy on us would be the decline in or elimination of the value of our i-units, which are our only assets. Assuming under these circumstances that we have some residual value in our i-units, a direct claim against us could further reduce our net asset value and cause us also to declare bankruptcy. Another risk with respect to third party claims will occur, however, under the circumstances when Kinder Morgan Energy Partners, L.P. is financially able to pay us but for some other reason does not reimburse or indemnify us. For additional information, see the following risk factor. For example, to the extent that Kinder Morgan Energy Partners, L.P. fails to satisfy any environmental liabilities for which it is responsible, we could be held liable under environmental laws.


     IF WE ARE NOT FULLY INDEMNIFIED BY KINDER MORGAN ENERGY PARTNERS, L.P. FOR ALL THE LIABILITIES WE INCUR IN PERFORMING OUR OBLIGATIONS UNDER THE DELEGATION OF CONTROL AGREEMENT, WE COULD FACE MATERIAL DIFFICULTIES IN PAYING THOSE LIABILITIES, AND THE NET VALUE OF OUR ASSETS COULD BE ADVERSELY AFFECTED. Under the delegation of control agreement, we have been delegated management and control of the business and affairs of Kinder Morgan Energy Partners, L.P. and its operating partnerships. There are circumstances under which we may not be indemnified by Kinder Morgan Energy Partners, L.P. or Kinder Morgan G.P., Inc. for liabilities we incur in managing and controlling the business and affairs of Kinder Morgan Energy Partners, L.P. These circumstances include:

     - if we act in bad faith; and

     - if we breach laws like the federal securities laws where indemnification may not be allowed.


     IF IN THE FUTURE WE CEASE TO MANAGE AND CONTROL THE BUSINESS AND AFFAIRS OF KINDER MORGAN ENERGY PARTNERS, L.P., WE MAY BE DEEMED TO BE AN INVESTMENT COMPANY FOR PURPOSES OF THE INVESTMENT COMPANY ACT OF 1940. In that event, we would either have to register as an investment company under the Investment Company Act, obtain exemptive relief from the SEC, or modify our organizational structure or our contract rights to fall outside the definition of an investment company. Registering as an investment company could, among other things, materially limit our ability to engage in transactions with our affiliates, including the purchase and sale of certain securities or other property to or from our affiliates, restrict our ability to borrow funds or engage in other transactions involving leverage, and require us to add directors who are independent of us or our affiliates.


RISKS RELATED TO KINDER MORGAN ENERGY PARTNERS, L.P.'S BUSINESS

     PENDING FEDERAL ENERGY REGULATORY COMMISSION AND CALIFORNIA PUBLIC UTILITIES COMMISSION PROCEEDINGS SEEK SUBSTANTIAL REFUNDS AND REDUCTIONS IN TARIFF RATES ON SOME OF KINDER MORGAN ENERGY PARTNERS, L.P.'S PIPELINES. IF THE PROCEEDINGS ARE DETERMINED ADVERSELY, THEY COULD HAVE A MATERIAL ADVERSE IMPACT ON KINDER MORGAN ENERGY PARTNERS, L.P. AND US. In 1992, and from 1995 through 2001, some shippers on Kinder Morgan Energy Partners, L.P.'s pipelines filed complaints with the Federal Energy Regulatory Commission and California Public Utilities Commission that seek substantial refunds for alleged overcharges during the years in question and prospective reductions in the tariff rates on Kinder Morgan Energy Partners, L.P.'s Pacific operations' pipeline system.


     The FERC complaints, separately docketed in two different proceedings, predominantly attacked the interstate pipeline tariff rates of Kinder Morgan Energy Partners, L.P.'s Pacific operations' pipeline system, contending that the rates were not just and reasonable under the Interstate Commerce Act and should not be entitled to "grandfathered" status under the Energy Policy Act. Complaining shippers seek substantial reparations for alleged overcharges during the years in question and request prospective rate reductions on each of the challenged facilities. Hearings on the second of these two proceedings began in October 2001, and an initial decision by the administrative law judge is expected in the fourth quarter of 2002.



     The complaints filed before the California Public Utilities Commission challenge the rates charged for intrastate transportation of refined petroleum through the Pacific operations' pipeline system in California. After the California Public Utilities Commission dismissed these complaints and subsequently granted a limited rehearing on April 10, 2000, the complainants filed a new complaint with the California Public Utilities Commission asserting the intrastate rates were not just and reasonable.



     The Federal Energy Regulatory Commission complaints seek approximately $137 million in tariff refunds and approximately $22 million in prospective annual tariff reductions. The California Public Utilities Commission complaint seeks approximately $20 million in tariff refunds and approximately $12 million in prospective annual tariff reductions. Amounts, if any, ultimately owed will be impacted by the passage of time and the application of interest. Decisions regarding these complaints could negatively impact Kinder Morgan Energy Partners, L.P.'s cash flow. Additional challenges to tariff rates could be filed with the Federal Energy Regulatory Commission and California Public Utilities Commission in the future.


     KINDER MORGAN ENERGY PARTNERS, L.P.'S RAPID GROWTH MAY CAUSE DIFFICULTIES INTEGRATING NEW OPERATIONS. As discussed above, part of Kinder Morgan Energy Partners, L.P.'s business strategy includes acquiring additional businesses that will allow it to increase distributions to its unitholders. Unexpected costs or challenges may arise whenever businesses with different operations and management are combined. Successful business combinations require management and other personnel to devote significant amounts of time to integrating the acquired business with existing operations. These efforts may temporarily distract their attention from day-to-day business, the development or acquisition of new properties and other business opportunities. In addition, the management of the acquired business often will not join Kinder Morgan Energy Partners, L.P.'s management team. The change in management may make it more difficult to integrate an acquired business with Kinder Morgan Energy Partners, L.P.'s existing operations.

     KINDER MORGAN ENERGY PARTNERS, L.P.'S ACQUISITION STRATEGY REQUIRES ACCESS TO NEW CAPITAL. TIGHTENED CREDIT MARKETS OR MORE EXPENSIVE CAPITAL WOULD IMPAIR ITS ABILITY TO GROW. Part of Kinder Morgan Energy Partners, L.P.'s business strategy includes acquiring additional businesses that will allow it to increase distributions to unitholders. During the period from December 31, 1996 to December 31, 2001, Kinder Morgan Energy Partners, L.P. made a significant number of acquisitions that increased its asset base over 22 times and increased its net income over 37 times. Kinder Morgan Energy Partners, L.P. regularly considers and enters into discussions regarding potential acquisitions and is currently contemplating potential acquisitions. These transactions can be effected quickly, may occur at any time and may be significant in size relative to Kinder Morgan Energy Partners, L.P.'s existing assets and operations. Kinder Morgan Energy Partners, L.P. may need new capital to finance these acquisitions. Limitations on Kinder Morgan Energy Partners, L.P.'s access to capital will impair its ability to execute this strategy. Expensive capital will limit Kinder Morgan Energy Partners, L.P.'s ability to make acquisitions that increase net income and distributable cash on a per unit basis. Kinder Morgan Energy Partners, L.P.'s ability to maintain its capital structure may impact the market value of Kinder Morgan Energy Partners, L.P.'s common units and Kinder Morgan Energy Partners, L.P.'s debt securities.

     ENVIRONMENTAL REGULATION COULD RESULT IN INCREASED OPERATING AND CAPITAL COSTS FOR KINDER MORGAN ENERGY PARTNERS, L.P. Kinder Morgan Energy Partners, L.P.'s business operations are subject to federal, state and local laws and regulations relating to environmental protection. If an accidental leak or spill of liquid petroleum products or chemicals occurs from its pipelines or at its storage facilities, Kinder Morgan Energy Partners, L.P. may have to pay a significant amount to clean up the leak or spill. The resulting costs and liabilities could negatively affect its level of cash flow. In addition, emission controls required under the Federal Clean Air Act and other similar federal and state laws could require significant capital expenditures at its facilities. The impact of Environmental Protection Agency standards or future environmental measures on Kinder Morgan Energy Partners, L.P. could increase its costs significantly if environmental laws and regulations become stricter. Since the costs of environmental regulation are already significant, additional regulation could negatively affect its business.

     COMPETITION COULD ULTIMATELY LEAD TO LOWER LEVELS OF PROFITS AND LOWER KINDER MORGAN ENERGY PARTNERS, L.P.'S CASH FLOW. Kinder Morgan Energy Partners, L.P. faces competition from other pipelines and terminals in the same markets as its assets, as well as from other means of transporting and storing energy products. For a description of the competitive factors facing Kinder Morgan Energy Partners, L.P.'s business, please see "Business -- Kinder Morgan Energy Partners, L.P. -- Competition."

     KINDER MORGAN ENERGY PARTNERS, L.P. DOES NOT OWN APPROXIMATELY 97.5% OF THE LAND ON WHICH ITS PIPELINES ARE CONSTRUCTED AND IT IS SUBJECT TO THE POSSIBILITY OF INCREASED COSTS TO RETAIN NECESSARY LAND USE. Kinder Morgan Energy Partners, L.P. obtains the right to construct and operate the pipelines on other people's land for a period of time. If it was to lose these rights, its business could be affected negatively.

     Southern Pacific Transportation Company has allowed Kinder Morgan Energy Partners, L.P. to construct and operate a significant portion of its Pacific operations' pipeline system under their railroad tracks. Southern Pacific Transportation Company and its predecessors were given the right to construct their railroad tracks under federal statutes enacted in 1871 and 1875. The 1871 statute was thought to be an outright grant of ownership that would continue until the land ceased to be used for railroad purposes. Two United States Circuit Courts, however, ruled in 1979 and 1980 that railroad rights-of-way granted under laws similar to the 1871 statute provide only the right to use the surface of the land for railroad purposes without any right to the underground portion. If a court were to rule that the 1871 statute does not permit the use of the underground portion for the operation of a pipeline, Kinder Morgan Energy Partners, L.P. may be required to obtain permission from the landowners in order to continue to maintain the pipelines. Approximately 10% of Kinder Morgan Energy Partners, L.P.'s pipeline assets are located in the ground underneath railroad rights-of-way.

     Whether Kinder Morgan Energy Partners, L.P. has the power of eminent domain for its pipelines varies from state to state depending upon the type of pipeline -- petroleum liquids, natural gas or carbon dioxide -- and the laws of the particular state. Kinder Morgan Energy Partners, L.P.'s inability to exercise the power of eminent domain could negatively affect its business if it was to lose the right to use or occupy the property on which its pipelines are located.

     KINDER MORGAN ENERGY PARTNERS, L.P.'S DEBT INSTRUMENTS MAY LIMIT ITS FINANCIAL FLEXIBILITY AND INCREASE ITS FINANCING COSTS. The instruments governing Kinder Morgan Energy Partners, L.P.'s debt contain restrictive covenants that may prevent it from engaging in certain transactions that it deems beneficial and that may be beneficial to it. The agreements governing Kinder

Morgan Energy Partners, L.P.'s debt generally require it to comply with various affirmative and negative covenants, including the maintenance of certain financial ratios and restrictions on:

     - incurring additional debt;

     - entering into mergers, consolidations and sales of assets; and

     - granting liens.

     The instruments governing any future debt may contain similar restrictions.

RISKS RELATED TO CONFLICTS OF INTEREST AND LIMITATIONS ON LIABILITY

     THE INTERESTS OF KINDER MORGAN, INC. MAY DIFFER FROM OUR INTERESTS, THE INTERESTS OF OUR SHAREHOLDERS AND THE INTERESTS OF UNITHOLDERS OF KINDER MORGAN ENERGY PARTNERS, L.P. Kinder Morgan, Inc. indirectly owns all of the stock of the general partner of Kinder Morgan Energy Partners, L.P. and elects all of its directors. The general partner of Kinder Morgan Energy Partners, L.P. owns all of our voting shares and elects all of our directors. Furthermore, some of our directors and officers are also directors and officers of Kinder Morgan, Inc. and the general partner of Kinder Morgan Energy Partners, L.P. and have fiduciary duties to manage the businesses of Kinder Morgan, Inc. and Kinder Morgan Energy Partners, L.P. in a manner that may not be in the best interest of our shareholders. Kinder Morgan, Inc. has a number of interests that differ from the interests of our shareholders and the interests of the common unitholders. As a result, there is a risk that important business decisions will not be made in your best interest as one of our shareholders. For a description of the situations in which a conflict of interest could arise, please read "Conflicts of Interest and Fiduciary Responsibilities."

     OUR LIMITED LIABILITY COMPANY AGREEMENT RESTRICTS OR ELIMINATES A NUMBER OF THE FIDUCIARY DUTIES THAT WOULD OTHERWISE BE OWED BY OUR BOARD OF DIRECTORS TO OUR SHAREHOLDERS, AND THE PARTNERSHIP AGREEMENT OF KINDER MORGAN ENERGY PARTNERS, L.P. RESTRICTS OR ELIMINATES A NUMBER OF THE FIDUCIARY DUTIES THAT WOULD OTHERWISE BE OWED BY THE GENERAL PARTNER TO THE UNITHOLDERS. Modifications of state law standards of fiduciary duties may significantly limit the ability of our shareholders and the unitholders to successfully challenge the actions of our board of directors and the general partner, respectively, in the event of a breach of their fiduciary duties. These state law standards include the highest duties of good faith, fairness and loyalty to the shareholders and to the unitholders, as applicable. The duty of loyalty would generally prohibit our board of directors or the general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. Our limited liability company agreement provides that none of our directors or officers will be liable to us or any other person for any act or omission taken or omitted in the reasonable belief that the act or omission is in or is not contrary to our best interests and is within his scope of authority, provided that the act or omission does not constitute fraud, willful misconduct, bad faith or gross negligence. For further information on the limitation of liability of our board of directors, our voting shareholder and the general partner of Kinder Morgan Energy Partners, L.P., please read "Conflicts of Interest and Fiduciary Responsibilities."

                             INFORMATION REGARDING
                           FORWARD LOOKING STATEMENTS


     This prospectus and our documents and the documents of Kinder Morgan, Inc. and Kinder Morgan Energy Partners, L.P. incorporated in this prospectus by reference include forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as "anticipate," "believe," "intend," "plan," "projection," "forecast," "strategy," "position," "continue," "estimate," "expect," "may," "will," or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events or future operating results or the ability to generate sales, income or cash flow or to make distributions are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond the ability of us, Kinder Morgan Energy Partners, L.P., Kinder Morgan, Inc. and their affiliates to control or predict. Specific factors which could cause actual results to differ from those in the forward-looking statements include:


     - price trends and overall demand for natural gas liquids, refined petroleum products, oil, carbon dioxide, natural gas, coal and other bulk materials in the United States; economic activity, weather, alternative energy sources, conservation and technological advances may affect price trends and demand;

     - changes in Kinder Morgan Energy Partners, L.P.'s tariff rates implemented by the Federal Energy Regulatory Commission or the California Public Utilities Commission;

     - Kinder Morgan, Inc.'s and Kinder Morgan Energy Partners, L.P.'s ability to integrate any acquired operations into their respective existing operations;

     - the ability of Kinder Morgan, Inc. and Kinder Morgan Energy Partners, L.P. to acquire new businesses and assets and to make expansions to their respective facilities;

     - difficulties or delays experienced by railroads, barges, trucks, ships or pipelines in delivering products to the bulk terminals;

     - Kinder Morgan Energy Partners, L.P.'s ability to successfully identify and close acquisitions and make cost-saving changes in operations;

     - shut-downs or cutbacks at major refineries, petrochemical or chemical plants, utilities, military bases or other businesses that use or supply Kinder Morgan Energy Partners, L.P.'s services;

     - changes in laws or regulations, third party relations and approvals, decisions of courts, regulators and governmental bodies may adversely affect Kinder Morgan, Inc.'s and Kinder Morgan Energy Partners, L.P.'s respective business or their ability to compete;

     - our ability and the ability of Kinder Morgan Energy Partners, L.P. to offer and sell equity securities, and Kinder Morgan Energy Partners, L.P.'s ability to sell debt securities or obtain debt financing in sufficient amounts to implement that portion of the business plan of Kinder Morgan Energy Partners, L.P.'s that contemplates growth through acquisitions of operating businesses and assets and expansions of its facilities;

     - Kinder Morgan, Inc.'s and Kinder Morgan Energy Partners, L.P.'s respective indebtedness could make each of them vulnerable to general adverse economic and industry conditions, limit their ability to borrow additional funds, place them at competitive disadvantages compared to their competitors that have less debt or have other adverse consequences;

     - interruptions of electric power supply to facilities due to natural disasters, power shortages, strikes, riots, terrorism, war or other causes;

     - acts of sabotage and terrorism for which insurance is not available at reasonable premiums;

     - the condition of the capital markets and equity markets in the United States;

     - the political and economic stability of the oil producing nations of the world;

     - national, international, regional and local economic, competitive and regulatory conditions and developments;

     - the ability to achieve cost savings and revenue growth;

     - rates of inflation;

     - interest rates;

     - the pace of deregulation of retail natural gas and electricity;

     - the timing and extent of changes in commodity prices for oil, natural gas, electricity and certain agricultural products; and

     - the timing and success of business development efforts.

You should not put undue reliance on any forward-looking statements.

     When considering forward-looking statements, please review the risk factors described under "Risk Factors" in this prospectus.

                                USE OF PROCEEDS

KINDER MORGAN MANAGEMENT, LLC


     We expect that we will receive net proceeds of approximately $419.1 million from the sale of the 15,000,000 shares we are offering, based on the closing price of the shares on the New York Stock Exchange on July 24, 2002 of $29.13 and after deducting underwriting discounts and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we will receive net proceeds of approximately $482.3 million. We will use all of the $419.1 million of net proceeds of this offering to purchase a number of i-units from Kinder Morgan Energy Partners, L.P. equal to the number of shares we sell in this offering.


KINDER MORGAN ENERGY PARTNERS, L.P.


     Kinder Morgan Energy Partners, L.P. will use all of the proceeds it receives to reduce commercial paper debt incurred principally to finance the Tejas acquisition and other acquisitions completed since the middle of 2001. Kinder Morgan Energy Partners, L.P.'s total debt prior to this offering is approximately $3.8 billion. This total debt will be reduced to approximately $3.4 billion following the close of this offering. As of July 24, 2002, the weighted average interest rate of the debt to be retired was 2.15%.

                    OUR POLICY REGARDING SHARE DISTRIBUTIONS

     Prior to our liquidation:

     - we will only make distributions to owners of shares in additional shares or fractions of shares;

     - we will calculate the fraction of a share to be distributed per outstanding share by dividing:

        -- the cash distribution to be made by Kinder Morgan Energy Partners, L.P. on each common unit; by

        -- the average market price of a share during the ten consecutive trading days preceding the date on which the shares begin to trade ex-dividend under the rules of the New York Stock Exchange;

     - we will issue our distributions of shares at the same time as Kinder Morgan Energy Partners, L.P. makes its quarterly distributions of cash to owners of common units; and

     - we will simultaneously make a distribution of an equivalent fraction of a voting share on each voting share or fraction owned by the general partner of Kinder Morgan Energy Partners, L.P.

When we issue our quarterly distribution of shares, Kinder Morgan Energy Partners, L.P. will simultaneously issue to us i-units equal in number to the number of all shares and voting shares we distribute.

           KINDER MORGAN ENERGY PARTNERS, L.P.'S DISTRIBUTION POLICY

REQUIREMENT TO DISTRIBUTE AVAILABLE CASH LESS RESERVES

     The partnership agreement of Kinder Morgan Energy Partners, L.P. requires that it distribute its available cash to its partners within 45 days following the end of each calendar quarter.

DEFINITION OF AVAILABLE CASH

     Available cash generally means, for any calendar quarter, all cash received by Kinder Morgan Energy Partners, L.P. from all sources and reductions in reserves, less all of its cash disbursements and additions to reserves. Available cash will not include the amount paid in respect of the 0.5% special limited partner interest in SFPP, L.P. owned by the former general partner of SFPP, L.P., which amount will equal 0.5% of the total cash distributions made each quarter by SFPP, L.P. to its partners.

ESTABLISHMENT OF RESERVES

     Decisions regarding amounts to be placed in or released from reserves have a direct impact on the amount of available cash for distribution. This is because increases and decreases in reserves are taken into account in computing available cash. Each quarter we may, in our reasonable discretion, determine the amounts to be placed in or released from reserves, subject to restrictions on the purposes of the reserves and to the approval of Kinder Morgan G.P., Inc.

CASH, I-UNIT AND SHARE DISTRIBUTIONS

     Typically, the general partner and owners of common units and Class B units will receive distributions in cash, while we will receive our distributions in additional i-units or fractions of i-units. When we receive additional i-units from Kinder Morgan Energy Partners, L.P., we will issue and distribute an equal number of our shares to all of our shareholders.

     For each outstanding i-unit and share, a fraction of an i-unit and share will be issued, respectively. The fraction will be calculated by dividing the amount of cash being distributed per common unit by the average market price of a share over the ten consecutive trading days preceding the date on which the shares begin to trade ex-dividend under the rules of the principal exchange on which the shares are listed. The cash equivalent amount of distributions of i-units will be treated as if it had actually been distributed for purposes of determining the distributions to Kinder Morgan Energy Partners, L.P.'s general partner and future distributions to partners. Kinder Morgan Energy Partners, L.P. will not distribute the related cash, however, but will retain it and use it in its business.

TWO DIFFERENT TYPES OF DISTRIBUTIONS

     Distributions by Kinder Morgan Energy Partners, L.P. to its unitholders will be characterized either as distributions of cash from operations or as distributions of cash from interim capital transactions. This distinction affects the distributions to owners of common units, Class B units and i-units relative to the distributions to the general partner of Kinder Morgan Energy Partners, L.P.

     Cash from Operations. Cash from operations generally refers to the cash balance of Kinder Morgan Energy Partners, L.P. on the date it commenced operations, plus all cash generated by the operations of its business, after deducting related cash expenditures, net additions to or reductions in reserves, debt service and various other items.

     Cash from Interim Capital Transactions. Cash from interim capital transactions will generally result only from distributions that are funded from borrowings, sales of debt and equity securities and sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of business.

     Rule for Characterizing Distributions. All available cash distributed by Kinder Morgan Energy Partners, L.P. from any source will be treated as distributions of cash from operations until the sum of all available cash distributed equals the cumulative amount of cash from operations actually generated from the date Kinder Morgan Energy Partners, L.P. commenced operations through the end of the calendar quarter prior to that distribution. Any distribution of available cash which, when added to the sum of all prior distributions, is in excess of the cumulative amount of cash from operations, will be considered a distribution of cash from interim capital transactions until the initial common unit price is fully recovered as described under "-- Allocation of Distributions from Interim Capital Transactions." For purposes of calculating the sum of all distributions of available cash, the total equivalent cash amount of all distributions of i-units to us as the holder of all i-units will be treated as distributions of available cash, even though the distributions to us are made in additional i-units rather than cash. Kinder Morgan Energy Partners, L.P. will retain this cash and use it in its business.

GENERAL PROCEDURES FOR QUARTERLY DISTRIBUTIONS

     The following illustrates the implementation of the provisions described above. For each quarter, we will use the following procedures to determine distributions to the limited partners and general partner of Kinder Morgan Energy Partners, L.P. and to us:

     - first, we will determine the amount of cash receipts less cash disbursements during the quarter;

     - second, we will establish, subject to the approval of the general partner of Kinder Morgan Energy Partners, L.P., the net change in the reserves that will be retained from or added to this cash. The unreserved and remaining balance of cash will be the amount of available cash to be distributed;

     - third, we will determine whether the distribution will be characterized as cash from operations or cash from interim capital transactions;

     - fourth, we will calculate how this available cash will be divided and distributed among the partners of Kinder Morgan Energy Partners, L.P. If the available cash is characterized as cash from operations, we will apply the amount of available cash to the various percentage distribution levels described below in "-- Allocation of Distributions from Operations." If the available cash is characterized as cash from interim capital transactions, then distributions will be made according to the percentages described under "-- Allocation of Distributions from Interim Capital Transactions" below. As a result of this process, we will determine the amounts of cash to be distributed to the general partner and holders of the common units and Class B units. We will also determine the total cash equivalent amount that will be used to calculate the number of additional i-units to be distributed to us;

     - fifth, we will divide our total cash equivalent amount by the average market price of one of our shares for the ten consecutive trading days prior to the date on which the shares begin to trade ex-dividend to determine the number of additional i-units that will be distributed to us;

     - sixth, we will cause Kinder Morgan Energy Partners, L.P. to make the cash distributions to the general partner and holders of common units and Class B units and to distribute to us the additional i-units; and

     - seventh, we will issue pro rata to owners of our shares and voting shares an aggregate number of additional shares equal to the number of i-units we receive from Kinder Morgan Energy Partners, L.P.

     Allocation of Distributions. The discussion below indicates the percentages of distributions required to be made to the limited partners and general partner of Kinder Morgan Energy Partners, L.P. All distributions to the general partner and owners of common units and Class B units will be made in cash.

     Except in liquidation, distributions to us as the owner of all i-units will be made in additional i-units or fractions of i-units. These distributions of additional i-units will be treated as if their cash equivalent amount had actually been distributed for purposes of determining the distributions to be made to the general partner of Kinder Morgan Energy Partners, L.P. and future distributions to partners.

     Allocation of Distributions from Operations. Kinder Morgan Energy Partners, L.P. will make the following distributions with respect to cash from operations for each quarter:

     - first, 98% to the owners of all classes of units, pro rata, and 2% to the general partner, until the owners of all classes of units have received a total of $0.15125 per unit in cash or equivalent i-units for that quarter;

     - second, 85% of any available cash then remaining to the owners of all classes of units, pro rata, and 15% to the general partner, until the owners of all classes of units have received a total of $0.17875 per unit in cash or equivalent i-units for that quarter;

     - third, 75% of any available cash then remaining to the owners of all classes of units, pro rata, and 25% to the general partner, until the owners of all classes of units have received a total of $0.23375 per unit in cash or equivalent i-units for that quarter; and

     - fourth, 50% of any available cash then remaining to the owners of all classes of units, pro rata, to owners of common units and Class B units in cash and to us in equivalent i-units, and 50% to the general partner in cash.

     Illustration of a Distribution of Cash from Operations. The following tables depict a hypothetical example of a quarterly distribution of cash from operations to the partners of Kinder Morgan Energy Partners, L.P. and the related distribution of i-units and our distribution of shares to our shareholders. The example assumes that Kinder Morgan Energy Partners, L.P. has a total of 181.8 million units outstanding; composed of 129.9 million common units, 5.3 million Class B units and 46.6 million i-units, and assumes that 46.6 million of our shares are outstanding. The amounts shown for "cash receipts less cash disbursements for the quarter" and "reserves" are hypothetical and were selected to produce a quarterly distribution of exactly $0.61 of cash per common unit of Kinder Morgan Energy Partners, L.P.


                DETERMINATION OF AVAILABLE CASH FOR DISTRIBUTION


Cash receipts less cash disbursements for the quarter.......  $190,000,000
Less reserves...............................................    (5,862,644)
                                                              ------------
Available cash for distribution to all partners.............  $184,137,356
                                                              ============


            ALLOCATION BETWEEN GENERAL PARTNER AND LIMITED PARTNERS


                                           LIMITED PARTNERS   GENERAL PARTNER    TOTAL CASH FOR     TOTAL CASH TO
                        PER UNIT AMOUNT       PERCENTAGE        PERCENTAGE      LIMITED PARTNERS   GENERAL PARTNER      TOTAL
                        ---------------    ----------------   ---------------   ----------------   ---------------      -----
First................  $0.00000-$0.15125          98%                2%           $ 27,506,313       $   561,353     $ 28,067,666
Second...............  $0.15125-$0.17875          85%               15%              5,001,148           882,555        5,883,703
Third................  $0.17875-$0.23375          75%               25%             10,002,296         3,334,099       13,336,395
Fourth...............  $0.23375-$0.61             50%               50%             68,424,796        68,424,796      136,849,592
                       -----------------          --                --            ------------       -----------     ------------
Total................        $      0.61                                          $110,934,553        73,202,803     $184,137,356
                                                                                  ============       ===========     ============


             PRO RATA ALLOCATION AMONG CLASSES OF LIMITED PARTNERS


                                                                 TOTAL              PER UNIT
                                                              ------------          --------
Cash distributions to all owners of common units............  $ 79,256,457           $0.61
Cash distributions to all owners of Class B units...........     3,241,174           $0.61
Cash retained for use in Kinder Morgan Energy Partners,
  L.P.'s business (represents equivalent amount of i-unit
  distributions to us as owner of all i-units)..............    28,436,922           $0.61
                                                              ------------           -----
Total.......................................................  $110,934,553
                                                              ============


                DETERMINATION OF I-UNIT AND SHARE DISTRIBUTIONS

                     (ASSUMING $29.13 AVERAGE SHARE PRICE)



                                                                                                       CASH
                                                                                                    EQUIVALENT
                                                                                      TOTAL CASH      AMOUNT
                                                                        PER UNIT OR   EQUIVALENT    PER UNIT OR
                                                               TOTAL     PER SHARE      AMOUNT       PER SHARE
                                                              -------   -----------   -----------   -----------
i-units distributed to us as owner of all i-units...........  976,207      .0209      $28,436,922      $0.61
Additional shares distributed to owners of our outstanding
  shares....................................................  976,207      .0209      $28,436,922      $0.61


     Allocation of Distributions from Interim Capital Transactions. Any distribution by Kinder Morgan Energy Partners, L.P. with respect to available cash that constitutes cash from interim capital transactions will be distributed:

     - 98% to all owners of common units and Class B units pro rata in cash with a distribution to us being made instead in equivalent i-units; and

     - 2% to the general partner,

until Kinder Morgan Energy Partners, L.P. has distributed cash from this source in respect of each common unit outstanding since the original public offering of Kinder Morgan Energy Partners, L.P. in an aggregate amount per unit equal to the initial common unit price, adjusted for splits, of $5.75. Distributions from interim capital transactions to us, as the owner of all i-units, will not be made in cash but will be made in additional i-units.

     As cash from interim capital transactions is distributed, it is treated as if it were a repayment of the initial public offering price of the common units. To reflect that repayment, the first three distribution levels of cash from operations will be adjusted downward proportionately by multiplying each distribution level amount by a fraction, the numerator of which is the unrecovered initial common unit price immediately after giving effect to that distribution and the denominator of which is the unrecovered initial common unit price immediately prior to giving effect to that distribution. For example, assuming the unrecovered initial common unit price is $5.75 per common unit and if cash from the first interim capital transaction of $2.375 per unit is distributed to owners of common units, then the amount of the first three distribution levels would each be reduced to 50% of its then current level. The unrecovered initial common unit price generally is the amount by which the initial common unit price exceeds the aggregate distribution of cash from interim capital transactions per common unit.

     When the initial common unit price is fully recovered, then each of the first three distribution levels will have been reduced to zero. Thereafter all distributions of available cash from all sources will be treated as if they were cash from operations and available cash will be distributed 50% to all classes of units pro rata with a distribution to i-units being made instead in the form of i-units and 50% to the general partner.

ADJUSTMENT OF TARGET DISTRIBUTION LEVELS

     The first three distribution levels of cash from operations will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of units, whether effected by a distribution payable in any type of units or otherwise, but not by reason of the issuance of additional i-units in lieu of distributions of available cash from operations or interim capital transactions or the issuance of additional common units, Class B units or i-units for cash or property. For example, in connection with Kinder Morgan Energy Partners, L.P.'s two-for-one split of the units on August 31, 2001, each of the first three distribution levels was reduced to 50% of its previous level.

     The first three distribution levels may also be adjusted if legislation is enacted which causes Kinder Morgan Energy Partners, L.P. to become taxable as a corporation or otherwise subjects Kinder Morgan Energy Partners, L.P. to taxation as an entity for federal income tax purposes. In that event, the first three distribution levels for each quarter thereafter would be reduced to an amount equal to

     - the product of that distribution level,

     - multiplied by a number which is equal to one minus the sum of:

      -- the highest effective federal income tax rate to which Kinder Morgan
         Energy Partners, L.P. is subject as an entity; plus

      -- any increase that results from that legislation in the effective overall state and local income tax rate to which Kinder Morgan Energy Partners, L.P. is subject as an entity, after taking into account the benefit of any deduction allowable for federal income tax purposes for the payment of state and local income taxes.

     For example, assuming Kinder Morgan Energy Partners, L.P. were not previously subject to state and local income tax, if Kinder Morgan Energy Partners, L.P. were to become taxable as an entity for federal income tax purposes and Kinder Morgan Energy Partners, L.P. became subject to a highest effective federal, and effective state and local, income tax rate of 38% then each of the distribution levels would be reduced to 62% of the amount immediately prior to that adjustment.

DISTRIBUTIONS IN LIQUIDATION

     In the event of a liquidation of Kinder Morgan Energy Partners, L.P., Kinder Morgan, Inc. will be required to purchase all of our outstanding shares for cash at a price equal to the greater of the market value per unit of the common units and the market value per share of our shares. If Kinder Morgan, Inc. does not meet its purchase obligations, the following will be important to you as an owner of shares of Kinder Morgan Management, LLC.

     Upon dissolution of Kinder Morgan Energy Partners, L.P., unless Kinder Morgan Energy Partners, L.P. is reconstituted and continued, the general partner or an authorized liquidator will liquidate Kinder Morgan Energy Partners, L.P.'s assets and apply the proceeds of the liquidation as follows:

     - first, towards the payment of all creditors of Kinder Morgan Energy Partners, L.P. and the creation of a reserve for contingent liabilities; and

     - then, to all partners in accordance with the positive balances in their respective capital accounts.

     Under some circumstances and subject to various limitations, the liquidator may defer liquidation or distribution of Kinder Morgan Energy Partners, L.P.'s assets for a reasonable period of time or distribute undivided interests in those assets if the liquidator determines that an immediate sale would be impractical or would cause undue loss to the partners.

     Upon a liquidation of Kinder Morgan Energy Partners, L.P., it is intended that, to the extent available, we will receive allocations of income and gain, or deduction and loss, in an amount necessary for the capital account attributable to each i-unit to be equal to that of a common unit and a Class B unit.

     Thus, in liquidation, any income or gain generally will be allocated to the general partner and the owners of common units, Class B units and i-units:

     - first, to the owners of i-units until the capital account of each i-unit equals the capital account of each common unit and Class B unit or, if the capital account of an i-unit is greater than the capital account of a common unit, to the owners of common units and Class B units until the capital account of each common unit and Class B unit equals the capital account of each i-unit; and

     - thereafter, between the owners of common units, Class B units and i-units, as limited partners, and Kinder Morgan G.P., Inc., as the general partner, in a manner that approximates their sharing ratios in the various distribution levels and equally on a per unit basis between the i-units and the common and Class B units.

     In liquidation, any deduction or loss generally will be allocated to the general partner and the owners of common units, Class B units and i-units:

     - first, to the owners of common units and Class B units until the capital account of each common unit and Class B unit equals the capital account of each i-unit or, if the capital account of an i-unit is greater than the capital account of a common unit, to the owners of i-units until the capital account of each i-unit equals the capital account of each common unit;

     - second, in proportion to the positive balances in the partners' capital accounts until all the balances are reduced to zero; and

     - thereafter, to the general partner.

     We will owe United States federal income tax, and perhaps state taxes, on any taxable income or gain that is allocated to the i-units in a liquidation of Kinder Morgan Energy Partners, L.P. Our payment of these taxes will reduce the amount of assets that ultimately will be distributed to the holders of our shares. For further information about the tax indemnification agreement and the tax consequences of your investment in our shares, please read "Description of Our Shares -- Tax Indemnity of Kinder Morgan, Inc." and "Material Tax Considerations."

                CAPITALIZATION OF KINDER MORGAN MANAGEMENT, LLC

     The following table describes our capitalization as of March 31, 2002:

     - on an historical basis; and


     - on an as adjusted basis to give effect to the sale of 15,000,000 shares offered by us at the closing price of the shares on the New York Stock Exchange on July 24, 2002 of $29.13, after deducting underwriting discounts and estimated offering expenses, and the application of the net proceeds as described in this prospectus.


     You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes incorporated by reference in this prospectus.

     See "Use of Proceeds."


                                                                            AS ADJUSTED
                                                              MARCH 31,      FOR THIS
                                                                 2002        OFFERING
                                                              ---------     -----------
                                                                   (IN THOUSANDS)
Equity:
  Voting shares.............................................  $      100    $      100
  Shares with limited voting rights.........................   1,039,470     1,458,527
  Retained deficit..........................................     (21,783)      (21,783)
                                                              ----------    ----------
     Total equity...........................................  $1,017,787    $1,436,844
                                                              ==========    ==========



     The as adjusted information in the table excludes 2,250,000 shares issuable upon the exercise of the underwriters' over-allotment option.

             CAPITALIZATION OF KINDER MORGAN ENERGY PARTNERS, L.P.


     The following table sets forth Kinder Morgan Energy Partners, L.P.'s historical capitalization as of March 31, 2002, and its capitalization as adjusted to give effect to the payment by Kinder Morgan Management, LLC of substantially all of the net proceeds from its offering of shares to purchase a number of i-units from Kinder Morgan Energy Partners, L.P. equal to the number of shares of Kinder Morgan Management, LLC to be sold in this offering. These proceeds are expected to be $419.1 million, which represents 15,000,000 shares sold at $29.13 per share after deducting the underwriting discount and expected expenses. Kinder Morgan Energy Partners, L.P. will use those net proceeds to reduce commercial paper debt incurred principally to finance the acquisition of Tejas Gas, LLC and other acquisitions completed since the middle of 2001.


     You should read this table together with Kinder Morgan Energy Partners, L.P.'s "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes thereto incorporated by reference in this prospectus.

     See "Use of Proceeds."


                                                              MARCH 31,
                                                                 2002       AS ADJUSTED
                                                              ----------    -----------
                                                                   (IN THOUSANDS)
Short-term debt.............................................  $  538,582    $  115,249
Long-term debt..............................................   2,959,661     2,959,661
Minority interest(1)........................................      64,480        68,756
Partners' capital:
  Common units, 129,928,618 issued and outstanding..........   1,886,229     1,886,229
  Class B units, 5,313,400 issued and outstanding...........     125,376       125,376
  i-units, 46,617,905 issued and outstanding after the
     offering...............................................   1,034,947     1,454,004
  General partner interest..................................      61,123        61,123
  Accumulated other comprehensive income (loss).............     (27,469)      (27,469)
                                                              ----------    ----------
Total partners' capital.....................................   3,080,206     3,499,263
                                                              ----------    ----------
Total capitalization........................................  $6,642,929    $6,642,929
                                                              ==========    ==========


---------------

(1) The change in minority interest results from the capital contribution by our general partner required pursuant to the partnership agreement.

     The unit numbers do not include:

     - the i-units issuable if the underwriters exercise their over-allotment option to purchase additional shares of Kinder Morgan Management, LLC;

     - the 298,400 common units issuable, subject to vesting, upon exercise of options granted by Kinder Morgan Energy Partners, L.P. and outstanding on March 31, 2002; and


     - the 32,800 units issued upon exercise of options since March 31, 2002.

                     CAPITALIZATION OF KINDER MORGAN, INC.

     The following table sets forth Kinder Morgan, Inc.'s historical capitalization as of March 31, 2002, and its capitalization as adjusted to give effect to the offering, which will result in additional Minority Interest in Equity of Subsidiaries equal to the net proceeds of the offering.

     You should read this table together with Kinder Morgan, Inc.'s "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes thereto incorporated by reference in this prospectus.


                                                              MARCH 31,
                                                                 2002      AS ADJUSTED
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
Short-term debt, including current maturities of long-term
  debt......................................................  $1,268,067   $1,268,067
Long-term debt..............................................   1,883,760    1,883,760
Kinder Morgan, Inc.-obligated mandatorily redeemable
  preferred capital trust securities of subsidiary trust
  holding solely debentures of Kinder Morgan, Inc. .........     275,000      275,000
Minority interest in equity of subsidiaries.................     822,577    1,241,634
Stockholders' equity:
  Preferred stock...........................................          --           --
  Common stock; 150,000,000 shares authorized; par value $5
     per share; outstanding 129,631,879 before deducting
     7,048,111 shares held in treasury......................     648,159      648,159
  Additional paid-in capital................................   1,669,720    1,669,720
  Retained earnings.........................................     302,194      302,194
  Other, principally shares held in treasury................    (364,184)    (364,184)
                                                              ----------   ----------
          Total stockholders' equity........................   2,255,889    2,255,889
                                                              ----------   ----------
Total capitalization........................................  $6,505,293   $6,924,350
                                                              ==========   ==========

                     PRICE RANGE OF SHARES AND COMMON UNITS
                               AND DISTRIBUTIONS

     The following table presents the high and low sales prices as reported on the New York Stock Exchange composite transactions reporting system and distributions on our shares and the common units of Kinder Morgan Energy Partners, L.P. by quarter for 2001 and 2002.


                                                                      DISTRIBUTIONS ON KINDER MORGAN
                                                                       ENERGY PARTNERS, L.P. COMMON
                                                                           UNITS AND OUR SHARES
                                                  KINDER MORGAN     ----------------------------------
                                                     ENERGY            DISTRIBUTION
                                                 PARTNERS, L.P.        PER UNIT AND          TOTAL
                                OUR SHARE          COMMON UNIT          EQUIVALENT          NUMBER
                            MARKET PRICE DATA   MARKET PRICE DATA   DISTRIBUTION VALUE   OF ADDITIONAL
                            -----------------   -----------------       PER SHARE           SHARES
                              LOW      HIGH       LOW      HIGH           (1)(2)          DISTRIBUTED
                            -------   -------   -------   -------   ------------------   -------------
2001
Quarter ended:
  March 31................    (3)       (3)     $26.13    $31.73          $0.525            (2)
  June 30.................  $33.800   $36.275    30.67     36.70           0.525            441,400
  September 30............   29.100    37.095    30.75     37.08           0.550            444,961
  December 31.............   34.250    39.540    34.55     39.05           0.550            453,970

2002
Quarter ended:
  March 31................  $ 25.90   $ 39.10   $26.00    $38.89          $0.590            527,572
  June 30.................  $ 30.40   $ 36.71   $30.50    $36.85        (4)                 (4)
  (Through July 24,
     2002)................  $ 27.35   $ 34.40   $23.90    $34.34



     On July 24, 2002, the last reported sales price of our shares and the common units of Kinder Morgan Energy Partners, L.P. was $29.13 and $30.00, respectively.


(1) This is the cash distribution paid or payable to each common unit of Kinder Morgan Energy Partners, L.P. for the quarter indicated and is used to calculate our distribution of shares as discussed below. Because of this calculation, the market value of the shares distributed on the date of distribution may be less or more than the cash distribution per common unit of Kinder Morgan Energy Partners, L.P.

(2) Our first quarterly distribution after the issuance of the shares in May 2001 was for the second quarter of 2001.

(3) Our shares commenced trading on the New York Stock Exchange on a when-issued basis on May 15, 2001.


(4) Kinder Morgan Energy Partners, L.P. has declared a cash distribution for the second quarter of 2002 of $0.61 per common unit, payable on August 14, 2002 to holders of record on July 31, 2002. We also will make a $0.61 per share distribution, payable on August 14, 2002 to shareholders of record as of July 31, 2002, in the form of additional shares, valued at the average closing price of the shares for the 10 trading days prior to the ex-dividend date. As a result, the total number of additional shares to be distributed cannot yet be calculated.

                           DESCRIPTION OF OUR SHARES

     The following is a summary of the principal documents which relate to our shares, as well as documents which relate to the Kinder Morgan Energy Partners, L.P. i-units that we own and that will be purchased by us upon completion of the offering. Copies of those documents are on file with the SEC as part of our registration statement. See "Where You Can Find Additional Information" for information on how to obtain copies. You should refer to the provisions of each of the following agreements because they, and not this summary, will govern your rights as a holder of our shares. These agreements include:

     - our limited liability company agreement, which provides for the issuance of our shares, distributions and limited voting rights attributable to our shares and which establishes the rights, obligations and limited circumstances for the mandatory and optional purchase of our shares by Kinder Morgan, Inc. as provided in the Kinder Morgan, Inc. purchase provisions;

     - the Kinder Morgan, Inc. purchase provisions, which are part of our limited liability company agreement and which provide for the optional and mandatory purchase of our shares in the limited circumstances set forth in our limited liability company agreement;

     - the Kinder Morgan, Inc. tax indemnification agreement, which provides that Kinder Morgan, Inc. will indemnify us for any tax liability attributable to our formation or our management and control of the business and affairs of Kinder Morgan Energy Partners, L.P. and for any taxes arising out of a transaction involving our i-units to the extent the transaction does not generate sufficient cash to pay our taxes;

     - the Kinder Morgan Energy Partners, L.P. limited partnership agreement, which establishes the i-units as a class of limited partner interest in Kinder Morgan Energy Partners, L.P. and specifies the relative rights and preferences of the i-units; and

     - the delegation of control agreement among us, Kinder Morgan G.P., Inc. and Kinder Morgan Energy Partners, L.P. and its operating partnerships, which delegates to us, to the fullest extent permitted under Delaware law and the Kinder Morgan Energy Partners, L.P. partnership agreement, the power and authority to manage and control the business and affairs of Kinder Morgan Energy Partners, L.P. and its operating partnerships, subject to Kinder Morgan G.P., Inc.'s right to approve specified actions.

DISTRIBUTIONS

     General. Under the terms of our limited liability company agreement, except in connection with our liquidation, we do not pay distributions on our shares in cash. Instead, we make distributions on our shares in additional shares or fractions of shares. At the same time that Kinder Morgan Energy Partners, L.P. makes any cash distribution on the common units, we distribute on each of our shares that fraction of a share determined by dividing the amount of the cash distribution to be made by Kinder Morgan Energy Partners, L.P. on each common unit by the average market price of a share determined for the ten consecutive trading days immediately prior to the ex-dividend date for our shares.


     Kinder Morgan Energy Partners, L.P. distributes an amount equal to 100% of its available cash to its unitholders of record on the applicable record date and the general partner within approximately 45 days after the end of each quarter. Available cash is generally, for any calendar quarter, all cash received by Kinder Morgan Energy Partners, L.P. from all sources less all of its cash disbursements and net additions to reserves. On May 15, 2002, Kinder Morgan Energy Partners, L.P. paid a quarterly distribution to owners of its common units of $.59 per common unit. Kinder Morgan Energy Partners, L.P. has declared a quarterly distribution payable on August 14, 2002, to holders of record on July 31, 2002, of $.61 per common unit, or an indicated rate of $2.44 per common unit on an annual basis.

     The Kinder Morgan Energy Partners, L.P. partnership agreement provides for distributions to the extent of available cash to common unitholders, Class B unitholders and the general partner in cash and to us in additional i-units except in the event of a liquidation or dissolution. Therefore, generally, non-liquidating distributions will be made in cash to owners of common units, Class B units and the general partner and in additional i-units to us.

     We also will distribute to owners of our shares additional shares if owners of common units receive a cash distribution or other cash payment on their common units other than a regular quarterly distribution. In that event, we will distribute on each share that fraction of a share determined by dividing the cash distribution declared by Kinder Morgan Energy Partners, L.P. on each common unit by the average market price of a share determined for a ten consecutive trading day period ending on the trading day immediately prior to the ex-dividend date for the shares.

     Our limited liability company agreement provides that a shareholder's right to a distribution that has been declared (or for which a record date has been set) but that has not yet been made ceases on the purchase date if the funds for Kinder Morgan, Inc.'s optional or mandatory purchase of the shares are deposited with the transfer agent and the notice of purchase has been given.

     There is no public market for trading fractional shares. We issue fractional shares in payment of the distribution to owners of our shares. No fraction of a share can be traded on any exchange on which our shares are traded until a holder acquires the remainder of the fraction and has a whole share.

     The term average market price is used above in connection with the share distributions and it is used below in connection with the optional and mandatory purchase of our shares. When we refer to the average market price of a share or a common unit, we mean the average closing price of a share or common unit during the ten consecutive trading days prior to the determination date but not including that date, unless a longer or shorter number of trading days is expressly noted.

     The closing price of securities on any day means:

     - for securities listed on a national securities exchange, the last sale price for that day, regular way, or, if there are no sales on that day, the average of the closing bid and asked prices for that day, regular way, in either case as reported in the principal composite transactions reporting system for the principal national securities exchange on which the securities are listed;

     - if the securities are not listed on a national securities exchange

      -- the last quoted price on that day, or, if no price is quoted, the average of the high bid and low asked prices on that day, each as reported by NASDAQ;

      -- if on that day the securities are not so quoted, the average of the closing bid and asked prices on that day furnished by a professional market maker in the securities selected by our board of directors in its sole discretion (or, in the cases of mandatory or optional purchases, by the board of directors of Kinder Morgan, Inc.); or

      -- if on that day no market maker is making a market in the securities, the fair value of the securities as determined by our board of directors in its sole discretion (or, in the cases of mandatory or optional purchases, by the board of directors of Kinder Morgan, Inc.).

     A trading day for securities means a day on which:

     - the principal national securities exchange on which the securities are listed is open for business, or

     - if the securities are not listed on any national securities exchange, a day on which banking institutions in New York, New York generally are open.

     Distributions are made in accordance with the New York Stock Exchange's distribution standards.

LIMITED VOTING RIGHTS


     The shares we have previously sold to the public and the shares we are offering to the public now do not entitle owners of such shares to vote on the election of our directors. Kinder Morgan G.P., Inc. owns all shares eligible to elect our directors and elects all of our directors. Owners of our shares are entitled to vote on the specified matters described under the following caption.


     Actions Requiring Vote of Owners of Our Shares. Our limited liability company agreement provides that we will not, without the approval of a majority of the shares owned by persons other than Kinder Morgan, Inc. and its affiliates, amend, alter or repeal any of the provisions of our limited liability company agreement, including the Kinder Morgan, Inc. purchase provisions, the Kinder Morgan, Inc. tax indemnification agreement or the delegation of control agreement, in a manner that materially adversely affects the preferences or rights of the owners of our shares as determined in the sole discretion of our board of directors, or reduces the time for any notice to which the holders of our shares may be entitled, except as provided below under "Actions Not Requiring the Vote of Holders."

     Under the terms of Kinder Morgan Energy Partners, L.P.'s partnership agreement, the i-units are entitled to vote on all matters on which the common units are entitled to vote. We will submit to a vote of our shareholders any matter submitted to us by Kinder Morgan Energy Partners, L.P. for a vote of i-units. We will vote our i-units in the same way that our shareholders vote their shares for or against a matter, including non-votes or abstentions. In general, the i-units, common units and Class B units will vote together as a single class, with each i-unit, common unit and Class B unit having one vote. The i-units vote separately as a class on:

     - amendments to the Kinder Morgan Energy Partners, L.P. partnership agreement that would have a material adverse effect on the rights or preferences of holders of the i-units in relation to the other outstanding classes of units;

     - the approval of the withdrawal of Kinder Morgan G.P., Inc. as the general partner of Kinder Morgan Energy Partners, L.P. in some circumstances; and

     - the transfer to a non-affiliate by Kinder Morgan G.P., Inc. of all its interest as a general partner of Kinder Morgan Energy Partners, L.P.

     Our limited liability company agreement also provides that we will not, without the approval of a majority of our shares owned by persons other than Kinder Morgan, Inc. and its affiliates, take an action that we have covenanted not to take without shareholder approval, as summarized below, or issue any shares of classes other than the two classes of shares that are currently outstanding.

     Limitations on Voting Rights of Kinder Morgan, Inc. and its Affiliates. The shares owned by Kinder Morgan, Inc. and its affiliates, generally, are entitled to vote on any matter submitted to us as the owner of i-units. Shares owned by Kinder Morgan, Inc. or its affiliates will not, however, be entitled to vote on the matters described below when submitted to a vote of shareholders to

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

determine how the i-units should be voted as long as Kinder Morgan, Inc. or its affiliates owns our voting shares:

     - any matters on which the i-units vote as a separate class;

     - a proposed removal of the general partner of Kinder Morgan Energy Partners, L.P.;

     - some proposed transfers of all of the general partner's interest as the general partner of Kinder Morgan Energy Partners, L.P. and the admission of any successor transferee as a successor general partner; and

     - a proposed withdrawal of the general partner of Kinder Morgan Energy Partners, L.P. in some circumstances.

     When any shares, including voting shares, owned by Kinder Morgan, Inc. and its affiliates are not entitled to vote as described above, they will be treated as not outstanding. Therefore, they will not be included in the numerator of the number of shares voting for approval or the denominator of the number of shares outstanding in determining whether the required percentage has been voted to approve a matter. Similarly, a number of i-units equal to the number of our shares, including voting shares, owned by Kinder Morgan, Inc. and its affiliates will be treated as not being outstanding and will not be included in the numerator or denominator in determining if the required percentage of i-units or total units has been voted to approve a matter.

     Limitations on Voting Rights of 20% or More Holders. A person or group owning 20% or more of the aggregate number of issued and outstanding common units and shares is not entitled to vote its shares. Therefore, such shares will not be included in the numerator of the number of shares voting for approval or the denominator of the numbers of shares outstanding in determining whether the required percentage has been voted to approve a matter. This limitation does not apply to Kinder Morgan, Inc. and its affiliates, including Kinder Morgan G.P., Inc., although, as described above, there are a number of matters on which Kinder Morgan, Inc. and its affiliates may not vote.

     Actions Not Requiring the Vote of Holders. The relevant agreements provide that notwithstanding the voting provisions described above, we may make changes in the terms of our shares, our limited liability company agreement (including the purchase provisions), the tax indemnification agreement and the delegation of control agreement without any approval of holders of our shares, in order to meet the requirements of applicable securities and other laws and regulations and exchange rules, to effect the intent of the provisions of the limited liability company agreement and to make other changes which our board of directors determines in its sole discretion will not have a material adverse effect on the preferences or rights associated with our shares or reduce the time for any notice to which the holders of our shares may be entitled. The agreements provide that we are also permitted, in the good faith discretion of our board of directors, to amend the terms of the shares and these agreements without the approval of holders of shares to accommodate the assumption of the obligations of Kinder Morgan, Inc. by a person, other than Kinder Morgan, Inc. and its affiliates, who becomes the beneficial owner of more than 50% of the total voting power of all shares of capital stock of the general partner of Kinder Morgan Energy Partners, L.P. in a transaction that does not constitute a mandatory purchase event but that requires the vote of the holders of the outstanding common units and shares, or to accommodate changes resulting from a merger, recapitalization, reorganization or similar transaction involving Kinder Morgan Energy Partners, L.P. which in each case does not constitute a mandatory purchase event but that requires the vote of the holders of the outstanding common units and shares. We believe that amendments made pursuant to these agreements, except in some cases in the context of a merger, recapitalization, reorganization or similar transaction, would not be significant enough to constitute the issuance of a new security;

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

but, if an amendment constituted the issuance of a new security, we would have to register the issuance of the securities with the SEC or rely on an exemption from registration.

ANTI-DILUTION ADJUSTMENTS

     The partnership agreement of Kinder Morgan Energy Partners, L.P. provides that Kinder Morgan Energy Partners, L.P. will adjust proportionately the number of i-units held by us through the payment to us of an i-unit distribution or by causing an i-unit subdivision, split or combination if various events occur, including:

     - the payment of a common unit distribution on the common units; and

     - a subdivision, split or combination of the common units.

     Our limited liability company agreement provides that the number of all of our outstanding shares, including the voting shares, shall at all times equal the number of i-units we own. If there is a change in the number of i-units we own, we will make to all our shareholders a share distribution or effect a share split or combination to provide that at all times the number of shares outstanding equals the number of i-units we own. Through the combined effect of the provisions in the Kinder Morgan Energy Partners, L.P. partnership agreement and the provisions of our limited liability company agreement, the number of outstanding shares and i-units always will be equal.

COVENANTS

     Our limited liability company agreement provides that our activities will be limited to being a limited partner in, and controlling and managing the business and affairs of, Kinder Morgan Energy Partners, L.P. and its operating partnerships and engaging in any lawful business, purpose or activity related thereto. It also includes provisions that are intended to maintain a one-to-one relationship between the number of i-units we own and our outstanding shares, including provisions:

     - prohibiting our sale, pledge or other transfer of i-units;

     - prohibiting our issuance of options, warrants or other securities entitling the holder to subscribe for or purchase our shares;

     - prohibiting us from borrowing money or issuing debt;

     - prohibiting a liquidation, merger or recapitalization or similar transactions involving us; and

     - prohibiting our purchase of any of our shares, including voting shares.

     Under the terms of the Kinder Morgan Energy Partners, L.P. partnership agreement, Kinder Morgan Energy Partners, L.P. agrees that it will not:

     - except in liquidation, make a distribution on an i-unit other than in additional i-units or a security that has in all material respects the same rights and privileges as the i-units;

     - make a distribution on a common unit other than in cash, in additional common units or a security that has in all material respects the same rights and privileges as the common units;

     - allow an owner of common units to receive any consideration other than cash, common units or a security that has in all material respects the same rights and privileges as the common units, or allow us, as the owner of the i-units, to receive any consideration other than i-units or a security that has in all material respects the same rights and privileges as the i-units in a:

          -- merger in which Kinder Morgan Energy Partners, L.P. is not the survivor, if the unitholders of Kinder Morgan Energy Partners, L.P. immediately prior to the transaction own more than 50% of the residual common equity securities of the survivor immediately after the transaction;

          -- merger in which Kinder Morgan Energy Partners, L.P. is the survivor, if the unitholders of Kinder Morgan Energy Partners, L.P. immediately prior to the transaction own more than 50% of the limited partner interests in Kinder Morgan Energy Partners, L.P. immediately after the transaction; or

          -- recapitalization, reorganization or similar transaction;

     - be a party to a merger in which Kinder Morgan Energy Partners, L.P. is not the survivor, sell substantially all of its assets to another person or enter into similar transactions if:

          -- the survivor of the merger or the other person is to be controlled by Kinder Morgan, Inc. or its affiliates after the transaction; and

          -- the transaction would be a mandatory purchase event;

     - make a tender offer for common units unless the consideration:

          -- is exclusively cash; and

          -- together with any cash payable in respect of any tender offer by Kinder Morgan Energy Partners, L.P. for the common units concluded within the preceding 360 days and the aggregate amount of any cash distributions to all owners of common units made within the preceding 360 day period is less than 12% of the aggregate average market value of all classes of units of Kinder Morgan Energy Partners, L.P. determined on the trading day immediately preceding the commencement of the tender offer; or

     - issue any of its i-units to any person other than us.

     The Kinder Morgan Energy Partners, L.P. partnership agreement provides that when any cash is to be received by a common unitholder as a result of a consolidation or merger of Kinder Morgan Energy Partners, L.P. with or into another person, other than a consolidation or merger in which Kinder Morgan Energy Partners, L.P. is a survivor and which does not result in any reclassification, conversion, exchange or cancellation of outstanding common units, or as a result of the sale or other disposition to another person of all or substantially all of the assets of Kinder Morgan Energy Partners, L.P., that payment will require Kinder Morgan Energy Partners, L.P. to issue additional i-units or fractions of i-units to us except in liquidation. The distribution of additional i-units or fractions of i-units will be equal to the cash distribution on each common unit divided by the average market price of one of our shares determined for a consecutive ten day trading period ending immediately prior to the effective date of the transaction. This will result in us also issuing an equal number of shares to the holders of our shares.

OPTIONAL PURCHASE

     The Kinder Morgan, Inc. purchase provisions, which are part of our limited liability company agreement, provide that if at any time Kinder Morgan, Inc. and its affiliates own 80% or more of our outstanding shares, then Kinder Morgan, Inc. has the right, but not the obligation, to purchase for cash all of our outstanding shares that Kinder Morgan, Inc. and its affiliates do not own. Kinder Morgan, Inc. can exercise its right to make that purchase by delivering notice to the transfer agent for the shares of its election to make the purchase not less than ten days and not more than 60 days prior to the date which it selects for the purchase. We will use reasonable efforts to cause the transfer agent to mail the notice of the purchase to the record holders of the shares. As of July 15, 2002, Kinder Morgan, Inc. and its affiliates owned approximately 23.7% of our outstanding shares.


     The price at which Kinder Morgan, Inc. may make the optional purchase is equal to 110% of the higher of:

     - the average market price for the shares for the ten consecutive trading days ending on the fifth trading day prior to the date the notice of the purchase is given; and


     - the highest price Kinder Morgan, Inc. or its affiliates paid for the shares during the 90 day period ending on the day prior to the date the notice of purchase is given, excluding exchanges or cash settlements pursuant to the exchange feature that was part of our limited liability company agreement until July 23, 2002.



     The Kinder Morgan, Inc. purchase provisions, which are a part of our limited liability company agreement, and Kinder Morgan Energy Partners, L.P.'s partnership agreement each provides that if at any time Kinder Morgan, Inc. and its affiliates own 80% or more of the outstanding common units and the outstanding shares on a combined basis, then Kinder Morgan, Inc. has the right to purchase all of our shares that Kinder Morgan Inc. and its affiliates do not own, but only if the general partner of Kinder Morgan Energy Partners, L.P., elects to purchase all of the common units that Kinder Morgan, Inc. and its affiliates do not own. As of July 15, 2002, Kinder Morgan, Inc. and its affiliates owned less than 25% of the outstanding common and Class B units of Kinder Morgan Energy Partners, L.P. and our shares on a combined basis. The price at which Kinder Morgan, Inc. and the general partner may make the optional purchase is equal to the highest of:


     - the average market price of our shares or the common units, whichever is higher, for the 20 consecutive trading days ending five days prior to the date on which the notice of the purchase is given; and


     - the highest price Kinder Morgan, Inc. or its affiliates paid for such shares or common units, whichever is higher, during the 90 day period ending on the day prior to the date the notice of purchase is given, excluding exchanges or cash settlements pursuant to the exchange feature that was part of our limited liability company agreement until July 23, 2002.


     Kinder Morgan, Inc. or the general partner, as the case may be, may exercise its right to make the optional purchase by giving notice to the transfer agent for the shares and for the common units of its election to make the optional purchase not less than ten days and not more than 60 days prior to the date which it selects for the purchase. We will use reasonable efforts to also cause the transfer agents to mail that notice of the purchase to the record holders of our shares.

     If either elects to purchase either our shares or the combination of the common units and our shares, Kinder Morgan, Inc. and, if applicable, the general partner, will deposit the aggregate purchase price for the shares and the common units, as the case may be, with the respective transfer agents. On and after the date set for the purchase, the holders of the shares or the common units, as the case may be, will have no rights as holders of shares or common units, except to receive the purchase price, and their shares or common units will be deemed to be transferred to Kinder Morgan, Inc., or the general partner in the case of the common units, for all purposes.

     Kinder Morgan, Inc. will comply with Rule 13e-3 under the Securities Exchange Act if it makes an optional purchase.

MANDATORY PURCHASE

     General. Under the terms of the Kinder Morgan, Inc. purchase provisions, upon the occurrence of any of the following mandatory purchase events, Kinder Morgan, Inc. will be required to purchase for cash all of our shares that it and its affiliates do not own at a purchase price equal to the higher of the average market price for the shares and the average market price for common units as determined for the ten-day trading period immediately prior to the date of the applicable event.

     A mandatory purchase event means any of the following:

     - the first day on which the aggregate distributions or other payments by Kinder Morgan Energy Partners, L.P. on the common units, other than distributions or payments made in common units or in securities which have in all material respects the same rights and privileges as common units but including distributions or payments made pursuant to an issuer tender offer by Kinder Morgan Energy Partners, L.P., during the immediately preceding 360-day period exceed 50% of the average market price of a common unit during the ten consecutive trading day period ending on the last trading day prior to the first day of that 360-day period.

     - the occurrence of an event resulting in Kinder Morgan, Inc. and its affiliates ceasing to be the beneficial owner, as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, of more than 50% of the total voting power of all shares of capital stock of the general partner of Kinder Morgan Energy Partners, L.P., unless:

          -- the event results in another person becoming the beneficial owner of more than 50% of the total voting power of all shares of capital stock of the general partner of Kinder Morgan Energy Partners, L.P.;

          -- that other person is organized under the laws of a state in the United States;

          -- that other person has long term unsecured debt with an investment grade credit rating, as determined by Moody's Investor Services, Inc. and Standard & Poor's Rating Service, immediately prior to the event; and

          -- that other person assumes all obligations of Kinder Morgan, Inc. to us and to the owners of the shares under the purchase provisions and the tax indemnification agreement.

     - the merger of Kinder Morgan Energy Partners, L.P. with or into another person in any case where Kinder Morgan Energy Partners, L.P. is not the surviving entity, or the sale of all or substantially all of the assets of Kinder Morgan Energy Partners, L.P. and its subsidiaries, taken as a whole, to another person, unless in the transaction:

          -- the owners of common units receive in exchange for their common units a security of such other person that has in all material respects the same rights and privileges as the common units;

          -- we receive in exchange for all of the i-units a security of such other person that has in all material respects the same rights and privileges as the i-units;

          -- no consideration is received by an owner of common units other than securities that have in all material respects the same rights and privileges as the common units and/or cash, and the amount of cash received per common unit does not exceed 33 1/3% of the average market price of a common unit during the ten trading day period ending immediately prior to the date of execution of the definitive agreement for the transaction; and

          -- no consideration is received by the owners of i-units other than securities of such other person that have in all material respects the same rights and privileges as the i-units.

     Procedure. Within three business days following any event requiring a mandatory purchase by Kinder Morgan, Inc., Kinder Morgan, Inc. will mail or deliver to the transfer agent for mailing to each holder of record of the shares on the earlier of the date of the purchase event and the most recent practicable date, a notice stating:

     - that a mandatory purchase event has occurred and that Kinder Morgan, Inc. will purchase such holder's shares for the purchase price described above;

     - the circumstances and relevant facts regarding the mandatory purchase event;

     - the dollar amount per share of the purchase price;

     - the purchase date, which shall be no later than five business days from the date such notice is mailed; and

     - the instructions a holder must follow in order to have the holder's shares purchased.

     On or prior to the date of the purchase, Kinder Morgan, Inc. will irrevocably deposit with the transfer agent funds sufficient to pay the purchase price. Following the purchase date, a share owned by any person other than Kinder Morgan, Inc. and its affiliates will only represent the right to receive the purchase price.

     For purposes of the optional and mandatory purchase provisions, including the definitions of the mandatory purchase events, Kinder Morgan, Inc. will be deemed to include Kinder Morgan, Inc., its successors by merger, and any entity that succeeds to Kinder Morgan, Inc.'s obligations under the purchase provisions and the tax indemnification agreement in connection with an acquisition of all or substantially all of the assets of Kinder Morgan, Inc.

     Kinder Morgan, Inc. will comply with Rule 13e-3 under the Securities Exchange Act in connection with the occurrence of a mandatory purchase event.

TAX INDEMNITY OF KINDER MORGAN, INC.

     We have a tax indemnification agreement with Kinder Morgan, Inc. Pursuant to this agreement, Kinder Morgan, Inc. agreed to indemnify us for any tax liability attributable to our formation or our management and control of Kinder Morgan Energy Partners, L.P., and for any taxes arising out of a transaction involving our i-units to the extent the transaction does not generate sufficient cash to pay our taxes.

TRANSFER AGENT AND REGISTRAR

     EquiServe Trust Company, N.A., whose address is 525 Washington Blvd., Jersey City, New Jersey 07310, serves as transfer agent and registrar for our shares and receives a fee from us for serving in those capacities. All fees charged by the transfer agent for transfers of shares will be borne by us and reimbursable by Kinder Morgan Energy Partners, L.P. and not by you, except that fees similar to those customarily paid by shareholders for surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges, special charges for services requested by you and other similar fees or charges will be borne by you. There will be no charge to you for disbursements by us of share distributions. We indemnify the transfer agent and registrar against all claims and losses that may arise out of acts performed or omitted in respect of our activities. However, we will not indemnify such persons for any liability due to any negligence, gross negligence, bad faith or intentional misconduct of the indemnified person or entity.

     The transfer agent and registrar may at any time resign, by notice to us, or be removed by us. That resignation or removal would become effective upon the appointment by us of a successor transfer agent and registrar and its acceptance of that appointment. If no successor has been appointed and accepted that appointment within 30 days after notice of that resignation or removal, we are authorized to act as the transfer agent and registrar until a successor is appointed.

REPLACEMENT OF SHARE CERTIFICATES

     We will replace any mutilated certificate at your expense upon surrender of that certificate to the transfer agent. We will replace certificates that become destroyed, lost or stolen at your expense upon delivery to us and the transfer agent of satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by us or by the transfer agent.

FRACTIONAL SHARES

     We will make distributions of additional shares, including fractional shares. Records of fractional interests held by the holders of shares will be maintained by the Depositary Trust Company or the broker or other nominees through which you hold your shares. You will be able to sell such fractional shares on the New York Stock Exchange only when they equal, in the aggregate, whole shares. Certificates representing fractional shares will not be issued under any circumstances. Fractional shares will receive distributions when distributions are made on our shares. All fractional shares will be rounded down, if necessary, and stated in six decimal places.

                           DESCRIPTION OF THE i-UNITS

     The i-units are a separate class of limited partner interests in Kinder Morgan Energy Partners, L.P. All the i-units will be owned by us and will not be publicly traded. A number of the covenants in our limited liability company agreement and in Kinder Morgan Energy Partners, L.P.'s partnership agreement affect us as the holder of i-units. For a description of the material covenants, see "Description of Our Shares -- Covenants."

VOTING RIGHTS

     Owners of i-units generally vote together with the common units and Class B units as a single class and sometimes vote as a class separate from the holders of common units and Class B units. The i-units have the same voting rights as the common units and Class B units voting together as a single class on the following matters:

     - a sale or exchange of all or substantially all of Kinder Morgan Energy Partners, L.P.'s assets;

     - the election of a successor general partner in connection with the removal of the general partner;

     - a dissolution or reconstitution of Kinder Morgan Energy Partners, L.P.;

     - a merger of Kinder Morgan Energy Partners, L.P.; and

     - some amendments to the partnership agreement, including any amendment that would cause Kinder Morgan Energy Partners, L.P. to be treated as a corporation for income tax purposes.

     The i-units vote separately as a class on the following:

     - Amendments to the Kinder Morgan Energy Partners, L.P. partnership agreement that would have a material adverse effect on the rights or preferences of the holders of the i-units in relation to the other classes of units. This kind of an amendment requires the approval of two-thirds of the outstanding i-units other than the number of i-units corresponding to the number of shares owned by Kinder Morgan, Inc. and its affiliates.

     - The approval of the withdrawal of the general partner in some circumstances or the transfer to a non-affiliate of all of its interest as a general partner. These matters require the approval of a majority of the outstanding i-units other than the number of i-units corresponding to the number of shares owned by Kinder Morgan, Inc. and its affiliates.

     In all cases, i-units will be voted in proportion to the affirmative and negative votes, abstentions and non-votes of owners of our shares.

     For further information regarding the voting rights of i-units and shares of Kinder Morgan Management, LLC, see "Description of Our Shares -- Limited Voting Rights."

DISTRIBUTIONS AND PAYMENTS

     The number of i-units distributed to us by Kinder Morgan Energy Partners, L.P. is based upon the amount of cash to be distributed by Kinder Morgan Energy Partners, L.P. to an owner of a common unit. Kinder Morgan Energy Partners, L.P. distributes to us a number of i-units equal to the number of shares distributed by us.

     Typically, if cash is paid to the holders of common units, we, as the owner of i-units, receive additional i-units or fractions of i-units instead of cash. The fraction of an i-unit received per i-unit owned by us is determined as if the cash payment on the common unit were a cash distribution.

If additional units are distributed to the owners of common units, as the owner of i-units, we receive an equivalent amount of units based on the number of i-units that we own.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     In the case of any of the following events:

     - any consolidation or merger of Kinder Morgan Energy Partners, L.P. with or into another person,

     - any consolidation or merger of another person into Kinder Morgan Energy Partners, L.P., except a consolidation or merger which does not result in any reclassification, conversion, exchange or cancellation of the outstanding common units of Kinder Morgan Energy Partners, L.P., or

     - any sale or other disposition of all or substantially all the properties and assets of Kinder Morgan Energy Partners, L.P.,

if the owners of the common units receive cash in the transaction, a distribution on each i-unit will be made in additional i-units or fractions of i-units determined by dividing the cash received on a common unit by the average market price of one of our shares determined for a ten consecutive day trading period ending immediately prior to the effective date of the transaction, except that in the case of a liquidation, as the owner of the i-units, we will receive the distribution provided pursuant to the liquidation provisions in Kinder Morgan Energy Partners, L.P.'s partnership agreement.

UNITED STATES FEDERAL INCOME TAX CHARACTERISTICS AND DISTRIBUTION UPON LIQUIDATION OF KINDER MORGAN ENERGY PARTNERS, L.P.

     The i-units we own generally will not be allocated income, gain, loss or deduction until such time as there is a liquidation of Kinder Morgan Energy Partners, L.P. Therefore, we do not anticipate that we will have material amounts of taxable income resulting from the ownership of the i-units unless we enter into a sale or exchange of the i-units or Kinder Morgan Energy Partners, L.P. is liquidated.

     Upon the liquidation of Kinder Morgan Energy Partners, L.P., Kinder Morgan, Inc. is obligated to purchase all of our outstanding shares at a price equal to the higher of the average market price for the shares or the common units. If Kinder Morgan, Inc., fails to do so, then the value of your shares will depend on the amount of the liquidating distribution received by us as the owner of the i-units and the taxes we incur as a result of that liquidation.

     The liquidating distribution per i-unit may be less than the liquidating distribution received per common unit. The liquidating distribution for each i-unit and common unit will depend upon the relative per unit capital accounts of the i-units and the common units at liquidation. It is anticipated that over time the capital account per common unit will exceed the capital account per i-unit because the common units will be allocated income and gain prior to liquidation, but the i-units will not. At liquidation, it is intended that each i-unit will be allocated income and gain in an amount necessary for the capital account attributable to each i-unit to be equal to that of a common unit. However, there may not be sufficient amounts of income and gain at liquidation to cause the capital account of an i-unit to be increased to that of a common unit. In that event, the liquidating distribution per common unit will exceed the liquidating distribution per i-unit.

     Additionally, we may recognize higher taxable income per i-unit than the holders of common units. As a result of the allocation of income and gain to the i-units, we likely will recognize taxable income upon the liquidation of Kinder Morgan Energy Partners, L.P. In the event income and gain is allocated to each i-unit, then, because of taxes we pay, shareholders will receive less than the holders of the common units.

     Because of these factors, and if Kinder Morgan, Inc. fails to purchase our shares as described above, the value of our shares likely will be lower than the value of the common units upon the liquidation of Kinder Morgan Energy Partners, L.P.

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

                                    BUSINESS

KINDER MORGAN MANAGEMENT, LLC

     We are a limited liability company formed in Delaware on February 14, 2001. Pursuant to a delegation of control agreement among Kinder Morgan G.P., Inc., Kinder Morgan Energy Partners, L.P., the operating partnerships owned by Kinder Morgan Energy Partners, L.P. and us:

     - Kinder Morgan G.P., Inc., as general partner of Kinder Morgan Energy Partners, L.P., delegated to us, to the fullest extent permitted under Delaware law and the Kinder Morgan Energy Partners, L.P. partnership agreement, and we assumed, all of Kinder Morgan G.P., Inc.'s power and authority to manage and control the business and affairs of Kinder Morgan Energy Partners, L.P. and the operating partnerships owned by Kinder Morgan Energy Partners, L.P.; and

     - We have agreed that we will not take any of the following actions without the approval of Kinder Morgan G.P., Inc.:

        -- amend or propose an amendment to the Kinder Morgan Energy Partners, L.P. partnership agreement,

        -- change the amount of the distribution made on the Kinder Morgan Energy Partners, L.P. common units,

        -- allow a merger or consolidation involving Kinder Morgan Energy Partners, L.P.,

        -- allow a sale or exchange of all or substantially all of the assets of Kinder Morgan Energy Partners, L.P.,

        --  dissolve or liquidate Kinder Morgan Energy Partners, L.P.,

        --  take any action requiring unitholder approval,

        -- call any meetings of the Kinder Morgan Energy Partners, L.P. common unitholders,

        -- take any action that, under the terms of the partnership agreement of Kinder Morgan Energy Partners, L.P., must or should receive a special approval of the conflicts and audit committee of Kinder Morgan G.P., Inc.,

        -- take any action that, under the terms of the partnership agreement of Kinder Morgan Energy Partners, L.P., cannot be taken by the general partner without the approval of all outstanding units,

        -- settle or compromise any claim or action directly against or otherwise relating to indemnification of our or the general partner's (and respective affiliates) officers, directors, managers or members or relating to our structure or securities,

        -- settle or compromise any claim or action relating to the i-units, the shares or any offering of shares,

        --  settle or compromise any claim or action involving tax matters,

        -- allow Kinder Morgan Energy Partners, L.P. to incur indebtedness if the aggregate amount of its indebtedness then exceeds 50% of the market value of then outstanding units of Kinder Morgan Energy Partners, L.P., or

        -- allow Kinder Morgan Energy Partners, L.P. to issue units in one transaction, or in a series of related transactions, having a market value in excess of 20% of the market value of then outstanding units of Kinder Morgan Energy Partners, L.P.

     - Kinder Morgan G.P., Inc.:

        -- is not relieved of any responsibilities or obligations to Kinder Morgan Energy Partners, L.P. or its unitholders as a result of such delegation,

        --  owns or one of its affiliates owns all of our voting shares, and

        -- will not withdraw as general partner of Kinder Morgan Energy Partners, L.P. or transfer to a non-affiliate all of its interest as general partner, unless approved by both the holders of a majority of each of the i-units and the holders of a majority of all units voting as a single class, excluding common units and Class B units held by Kinder Morgan G.P., Inc. and its affiliates and excluding the number of i-units corresponding to our shares owned by Kinder Morgan G.P., Inc. and its affiliates.

     - Kinder Morgan Energy Partners, L.P. has agreed to:

        --  recognize the delegation of rights and powers to us,

        -- indemnify and protect us and our officers and directors to the same extent as it does with respect to Kinder Morgan G.P., Inc. as general partner; and

        -- reimburse our expenses to the same extent as it does with respect to Kinder Morgan G.P., Inc. as general partner.

     These agreements will continue as long as Kinder Morgan G.P., Inc. has not withdrawn or been removed as the general partner of Kinder Morgan Energy Partners, L.P. and all of our shares are not owned by Kinder Morgan, Inc. and its affiliates. The partnership agreement of Kinder Morgan Energy Partners, L.P. was amended to reflect these agreements. These agreements also apply to the operating partnerships of Kinder Morgan Energy Partners, L.P. and their partnership agreements were amended accordingly.

     Kinder Morgan G.P., Inc. will remain the only general partner of Kinder Morgan Energy Partners, L.P. and all of its operating partnerships. Kinder Morgan G.P., Inc. will retain all of its general partner interests and shares in the profits, losses and distributions from all of these partnerships.

     The withdrawal or removal of Kinder Morgan G.P., Inc. as general partner of Kinder Morgan Energy Partners, L.P. will simultaneously result in the termination of our power and authority to manage and control the business and affairs of Kinder Morgan Energy Partners, L.P. Similarly, if Kinder Morgan G.P., Inc.'s power and authority as general partner are modified in the partnership agreement of Kinder Morgan Energy Partners, L.P., then the power and authority delegated to us will be modified on the same basis. The delegation of control agreement can be amended by all parties to the agreement, but on any amendment that would reduce the time for any notice to which owners of our shares are entitled or would have a material adverse effect on the shares, as determined by our board of directors in its discretion, the approval of the owners of a majority of the shares, excluding shares owned by Kinder Morgan, Inc. and its affiliates is required.

     We are a limited partner in Kinder Morgan Energy Partners, L.P. We do not expect to have any cash flow attributable to our ownership of the i-units, but we expect that we will receive quarterly distributions of additional i-units from Kinder Morgan Energy Partners, L.P. The number of additional i-units we receive will be based on the amount of cash to be distributed by Kinder Morgan Energy Partners, L.P. to an owner of a common unit. The amount of cash distributed by Kinder Morgan Energy Partners, L.P. to its owners of common units will be determined by the operations of Kinder Morgan Energy Partners, L.P. and its operating limited partnerships and subsidiaries.

     We have elected to be treated as a corporation for federal income tax purposes. Because we are treated as a corporation for federal income tax purposes, an owner of our shares will not report on its federal income tax return any of our items of income, gain, loss and deduction.

     We are subject to federal income tax on our taxable income; however, the i-units owned by us generally are not be entitled to allocations of income, gain, loss or deduction of Kinder Morgan Energy Partners, L.P. until such time as there is a liquidation of Kinder Morgan Energy Partners, L.P. Therefore, we do not anticipate that we will have material amounts of taxable income resulting from our ownership of the i-units unless we enter into a sale or exchange of the i-units or Kinder Morgan Energy Partners, L.P. is liquidated.

     We are not a party to any litigation.

KINDER MORGAN ENERGY PARTNERS, L.P.

     Kinder Morgan Energy Partners, L.P. is a Delaware limited partnership formed in August 1992. Kinder Morgan Energy Partners, L.P. is the largest publicly-traded pipeline master limited partnership in the United States in terms of market capitalization and has one of the largest products pipeline systems in the United States based on volumes delivered. Its operations are grouped into four reportable business segments. These segments and their major assets are as follows:

     - Products Pipelines, consisting of:

        -- the Pacific operations, including approximately 3,300 miles of pipelines which transport over one million barrels per day of refined petroleum products to some of the faster growing population centers in the United States, including Los Angeles, San Diego and Orange County, California; the San Francisco Bay area; Las Vegas, Nevada and Tucson and Phoenix, Arizona; and 13 truck-loading terminals with an aggregate usable tankage capacity of approximately 8.2 million barrels;

        -- a 51% operating interest in Plantation Pipe Line Company, which owns and operates a 3,100 mile refined petroleum products pipeline system throughout the southeastern United States, serving major metropolitan areas including Birmingham, Alabama; Atlanta, Georgia; Charlotte, North Carolina; and the Washington, D.C. area;

        -- the North System, a 1,600 mile pipeline that transports natural gas liquids and refined petroleum products between south central Kansas and the Chicago area and various intermediate points, including eight terminals;

        -- the Cypress Pipeline, which transports natural gas liquids from Mont
           Belvieu, Texas to Westlake Petrochemicals Corporation in Lake Charles, Louisiana;

        -- an approximate 44.8% interest in the Cochin Pipeline System, a 1,900 mile natural gas liquids pipeline originating in Alberta, Canada extending through seven U.S. states and terminating in Ontario, Canada;

        -- transmix operations, which separates, for a fee, different types of refined petroleum products that become blended together when shipped through pipelines via processing plants in Colton, California; Richmond, Virginia; Dorsey Junction, Maryland; Indianola, Pennsylvania; and Wood River, Illinois; and

        -- a 50% interest in Heartland Pipeline Company, which ships refined petroleum products in the Midwest;

     - Natural Gas Pipelines, consisting of assets acquired beginning in late 1999, including:

        -- Kinder Morgan Interstate Gas Transmission LLC, which owns a
           6,700-mile natural gas pipeline, including the Pony Express pipeline facilities, that extends from northwestern Wyoming east into Nebraska and Missouri and south through Colorado and Kansas;

        -- Kinder Morgan Texas Pipeline, L.P., which owns a 2,700-mile intrastate pipeline along the Texas Gulf Coast;

        -- Trailblazer Pipeline Company, which transports natural gas from Colorado through southeastern Wyoming to Beatrice, Nebraska;

        -- Tejas Gas, LLC, which is a 3,400-mile Texas intrastate pipeline system;

        -- a 49% interest in Red Cedar Gathering Company, which gathers natural gas in La Plata County, Colorado and owns and operates a carbon dioxide processing plant;

        -- the Casper and Douglas Gathering Systems, consisting of approximately
           1,560 miles of natural gas gathering pipelines and 210 million cubic feet per day of natural gas processing capability at two facilities located in Wyoming;

        -- a 25% interest in Thunder Creek Gas Services LLC, which gathers, transports and processes coal bed methane gas in the Powder River Basin of Wyoming; and

        -- a 50% interest in Coyote Gas Treating Limited Liability Company, which owns a 250 million cubic feet per day natural gas treating facility in La Plata County, Colorado;

     - CO(2) Pipelines, consisting of:

        -- interests in four CO(2) pipelines, including: a 50% interest in Cortez Pipeline, a 100% interest in Central Basin Pipeline, an 81% interest in Canyon Reef Carriers CO(2) Pipeline, a 13% interest in Bravo Pipeline;

        -- interests in two CO(2) reserve fields, including a 45% interest in McElmo Dome and an 11% interest in Bravo Dome; and

        -- interests in four oil fields in West Texas, including a working interest of over 80% in the SACROC oil field, and minority interests in the Sharon Ridge oil field, the Reinecke oil field, and the Yates oil field.

     - Terminals, consisting of five petroleum products and chemicals terminals located in Houston, Texas; Carteret, New Jersey; Philadelphia, Pennsylvania; and Chicago, Illinois and 29 owned and operated terminal facilities that load, unload and store bulk materials such as coal, petroleum coke and other dry aggregate products, including:

        -- coal terminals located in Cora, Illinois; Paducah, Kentucky; Newport
           News, Virginia; Mount Vernon, Indiana; and Los Angeles, California;

        -- liquid bulk storage terminals in New Orleans and Cincinnati, Ohio;

        -- petroleum coke terminals located on the lower Mississippi River; and

        -- other bulk terminals handling alumina, cement, salt, soda ash, fertilizer and other dry bulk materials.

     For a description of the debt incurred in acquisitions, please see "Capital Requirements for Recent Transactions" in Kinder Morgan Energy Partners, L.P.'s "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in this prospectus.

     Kinder Morgan Energy Partners, L.P.'s ability to compete depends on general market conditions, which may change. Generally, demand for Kinder Morgan Energy Partners, L.P.'s transportation and storage services is a function of one or more of the following factors:

     - total and per capita consumption;

     - prevailing economic and demographic conditions;

     - alternate modes of transportation and/or storage;

     - alternate sources; and

     - price.

     Products Pipelines. Kinder Morgan Energy Partners, L.P. operates its refined petroleum products pipelines without the benefit of exclusive franchises from government entities. Kinder Morgan Energy Partners, L.P. provides common carrier transportation services through its refined petroleum pipelines at posted tariffs and, with respect to its Pacific operations' refined petroleum products pipeline system, almost always without long-term contracts for transportation service with customers. Kinder Morgan Energy Partners, L.P. believes that high capital costs, tariff regulation and environmental permitting considerations make it unlikely that, with respect to its Pacific operations' refined petroleum products pipeline system, a competing pipeline system comparable in size and scope will be built in the foreseeable future. However, the possibility of pipelines being constructed to serve specific markets is a continuing competitive factor.

     The most significant competitors of Kinder Morgan Energy Partners, L.P.'s Pacific operations' pipeline system are proprietary pipelines owned and operated by major oil companies in the area where its pipeline system delivers products as well as refineries with related trucking arrangements within its market areas. In addition, major oil companies recently have increased the usage of trucks, resulting in minor but notable reductions in product volumes delivered to certain shorter-haul destinations, primarily Orange County and Colton, California served by the South and West lines of the Pacific operations. Kinder Morgan Energy Partners, L.P. cannot predict with certainty whether this trend towards increased short-haul trucking will continue in the future.

     Demand for terminaling services varies widely throughout Kinder Morgan Energy Partners, L.P.'s products pipeline system. Certain major petroleum companies and independent terminal operators directly compete with Kinder Morgan Energy Partners, L.P. at several terminal locations. At those locations, pricing, service capabilities and available tank capacity control market share.

     Plantation Pipe Line Company competes primarily with the Colonial Pipeline, which also runs from Gulf Coast refineries throughout the southeastern United States, extending into the northeastern states.

     Heartland competes with other refined products carriers in the geographic market served. Heartland's principal competitor is Williams Pipeline Company. In addition, Kinder Morgan Energy Partners, L.P.'s North System competes with other liquids pipelines and to a lesser extent with rail carriers. In the Chicago area, Kinder Morgan Energy Partners, L.P.'s North System competes with other natural gas liquid pipelines that deliver into the area and with rail car deliveries primarily from Canada. Other Midwest pipelines and area refineries compete with Kinder Morgan Energy Partners, L.P.'s North System for propane terminal deliveries. Kinder Morgan Energy Partners, L.P.'s North System also competes indirectly with pipelines that deliver product to markets that Kinder Morgan Energy Partners, L.P.'s North System does not serve, such as the Gulf Coast market area.

     Kinder Morgan Energy Partners, L.P.'s transmix operations compete mainly with like operations serving common markets. Placid Refining is a major competitor in the Gulf Coast area, and Tosco Refining is a major competitor in the New York harbor area. There are various processors in the Mid-Continent area, mainly Phillips and Williams Companies, who will compete with its expansion efforts into that market. A number of smaller organizations operate in the West and Southwest. These operations compete for supply, which we envision as the basis for growth in the West and Southwest. Kinder Morgan Energy Partners, L.P.'s Colton Processing Facility competes with major oil company refineries and other transmix processing facilities in California and Arizona.


     Natural Gas Pipelines. Kinder Morgan Energy Partners, L.P.'s natural gas pipelines compete against other existing natural gas pipelines originating from the same sources or serving the same markets as Kinder Morgan Energy Partners, L.P.'s natural gas pipelines. In addition, Kinder Morgan Energy Partners, L.P. may face competition from natural gas pipelines that are built in the future. Kinder Morgan Interstate Gas Transmission LLC competes with other interstate and intrastate gas pipelines transporting gas from the supply sources in the Rocky Mountain and Hugoton Basins to mid-continent pipelines and market centers. Kinder Morgan Texas Pipeline, L.P. and Tejas Gas compete with marketing companies, interstate and intrastate pipelines for sales and transport customers in the Houston, Beaumont and Port Arthur areas, and for acquiring gas supply in South Texas, the Gulf coast of Texas and the Gulf of Mexico. While competing pipelines have been announced that would move gas east out of the Rocky Mountains, the main competition that Trailblazer faces is that the gas supply in the Rocky Mountain area either stays in the area or is moved west and therefore not transported on Trailblazer's pipeline.


     CO(2) Pipelines. Kinder Morgan Energy Partners, L.P.'s primary competitors for the sale of carbon dioxide include suppliers that have an ownership interest in McElmo Dome, Bravo Dome and Sheep Mountain Dome carbon dioxide reserves. Kinder Morgan Energy Partners, L.P.'s ownership interests in the Cortez and Bravo pipelines are in direct competition with Sheep Mountain pipeline and Petrosource Carbon Company's carbon dioxide pipeline. Kinder Morgan Energy Partners, L.P. also competes with other interests in McElmo Dome and Cortez Pipeline for transportation of carbon dioxide to the Denver City, Texas market area. There is no assurance that new carbon dioxide source fields will not be discovered which could compete with Kinder Morgan Energy Partners, L.P. or that new methodologies for enhanced oil recovery could replace carbon dioxide flooding.

     Terminals. Kinder Morgan Energy Partners, L.P.'s liquids terminals compete with independent and proprietary terminals located in the same market as Kinder Morgan Energy Partners, L.P.'s terminals. Significant competitors include Vopak, Oiltanking, Intercontinental Terminals Co. and Williams in the Houston ship channel; IMTT-Bayonne Terminals in New York harbor; and IMTT Terminals in Argo, Illinois. Kinder Morgan Bulk Terminals faces competition from numerous factors throughout the United States. Kinder Morgan Energy Partners, L.P.'s Cora Terminal and its Grand Rivers Terminal compete with several coal terminals located in the general geographic area. No significant new coal terminals have been constructed near Kinder Morgan Energy Partners, L.P.'s Cora Terminal or its Grand Rivers Terminal in the last ten years. Kinder Morgan Energy Partners, L.P. believes its Cora Terminal and its Grand Rivers Terminal can compete successfully with other terminals because of their favorable location, independent ownership, available capacity, modern equipment and large storage areas. Kinder Morgan Energy Partners, L.P.'s Pier IX Terminal competes primarily with two modern coal terminals located in the same Virginian port complex as its Pier IX Terminal. There are significant barriers to entry for the construction of new coal terminals, including the requirement for significant capital expenditures and restrictive environmental permitting requirements.

     Kinder Morgan Energy Partners, L.P.'s petroleum coke and other bulk terminals compete with numerous independent terminal operators, with other terminals owned by oil companies and other industrials opting not to outsource terminal services. Competition facing the petroleum coke terminals that Kinder Morgan Energy Partners, L.P. operates but does not own has increased significantly, primarily from companies that also market and sell the product. This increased competition will likely decrease profitability in this segment. Many of Kinder Morgan Energy Partners, L.P.'s other bulk terminals were constructed pursuant to long-term contracts for specific customers. As a result, Kinder Morgan Energy Partners, L.P. believes other terminal operators would face a significant disadvantage in competing for this business.

KINDER MORGAN, INC.

     Kinder Morgan, Inc., a Kansas corporation, with its common stock traded on the New York Stock Exchange under the symbol "KMI", is one of the largest energy transportation and storage companies in America in terms of market capitalization, miles of pipeline and net income, operating more than 30,000 miles of natural gas and products pipelines. It also has significant retail natural gas distribution and electric generation assets. Kinder Morgan, Inc. through an indirect general partner interest, operates Kinder Morgan Energy Partners, L.P. Kinder Morgan also holds a significant limited partnership interest in Kinder Morgan Energy Partners, L.P.

                               RELATIONSHIPS AND
                           RELATED PARTY TRANSACTIONS

OUR RELATIONSHIP WITH KINDER MORGAN, INC. AND
KINDER MORGAN ENERGY PARTNERS, L.P.

     The following chart depicts the current organizational structure of Kinder Morgan, Inc. and Kinder Morgan Energy Partners, L.P.

                                    [CHART]


          OWNERSHIP OF KINDER MORGAN ENERGY PARTNERS, L.P. AND ITS SUBSIDIARY OPERATING PARTNERSHIPS, ON A COMBINED BASIS BEFORE AND AFTER THE OFFERING:



                                                              BEFORE      AFTER
                                                             OFFERING    OFFERING
                                                             --------    --------
i-units (entire class owned by Kinder Morgan Management,
  LLC).....................................................    18.57%      25.12%
Common units owned by the public...........................    68.70%      63.03%
Common units and Class B units owned by Kinder Morgan, Inc.
  and affiliates...........................................    10.73%       9.85%
General partner interest...................................      2.0%        2.0%
                                                             -------     -------
          Total............................................    100.0%      100.0%



     The numbers in the above chart were determined as of July 23, 2002.

GENERAL AND ADMINISTRATIVE EXPENSES


     KMGP Services Company, Inc. is a wholly owned subsidiary of Kinder Morgan G.P., Inc. and provides employees and related centralized payroll and employee benefits services to us, Kinder Morgan G.P., Inc. and its affiliates, Kinder Morgan Energy Partners, L.P. and Kinder Morgan Energy Partners, L.P.'s operating partnerships and subsidiaries, which we collectively call the Group. Employees of KMGP Services Company, Inc. are assigned to work for one or more members of the Group. The direct costs of all compensation, benefits expenses, employer taxes and other employer expenses for these employees are allocated and charged by KMGP Services Company, Inc. to the appropriate members of the Group; and the members of the Group reimburse KMGP Services Company, Inc. for their allocated shares of these direct costs. There is no profit or margin charged by KMGP Services Company, Inc. to the members of the Group. The administrative support necessary to implement these payroll and benefits services is provided by the human resource department of Kinder Morgan, Inc., and the related administrative costs are allocated to members of the Group in accordance with existing expense allocation procedures. The effect of these arrangements is that each member of the Group bears the direct compensation and employee benefits costs of the assigned or partially assigned employees, as the case may be, while also bearing its allocable share of administrative costs. Pursuant to its limited partnership agreement, Kinder Morgan Energy Partners, L.P. reimburses Kinder Morgan Services LLC, our wholly owned subsidiary, for its share of these administrative costs and such reimbursements will be accounted for as described above.


     Several of our executive officers and some other employees that provide management or services to both Kinder Morgan, Inc. and the Group are employed by Kinder Morgan, Inc. Additionally, other Kinder Morgan, Inc. employees assist in the operation of Kinder Morgan Energy Partners' Natural Gas Pipeline assets formerly owned by Kinder Morgan, Inc. These Kinder Morgan, Inc. employees' expenses are allocated without a profit component between Kinder Morgan, Inc. and the appropriate members of the Group.

KINDER MORGAN ENERGY PARTNERS, L.P. DISTRIBUTIONS

     KINDER MORGAN G.P., INC. Kinder Morgan G.P., Inc. serves as the sole general partner of Kinder Morgan Energy Partners, L.P. and its five operating partnerships. Pursuant to their partnership agreements, Kinder Morgan G.P., Inc.'s interests represent a 1% ownership interest in Kinder Morgan Energy Partners, L.P., and a direct 1.0101% ownership interest in each of Kinder Morgan Energy Partners, L.P.'s five operating partnerships. Collectively, Kinder Morgan G.P., Inc. owns an effective 2% interest in the operating partnerships, excluding incentive distributions, as follows:

     - its 1.0101% direct general partner ownership interest, accounted for as minority interest in the consolidated financial statements of Kinder Morgan Energy Partners, L.P.; and

     - its 0.9899% ownership interest indirectly owned via its 1% ownership interest in Kinder Morgan Energy Partners, L.P.


     In addition, at July 15, 2002, Kinder Morgan G.P., Inc. owned 1,724,000 common units, representing approximately 1.03% of Kinder Morgan Energy Partners, L.P.'s outstanding limited partner units. Kinder Morgan Energy Partners, L.P.'s limited partnership agreement requires that it distribute 100% of "Available Cash", as defined in the partnership agreement, to its partners within 45 days following the end of each calendar quarter in accordance with their respective percentage interests. Available Cash consists generally of all of Kinder Morgan Energy Partners, L.P.'s cash receipts and net reductions in reserves less cash disbursements and net additions to reserves (including any reserves required under debt instruments for future principal and interest payments) and amounts payable to the former general partner of SFPP, L.P. in respect of its remaining 0.5% special limited partner interest in SFPP, L.P.

     Kinder Morgan G.P., Inc. is granted discretion by Kinder Morgan Energy Partners, L.P.'s partnership agreement, which discretion has been delegated to us, subject to the approval of Kinder Morgan G.P., Inc. in certain cases, to establish, maintain and adjust reserves for future operating expenses, debt service, maintenance capital expenditures, rate refunds and distributions for the next four quarters. These reserves are not restricted by magnitude, but only by type of future cash requirements with which they can be associated. When we determine Kinder Morgan Energy Partners, L.P.'s quarterly distributions, we consider current and expected reserve needs along with current and expected cash flows to identify the appropriate sustainable distribution level.

     Typically, Kinder Morgan G.P., Inc. and owners of Kinder Morgan Energy Partners, L.P.'s common units and Class B units receive distributions in cash, while we, the sole owner of Kinder Morgan Energy Partners, L.P.'s i-units, receive distributions in additional i-units or fractions of i-units. For each outstanding i-unit, a fraction of an i-unit will be issued. The fraction is calculated by dividing the amount of cash being distributed per common unit by the average market price of our shares over the ten consecutive trading days preceding the date on which the shares begin to trade ex-dividend under the rules of the New York Stock Exchange. The cash equivalent of distributions of i-units will be treated as if it had actually been distributed, including for purposes of determining the distributions to Kinder Morgan G.P., Inc. and calculating Available Cash for future periods. Kinder Morgan Energy Partners, L.P. will not distribute the related cash but will retain the cash and use the cash in its business.

     Distributions with respect to Available Cash are made initially 98% to Kinder Morgan Energy Partners, L.P.'s limited partners and 2% to Kinder Morgan G.P., Inc. These distribution percentages are modified to provide for incentive distributions to be paid to Kinder Morgan G.P., Inc. in the event that quarterly distributions to unitholders exceed certain specified targets.

     Distributions with respect to Available Cash for each quarter are made as follows;

     - first, 98% to the owners of all classes of units pro rata and 2% to Kinder Morgan G.P., Inc. until the owners of all classes of units have received a total of $0.15125 per unit in cash or equivalent i-units for such quarter;

     - second, 85% of any Available Cash then remaining to the owners of all classes of units pro rata and 15% to Kinder Morgan G.P., Inc. until the owners of all classes of units have received a total of $0.17875 per unit in cash or equivalent i-units for such quarter;

     - third, 75% of any Available Cash then remaining to the owners of all classes of units pro rata and 25% to Kinder Morgan G.P., Inc. until the owners of all classes of units have received a total of $0.23375 per unit in cash or equivalent i-units for such quarter; and

     - fourth, 50% of any Available Cash then remaining to the owners of all classes of units pro rata, to owners of common units and Class B units in cash and to us, as the owner of i-units, in equivalent i-units, and 50% to Kinder Morgan G.P., Inc. in cash.

     Incentive distributions are generally defined as all cash distributions paid to Kinder Morgan G.P., Inc. that are in excess of 2% of the aggregate amount of cash being distributed. Kinder Morgan G.P., Inc.'s declared incentive distributions for the years ended December 31, 2001, 2000 and 1999 were $199.7 million, $107.8 million and $55.0 million, respectively.


     KINDER MORGAN, INC. Kinder Morgan, Inc., through its subsidiary Kinder Morgan (Delaware), Inc., is the sole stockholder of Kinder Morgan G.P., Inc. At July 15, 2002, Kinder Morgan, Inc. directly owned 11,948,050 common units and 5,313,400 Class B units, indirectly owned 6,495,077 common units owned by its consolidated subsidiaries, including Kinder Morgan G.P., Inc., and owned 7,492,890, or 23.7%, of our shares.



     KINDER MORGAN MANAGEMENT, LLC We are the sole owner of Kinder Morgan Energy Partners, L.P.'s 31,617,905 i-units outstanding on July 15, 2002. These i-units represent approximately 18.9% of Kinder Morgan Energy Partners, L.P.'s outstanding limited partner units.

OPERATIONS

     Kinder Morgan, Inc. or its subsidiaries operate and maintain for Kinder Morgan Energy Partners, L.P. a significant portion of the assets comprising Kinder Morgan Energy Partners, L.P.'s Natural Gas Pipelines business segment, and we monitor Kinder Morgan, Inc.'s performance of such service. Natural Gas Pipeline Company of America, a subsidiary of Kinder Morgan, Inc., operates Trailblazer Pipeline Company's assets under a long-term contract pursuant to which Trailblazer Pipeline Company incurs the costs and expenses related to Natural Gas Pipeline Company of America's operation and maintenance of the assets. Trailblazer Pipeline Company provides the funds for capital expenditures. NGPL does not profit from or suffer loss related to its operation of Trailblazer Pipeline Company's assets.

     The remaining assets comprising Kinder Morgan Energy Partners, L.P.'s Natural Gas Pipelines business segment are operated under two separate agreements, one entered into December 31, 1999, between Kinder Morgan, Inc. and Kinder Morgan Interstate Gas Transmission LLC, and one entered into December 31, 2000, between Kinder Morgan, Inc. and Kinder Morgan Operating L.P. "A". Both agreements have five-year terms and contain automatic five-year extensions. Under these agreements, Kinder Morgan Interstate Gas Transmission LLC and Kinder Morgan Operating L.P. "A" pay Kinder Morgan, Inc. a fixed amount as reimbursement for the corporate general and administrative costs incurred in connection with the operation of these assets. The amounts paid to Kinder Morgan, Inc. under these agreements for corporate general and administrative costs were $9.5 million for 2001 and $6.1 million for 2000. For 2002, the amount will decrease to $8.6 million. Although Kinder Morgan Energy Partners, L.P. believes the amounts paid to Kinder Morgan, Inc. for the services it provided each year fairly reflect the value of the services performed, the determination of these amounts were not the result of arms' length negotiations. However, due to the nature of the allocations, these reimbursements may not have exactly matched the actual time and overhead spent. Kinder Morgan Energy Partners, L.P. believes the agreed-upon amounts were, at the time the contracts were entered into, a reasonable estimate of the corporate general and administrative expenses to be incurred by Kinder Morgan, Inc. and its subsidiaries in performing such services. Kinder Morgan Energy Partners, L.P. also reimburses Kinder Morgan, Inc. and its subsidiaries for operating and maintenance costs and capital expenditures incurred with respect to these assets.

OTHER

     We make all decisions relating to the management and control of Kinder Morgan Energy Partners, L.P.'s business and activities, subject to Kinder Morgan G.P., Inc.'s right to approve certain matters. Kinder Morgan G.P., Inc. owns all of our voting securities. Kinder Morgan, Inc., through its wholly owned and controlled subsidiary Kinder Morgan (Delaware), Inc., owns all the common stock of Kinder Morgan G.P., Inc. Certain conflicts of interest could arise as a result of the relationships among Kinder Morgan Energy Partners, L.P., Kinder Morgan G.P., Inc., Kinder Morgan, Inc. and us. The directors and officers of Kinder Morgan, Inc. have fiduciary duties to manage Kinder Morgan, Inc., including selection and management of its investments in its subsidiaries and affiliates, in a manner beneficial to the shareholders of Kinder Morgan, Inc. In general, we have a fiduciary duty to manage Kinder Morgan Energy Partners, L.P. in a manner beneficial to the unitholders. The partnership agreements for Kinder Morgan Energy Partners, L.P. and its operating partnerships contain provisions that allow us to take into account the interests of parties in addition to Kinder Morgan Energy Partners, L.P. in resolving conflicts of interest, thereby limiting our fiduciary duty to Kinder Morgan Energy Partners, L.P. unitholders, as well as provisions that may restrict the remedies available to unitholders for actions taken that might, without such limitations, constitute breaches of fiduciary duty. The duty of the directors and officers of Kinder Morgan, Inc. to the shareholders of Kinder Morgan, Inc. may, therefore, come into conflict with our duties and those of our directors and officers to Kinder Morgan Energy Partners, L.P. unitholders. The Conflicts and Audit Committee of the board of directors of the general partner of Kinder Morgan Energy Partners, L.P. will, at our request or the request of

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

the general partner, review (and is one of the means for resolving) conflicts of interest that may arise between Kinder Morgan, Inc. or its subsidiaries, on the one hand, and Kinder Morgan Energy Partners, L.P., on the other hand.

TAX INDEMNIFICATION AND OTHER AGREEMENTS

     We have entered into the tax indemnification agreement and purchase provisions with Kinder Morgan, Inc. which are described under "Description of Our Shares."

     Conflicts of interest may arise because of the relationships between Kinder Morgan, Inc., Kinder Morgan G.P., Inc., Kinder Morgan Energy Partners, L.P. and us. Our directors and officers have fiduciary duties to manage our business in a manner beneficial to us and to the holders of our shares; but these fiduciary duties have been limited pursuant to the terms of our limited liability company agreement. Simultaneously, some of our managers and officers are also directors and officers of Kinder Morgan, Inc. and Kinder Morgan G.P., Inc. and have fiduciary duties to manage the businesses of Kinder Morgan, Inc. or Kinder Morgan G.P., Inc. and Kinder Morgan Energy Partners, L.P. in a manner beneficial to Kinder Morgan, Inc. and its shareholders or Kinder Morgan G.P., Inc., Kinder Morgan Energy Partners, L.P. and their respective shareholders or unitholders, as the case may be. The resolution of these conflicts may not always be in our best interest or in the interest of the holders of our shares.

     Kinder Morgan G.P., Inc. owns 100% of our shares eligible to elect our directors. For more information regarding voting rights, please read "Description of Our Shares -- Limited Voting Rights."

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

              CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

CONFLICTS OF INTEREST

     Kinder Morgan, Inc. owns all of the stock of the general partner of Kinder Morgan Energy Partners, L.P. and elects all of its directors. The general partner of Kinder Morgan Energy Partners, L.P. owns all of our voting stock and elects all of our directors. Kinder Morgan, Inc. has a number of interests which differ from your interests as a shareholder of ours. As a result, there is a risk that important business decisions will not be made in your best interest.

SITUATIONS IN WHICH A CONFLICT OF INTEREST COULD ARISE

     WE AND KINDER MORGAN ENERGY PARTNERS, L.P. MAY COMPETE FOR THE TIME AND EFFORT OF OUR DIRECTORS AND OFFICERS WHO ARE ALSO DIRECTORS AND OFFICERS OF KINDER MORGAN, INC. Kinder Morgan, Inc. and its affiliates conduct business and activities of their own in which we have no economic interest. There could be material competition for the time and effort of the directors, officers and employees who provide services to us. Our officers are not required to work full time on our affairs and will devote significant time to the affairs of Kinder Morgan, Inc. or its affiliates, and are compensated by them for the services rendered to them.

     KINDER MORGAN, INC. MAY SELL ASSETS OR PROVIDE SERVICES TO KINDER MORGAN ENERGY PARTNERS, L.P., GIVING RISE TO CONFLICTS OF INTEREST. Kinder Morgan, Inc.'s interest as seller of these assets or provider of services in these transactions would conflict with Kinder Morgan Energy Partners, L.P.'s interests as buyer of the assets or recipient of services. Kinder Morgan, Inc. would want to receive the highest possible price and Kinder Morgan Energy Partners, L.P. would want to pay the lowest possible price. The same type of conflict would arise if Kinder Morgan Energy Partners, L.P. were the seller of services or assets and Kinder Morgan, Inc. were the purchaser.

     THE FIDUCIARY DUTIES OF OUR BOARD OF DIRECTORS TO US AND OF THE GENERAL PARTNER OF KINDER MORGAN ENERGY PARTNERS, L.P. TO THE UNITHOLDERS HAS BEEN LIMITED UNDER THE LIMITED LIABILITY COMPANY AGREEMENT AND THE PARTNERSHIP AGREEMENT, RESPECTIVELY. Our limited liability company agreement and the Kinder Morgan Energy Partners, L.P. partnership agreement limit the fiduciary duties of our board of directors and of the general partner of Kinder Morgan Energy Partners, L.P., respectively. This limitation reduces the rights of our shareholders under the limited liability company agreement and the unitholders under the Kinder Morgan Energy Partners, L.P. partnership agreement to sue the board of directors of the general partner and the general partner of Kinder Morgan Energy Partners, L.P., respectively, should they act in a way that, were it not for this limitation of liability, would be a breach of fiduciary duties.

     OWNERS OF THE SHARES WILL HAVE NO RIGHT TO ENFORCE OBLIGATIONS OF KINDER MORGAN, INC. AND ITS AFFILIATES UNDER AGREEMENTS WITH US. Any agreements between us, on the one hand, and Kinder Morgan, Inc. and its affiliates, on the other hand, will not grant to holders of our shares any right to enforce the obligations of Kinder Morgan, Inc. and its affiliates in our favor.

     CONTRACTS BETWEEN US AND KINDER MORGAN ENERGY PARTNERS, L.P., ON THE ONE HAND, AND KINDER MORGAN, INC. AND ITS AFFILIATES, ON THE OTHER, WILL NOT BE THE RESULT OF ARM'S-LENGTH NEGOTIATIONS. Neither the limited liability company agreement nor any of the other contracts or arrangements between us and Kinder Morgan, Inc. and its affiliates are or will be the result of arm's-length negotiations.

     THE SIMILARITY OF THE ACQUISITION STRATEGY OF KINDER MORGAN, INC. TO THE STRATEGY OF KINDER MORGAN ENERGY PARTNERS, L.P. CREATES CONFLICTS OF
INTEREST. Since Kinder Morgan, Inc. and Kinder Morgan Energy Partners, L.P. plan that a portion of their businesses' growth to come through acquisitions, conflicts of interest may arise because Kinder Morgan, Inc. is not prohibited from making acquisitions which would also be of interest to Kinder Morgan Energy Partners, L.P. Therefore, regardless of any arrangement for sharing or allocating investment opportunities

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

which may be established between them, this conflict may result in Kinder Morgan Energy Partners, L.P. being unable to make all of the favorable acquisitions it would otherwise make.

     KINDER MORGAN, INC. AND ITS AFFILIATES MAY COMPETE WITH KINDER MORGAN ENERGY PARTNERS, L.P. Kinder Morgan, Inc. and its affiliates are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with Kinder Morgan Energy Partners, L.P.

     THERE COULD BE A CONFLICT AS TO WHETHER KINDER MORGAN ENERGY PARTNERS, L.P. SHOULD ISSUE EQUITY DILUTING KINDER MORGAN, INC.'S OWNERSHIP. It may be in the best interests of Kinder Morgan Energy Partners, L.P. to finance a transaction or operation by means of the issuance of equity which would result in a reduction of Kinder Morgan, Inc.'s percentage ownership of Kinder Morgan Energy Partners, L.P. Kinder Morgan, Inc. may not find it in its interest to have its percentage interest in the partnership reduced at that time. This could result in Kinder Morgan Energy Partners, L.P. either having to forego a transaction that would otherwise be beneficial to it or to finance the transaction or operations in whole or in part by indebtedness which could increase its leverage.

     KINDER MORGAN, INC. MAY EXERCISE ITS PURCHASE RIGHTS AT A TIME OR PRICE THAT MAY BE UNDESIRABLE TO YOU. Kinder Morgan, Inc. or its affiliates may exercise its optional purchase rights to acquire your shares at any time in its sole discretion after the conditions for such exercise have been satisfied. In exercising the rights, Kinder Morgan, Inc. and its affiliates do not have to consider whether the exercise is in your best interest. As a result, a shareholder may have his shares purchased from him at an undesirable time or price. For more information, please read "Description of Our Shares -- Optional Purchase."

FIDUCIARY DUTIES OWED TO OUR SHAREHOLDERS AND TO THE OWNERS OF UNITS

     The fiduciary duties owed to you by our board of directors are prescribed by Delaware law and our limited liability company agreement. Similarly, the fiduciary duties owed to the owners of common units of Kinder Morgan Energy Partners, L.P. by the board of directors of the general partner of Kinder Morgan Energy Partners, L.P. are prescribed by Delaware law and the partnership agreement. The Delaware Limited Liability Company Act and the Delaware Limited Partnership Act provide that Delaware limited liability companies and Delaware limited partnerships, respectively, may, in their limited liability company agreements and partnership agreements, as applicable, restrict the fiduciary duties owed by the board of directors to the shareholders and us and by the general partner to the limited partnership and the limited partners.

     Our limited liability company agreement and the Kinder Morgan Energy Partners, L.P. partnership agreement contain various provisions restricting the fiduciary duties that might otherwise be owed. The following is a summary of the material restrictions of the fiduciary duties owed by our board of directors to us and the other shareholders and by Kinder Morgan G.P., Inc. to Kinder Morgan Energy Partners, L.P. and its limited partners. Any fiduciary duties owed to you by Kinder Morgan, Inc. and its affiliates, as the beneficial owner of all our voting shares, are similarly restricted or eliminated.

State-law fiduciary duty standards...  Fiduciary duties are generally considered to include an obligation to act with due care and loyalty. The duty of
                                       care, unless the limited liability company agreement or
                                       partnership agreement provides otherwise, would generally
                                       require a manager or general partner to act for the limited liability company or limited partnership, as applicable, in the same manner as a prudent person would act on his behalf.
                                       The duty of loyalty, in the absence of a provision in a
                                       limited liability company agreement or partnership agreement providing otherwise, would generally prohibit a manager of a
                                       Delaware limited liability company or a general partner of a
                                       Delaware limited partnership from taking any action or
                                       engaging in any transaction where a conflict of interest is present.
Our limited liability company
  agreement modifies these
  standards..........................  Our limited liability company agreement contains provisions that prohibit the shareholders from advancing claims arising from conduct by our board of directors that might otherwise raise issues as to compliance with fiduciary duties or
                                       applicable law. For example, our limited liability company agreement permits the board of directors to make a number of decisions in its "sole discretion." This entitles the board of directors to consider only the interests and factors that it desires, and it has no duty or obligation to give any
                                       consideration to any interest of, or factors affecting, us, our affiliates or any shareholder.
                                       Kinder Morgan, Inc., its affiliates, and their officers and directors who are also our officers or directors are not
                                       required to offer to us any business opportunity.
                                       In addition to the other more specific provisions limiting the obligations of our board of directors, our limited
                                       liability company agreement further provides that our board of directors will not be liable for monetary damages to us, our shareholders or any other person for any acts or
                                       omissions if our board of directors acted in good faith.
Kinder Morgan Energy Partners, L.P.
  limited partnership agreement
  modifies these standards...........  The general partner of Kinder Morgan Energy Partners, L.P.
                                       is permitted to attempt to avoid personal liability in
                                       connection with the management of Kinder Morgan Energy
                                       Partners, L.P., pursuant to the partnership agreement of
                                       Kinder Morgan Energy Partners, L.P. This partnership
                                       agreement provides that the general partner does not breach its fiduciary duty even if the partnership could have
                                       obtained more favorable terms without limitations on the
                                       general partner's liability.

                                       The partnership agreement of Kinder Morgan Energy Partners,
                                       L.P. contains provisions that allow the general partner to take into account the interests of parties in addition to Kinder
                                       Morgan Energy Partners, L.P. in resolving conflicts of interest, thereby limiting its fiduciary duty to the limited partnership and its limited partners. Also, this partnership agreement contains provisions that may restrict the remedies available to limited partners for actions taken that might, without such limitations, constitute breaches of fiduciary duty. The duty of the directors and officers of Kinder Morgan, Inc. to the shareholders of
                                       Kinder Morgan, Inc. may, therefore, come into conflict with the duties of the general partner, to the limited partners. The general partner's conflicts and audit committee of the board of directors will, at the request of the general partner or at our request, review and resolve conflicts of interest that may arise between Kinder Morgan, Inc. or its subsidiaries, on the one hand, and Kinder Morgan Energy Partners, L.P., on the other hand.

     By becoming one of our shareholders, a shareholder agrees to be bound by the provisions in our limited liability company agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Limited Liability Company Act favoring the principle of freedom of contract and the enforceability of limited liability company agreements. It is not necessary for a shareholder to sign our limited liability company agreement in order for the limited liability company agreement to be enforceable against that person.

                          MATERIAL TAX CONSIDERATIONS

     This section is a summary of material United States federal tax considerations that may be relevant to prospective owners of shares and, unless otherwise noted in the following discussion, expresses the opinion of our counsel, Bracewell & Patterson, L.L.P., insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Kinder Morgan Management, LLC.

     No attempt has been made in the following discussion to address all United States federal income tax matters affecting us, Kinder Morgan Energy Partners, L.P. or the owners of shares. Moreover, the discussion does not address the United States federal income tax consequences that may be relevant to certain types of investors subject to specialized tax treatment, such as non-U.S. persons, financial institutions, insurance companies, real estate investment trusts, estates, trusts, dealers and persons entering into hedging transactions. Accordingly, we urge each prospective owner of shares to consult, and depend on, his own tax advisor in analyzing the United States federal, state, local and foreign tax consequences particular to him of the ownership or disposition of shares.

LEGAL OPINIONS

     All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, reflect the opinion of Bracewell & Patterson, L.L.P. and are based on the accuracy of the representations made by us, Kinder Morgan Energy Partners, L.P. and the general partner of Kinder Morgan Energy Partners, L.P.

     No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective owners of shares. The opinion of Bracewell & Patterson, L.L.P. represents only its best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. In addition, any contest of this sort with the IRS may materially and adversely impact the market for our shares and the prices at which our shares trade. The cost of any contest with the IRS will be borne directly or indirectly by us and the owners of our shares. Furthermore, the tax treatment of us, Kinder Morgan Energy Partners, L.P. or of an investment in us or Kinder Morgan Energy Partners, L.P. may be significantly modified by future legislative or administrative changes or court decisions. Any modification may or may not be retroactively applied.

Kinder Morgan Management, LLC's STATUS AS A CORPORATION FOR UNITED STATES FEDERAL INCOME TAX PURPOSES

     An election has been made with the IRS to treat us as a corporation for United States federal income tax purposes. Thus, we are subject to federal income tax on our taxable income at tax rates up to 35%. Additionally, in certain instances we could be subject to the alternative minimum tax of 20% on our alternative minimum taxable income to the extent that the alternative minimum tax exceeds our regular tax.


     The terms of the i-units provide that the i-units owned by us are not entitled to allocations of income, gain, loss or deduction of Kinder Morgan Energy Partners, L.P. until such time as it is liquidated. Please read "-- Tax Consequences of Share Ownership -- Ownership of i-units by Kinder Morgan Management, LLC" below. Thus, we do not anticipate that we will have material amounts of either taxable income or alternative minimum taxable income resulting from our ownership of the i-units unless we dispose of the i-units in a taxable transaction or Kinder Morgan Energy Partners, L.P. is liquidated. Please read "-- Tax Consequences of Share Ownership -- Ownership of i-units by Kinder Morgan Management, LLC."


TAX CONSEQUENCES OF SHARE OWNERSHIP

     NO FLOW-THROUGH OF TAXABLE INCOME OF Kinder Morgan Management,
LLC. Because we are treated as a corporation for United States federal income tax purposes, an owner of shares will not report on the owner's United States federal income tax return any of our items of income, gain, loss and deduction.

     DISTRIBUTIONS OF ADDITIONAL SHARES. Under the terms of our limited liability company agreement, except in connection with our liquidation, we will not make distributions of cash in respect of shares but rather will make distributions of additional shares. Because these distributions of additional shares will be made proportionately to all owners of shares, the receipt of these additional shares will not be includable in the gross income of an owner of shares for United States federal income tax purposes. As each owner of shares receives distributions of additional shares, he will be required to allocate his basis in his shares in the manner described below. Please read "-- Tax Consequences of Share Ownership -- Basis of Shares."

     BASIS OF SHARES. An owner's initial tax basis for his shares will be the amount paid for them. As additional shares are distributed to an owner of shares, he will be required to allocate his tax basis in his shares equally between the old shares and the new shares received. If the old shares were acquired for different prices, and the owner can identify each separate lot, then the basis of each old lot of shares can be used separately in the allocation. If an owner of shares cannot identify each lot, then he must use the first-in first-out tracing approach. Use of the average cost for all lots is not permitted.

     DISPOSITION OF SHARES OR EXCHANGE OF SHARES FOR COMMON UNITS OR CASH. Gain or loss will be recognized on a sale or other disposition of shares, whether to a third party or to Kinder Morgan, Inc. pursuant to the Kinder Morgan, Inc. purchase provisions or in connection with the liquidation of us, equal to the difference between the amount realized and the owner's tax basis for the shares sold or otherwise disposed of. An owner's amount realized will be measured by the sum of the cash and the fair market value of other property received by him.

     Except as noted below, gain or loss recognized by an owner of shares, other than a "dealer" in shares, on the sale or other disposition of a share will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of shares held more than 12 months will generally be taxed at a maximum rate of 20%, subject to the discussion below relating to straddles. Capital gain recognized by a corporation on the sale of shares will generally be taxed at a maximum rate of 35%. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

     Capital gain treatment may not result from a sale of shares to Kinder Morgan, Inc. pursuant to the Kinder Morgan, Inc. purchase provisions or otherwise if a single shareholder of us or our shareholders as a group own 50% or more of the stock of Kinder Morgan, Inc. In this case, if either we or Kinder Morgan, Inc. has earnings and profits, then the amount received by a seller of shares may be taxed as ordinary income to the extent of his portion of those earnings and profits, but only if the seller sells less than all of his shares or is a shareholder of Kinder Morgan, Inc. after applying the ownership attribution rules.

     For purposes of determining whether capital gains or losses on the disposition of shares are long or short term, subject to the discussion below relating to straddles, an owner's holding period begins on his acquisition of shares pursuant to this offering. As additional shares are distributed to him, the holding period of each new share received will also include the period for which the owner held the old shares to which the new share relates.


     Because the purchase rights in respect of the shares arise as a result of agreements other than solely with us, these rights do not appear to constitute inherent features of the shares for tax purposes. Please read "Description of the Shares -- Optional Purchase," and "-- Mandatory Purchase." As such, it is possible that the IRS would assert that shares and the related purchase rights constitute a straddle for United States federal income tax purposes to the extent that those rights are viewed as resulting in a substantial diminution of a share purchaser's risk of loss from owning his shares. In that case, any owner of shares who incurs interest or other carrying charges that are allocable to the shares (as would be the case if the owner finances his acquisition of shares with debt) would have to capitalize those interest or carrying charges to the basis of the related shares and purchase rights rather than deducting those interest or carrying charges currently. In addition, the holding period of the shares would be suspended, resulting in short-term capital gain or loss (generally taxed at ordinary income rates) upon a taxable disposition even if the shares were held for more than 12 months. However, we believe that the purchase rights have minimal value and do not result in a substantial diminution of a share purchaser's risk of loss from owning shares. Based on that, the shares and the related purchase rights should not constitute a straddle for United States federal income tax purposes and therefore should not result in any suspension of an owner's holding period or interest and carrying charge capitalization, although there can be no assurance that the IRS or the courts would agree with this conclusion.


     INVESTMENT IN SHARES BY TAX-EXEMPT INVESTORS, REGULATED INVESTMENT COMPANIES AND NON-U.S. PERSONS. Employee benefit plans and most other organizations exempt from United States federal income tax, including individual retirement accounts and other retirement plans, are subject to United States federal income tax on unrelated business taxable income. Because we will be treated as a corporation for United States federal income tax purposes, an owner of shares will not report on its United States federal income tax return any of our items of income, gain, loss and deduction. Therefore, a tax-exempt investor will not have unrelated business taxable income attributable to its ownership or sale of shares unless its ownership of the shares is debt financed. In general, a share would be debt financed if the tax-exempt owner of shares incurs debt to acquire a share or otherwise incurs or maintains a debt that would not have been incurred or maintained if that share had not been acquired.

     A regulated investment company, or "mutual fund," is required to derive at least 90% of its gross income for every taxable year from qualifying income. As stated above, an owner of shares will not report on its United States federal income tax return any of our items of income, gain, loss and deduction. Thus, ownership of shares will not result in income which is not qualifying income to a mutual fund. Furthermore, any gain from the sale or other disposition of the shares, and the associated purchase rights, will qualify for purposes of that 90% test. Finally, shares, and the associated purchase rights, will constitute qualifying assets to mutual funds which also must own at least 50% qualifying assets at the end of each quarter.

     Because distributions of additional shares will be made proportionately to all owners of shares, the receipt of these additional shares will not be includable in the gross income of an owner of shares for United States federal income tax purposes. Therefore, no withholding taxes will be imposed on distributions of additional shares to non-resident alien individuals and foreign corporations, trusts or estates. A non-United States owner of shares generally will not be subject to United States federal income tax or subject to withholding on any gain recognized on the sale or other disposition of shares unless:

     - the gain is considered effectively connected with the conduct of a trade or business by the non-United States owner within the United States and, where a tax treaty applies, is attributable to a United States permanent establishment of that owner (and, in which case, if the owner is a foreign corporation, it may be subject to an additional branch profits tax equal to 30% or a lower rate as may be specified by an applicable income tax treaty);

     - the non-United States owner is an individual who holds the shares as a capital asset and is present in the United States for 183 or more days in the taxable year of the sale or other disposition and other conditions are met; or

     - we are or have been a "United States real property holding corporation," or a USRPHC, for United States federal income tax purposes.

     We believe that we are a USRPHC for United States federal income tax purposes. Therefore, any gain on the sale or other disposition of shares by a non-United States owner will be subject to United States federal income tax unless the shares are regularly traded on an established securities market and the non-United States owner has not actually or constructively held more than 5% of the shares at any time during the shorter of the five-year period preceding the disposition or that owner's holding period. Our shares currently trade on an established securities market.

     OWNERSHIP OF i-UNITS BY Kinder Morgan Management, LLC. A partner in a partnership is generally required to report on its United States federal income tax return its share of the partnership's income, gain, loss and deduction. However, the terms of the i-units provide that no allocations of income, gain, loss or deduction will be made in respect of the i-units until such time as there is a liquidation of Kinder Morgan Energy Partners, L.P. If there is a liquidation of Kinder Morgan Energy Partners, L.P., it is intended that we will receive allocations of income and gain, or deduction and loss, in an amount necessary for the capital account attributable to each i-unit to be equal to that of a common unit. The aggregate capital account of our i-units will not be increased as a result of our ownership of additional i-units that are distributed to us. Thus, each additional i-unit we own after a cash distribution to other unitholders generally will represent the right to receive additional allocations of such income and gain, or deduction and loss, on the liquidation of Kinder Morgan Energy Partners, L.P. As a result, we would likely realize taxable income or loss upon the liquidation of Kinder Morgan Energy Partners, L.P. However, no assurance can be given that there will be sufficient amounts of income and gain to cause the capital account attributable to each i-unit to be equal to that of a common unit. If they are not equal, we will receive less value than would be received by a holder of common units upon such a liquidation. We would also likely realize taxable income or loss upon any sale or other disposition of our i-units.

KINDER MORGAN ENERGY PARTNERS, L.P.'S STATUS AS A PARTNERSHIP FOR UNITED STATES FEDERAL INCOME TAX PURPOSES

     A partnership is not a taxable entity and incurs no United States federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his United States federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed to him is in excess of his adjusted basis in his partnership interest. The anticipated benefit of an investment in our shares depends largely on the treatment of Kinder Morgan Energy Partners, L.P. as a partnership for United States federal income tax purposes. Please read "Risk Factors -- Risks Related to Kinder Morgan Management, LLC Shares, i-Units and Kinder Morgan Management, LLC."

     No ruling has been or will be sought from the IRS and the IRS has made no determination as to Kinder Morgan Energy Partners, L.P.'s status or the status of its operating partnerships as partnerships for United States federal income tax purposes or whether Kinder Morgan Energy Partners, L.P.'s operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Bracewell & Patterson, L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, Kinder Morgan Energy Partners, L.P. and its operating partnerships have been and will be treated as partnerships for United States federal income tax purposes.

     Treasury Regulations pertaining to the classification of entities such as Kinder Morgan Energy Partners, L.P. as partnerships or corporations for United States federal income tax purposes were significantly revised effective January 1, 1997. Pursuant to these revised Treasury Regulations, known as the "check-the-box" regulations, entities organized as limited partnerships under domestic partnership statutes are treated as partnerships for United States federal income tax purposes unless they elect to be treated as corporations. Domestic limited partnerships in existence prior to 1997 and classified as partnerships as of December 31, 1996, under the prior Treasury Regulations, would continue to be classified as partnerships after 1996 unless they elected another form of classification under the check-the-box regulations. Neither Kinder Morgan Energy Partners, L.P. nor any of its operating partnerships has elected to be treated as a corporation under the check-the-box regulations, and Bracewell & Patterson, L.L.P. is of the opinion that Kinder Morgan Energy Partners, L.P. and its operating partnerships each were treated as partnerships on and before December 31, 1996, under prior Treasury Regulations, and have continued and will continue to be so treated.


     Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation or marketing of any mineral or natural resource. Other types of qualifying income include interest other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. Kinder Morgan Energy Partners, L.P. estimates that less than 8% of its gross income for the current year is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us, Kinder Morgan Energy Partners, L.P. and its general partner and a review of the applicable legal authorities, Bracewell & Patterson, L.L.P. is of the opinion that at least 90% of Kinder Morgan Energy Partners, L.P.'s current gross income constitutes qualifying income.

     In rendering its opinion that Kinder Morgan Energy Partners, L.P. and its operating partnerships were each treated as partnerships for United States federal income tax purposes on and before December 31, 1996, Bracewell & Patterson, L.L.P. has relied on the following factual representations made by us, Kinder Morgan Energy Partners, L.P. and its general partner about Kinder Morgan Energy Partners, L.P. and its operating partnerships with respect to periods prior to 1997:

     - Kinder Morgan Energy Partners, L.P. and each operating partnership operated in accordance with applicable state partnership statutes, their respective partnership agreements and the statements and representations made in this prospectus;

     - Except as otherwise required by Section 704 of the Internal Revenue Code, the general partner of Kinder Morgan Energy Partners, L.P. and each operating partnership had at all times at least a 1% interest in each material item of income, gain, loss, deduction and credit of Kinder Morgan Energy Partners, L.P. and each operating partnership;

     - The general partner of Kinder Morgan Energy Partners, L.P. and each operating partnership had a minimum capital account balance in Kinder Morgan Energy Partners, L.P. and each operating partnership of at least 1% of the total positive capital account balances of Kinder Morgan Energy Partners, L.P. and each operating partnership;

     - For each taxable year, more than 90% of Kinder Morgan Energy Partners, L.P.'s gross income was derived from (i) the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas or products thereof and naturally occurring carbon dioxide or (ii) other sources that, in the opinion of counsel to Kinder Morgan Energy Partners, L.P., generated "qualifying income" within the meaning of Section 7704 of the Internal Revenue Code; and

     - The general partner of Kinder Morgan Energy Partners, L.P. and each operating partnership acted independently of the limited partners of those partnerships.

     In rendering its opinion that Kinder Morgan Energy Partners, L.P. and the operating partnerships each have been and will continue to be treated as partnerships for United States federal income tax purposes after 1996, Bracewell & Patterson, L.L.P. has relied on the following factual representations made by us, Kinder Morgan Energy Partners, L.P. and its general partner about Kinder Morgan Energy Partners, L.P. and the operating partnerships with respect to periods after 1996:

     - Neither Kinder Morgan Energy Partners, L.P. nor any of the operating partnerships has elected or will elect to be treated as a corporation for United States federal income tax purposes; and

     - For each taxable year, more than 90% of Kinder Morgan Energy Partners, L.P.'s gross income has been and will be derived from (i) the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas or products thereof and naturally occurring carbon dioxide or
       (ii) other sources that, in the opinion of counsel to Kinder Morgan Energy Partners, L.P., generate "qualifying income" within the meaning of
       Section 7704 of the Internal Revenue Code.

     If Kinder Morgan Energy Partners, L.P. fails to meet the Qualifying Income Exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, it will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which it fails to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in it. This contribution and liquidation should be tax-free to unitholders and Kinder Morgan Energy Partners, L.P., so long as Kinder

Morgan Energy Partners, L.P., at that time, does not have liabilities in excess of the tax basis of its assets. Thereafter, Kinder Morgan Energy Partners, L.P. would be treated as a corporation for United States federal income tax purposes.

     If Kinder Morgan Energy Partners, L.P. were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to its unitholders, and its net income would be taxed to it at corporate rates. In addition, any distribution made to a unitholder, including distributions of additional i-units to us, would be treated as either taxable dividend income, to the extent of Kinder Morgan Energy Partners, L.P.'s current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his units, or taxable capital gain, after the unitholder's tax basis in his units is reduced to zero. In addition, the cash available for distribution to a common unitholder would be substantially reduced which would reduce the values of i-units distributed quarterly to us and our shares distributed quarterly to you. Accordingly, Kinder Morgan Energy Partners, L.P.'s treatment as a corporation would result in a substantial reduction of the value of our shares.

                              ERISA CONSIDERATIONS

     The following is a summary of material considerations arising under the Employee Retirement Income Security Act of 1974, as amended, commonly known as "ERISA", and the prohibited transaction provisions of section 4975 of the Internal Revenue Code that may be relevant to a prospective purchaser of shares. The discussion does not purport to deal with all aspects of ERISA or section 4975 of the Internal Revenue Code that may be relevant to particular shareholders in light of their particular circumstances.

     The discussion is based on current provisions of ERISA and the Internal Revenue Code, existing and currently proposed regulations under ERISA and the Internal Revenue Code, the legislative history of ERISA and the Internal Revenue Code, existing administrative rulings of the Department of Labor ("DOL") and reported judicial decisions. No assurance can be given that legislative, judicial, or administrative changes will not affect the accuracy of any statements herein with respect to transactions entered into or contemplated prior to the effective date of such changes.

     A FIDUCIARY MAKING A DECISION TO INVEST IN THE SHARES ON BEHALF OF A PROSPECTIVE PURCHASER THAT IS AN EMPLOYEE BENEFIT PLAN, A TAX-QUALIFIED RETIREMENT PLAN, OR AN IRA IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER ERISA, SECTION 4975 OF THE INTERNAL REVENUE CODE, AND STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP, SALE OR EXCHANGE OF THE shareS BY SUCH PLAN OR IRA.

     Each fiduciary of a pension, profit-sharing, or other employee benefit plan, known as an "ERISA Plan", subject to Title I of ERISA should consider carefully whether an investment in the shares is consistent with his fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require an ERISA Plan's investments to be (1) prudent and in the best interests of the ERISA Plan, its participants, and its beneficiaries, (2) diversified in order to minimize the risk of large losses, unless it is clearly prudent not to do so, and (3) authorized under the terms of the ERISA Plan's governing documents (provided the documents are consistent with ERISA). In determining whether an investment in the shares is prudent for purposes of ERISA, the appropriate fiduciary of an ERISA Plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA Plan's portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA Plan, taking into consideration the risk of loss and opportunity for gain (or other return) from the investment, the diversification, cash flow, and funding requirements of the ERISA Plan's portfolio.

     The fiduciary of an individual retirement account, commonly called an "IRA", or of a qualified retirement plan not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employees (a "Non-ERISA Plan") should consider that such an IRA or Non-ERISA Plan may only make investments that are authorized by the appropriate governing documents and under applicable state law.

     Fiduciaries of ERISA Plans and persons making the investment decision for an IRA or other Non-ERISA Plan should consider the application of the prohibited transaction provisions of ERISA and the Internal Revenue Code in making their investment decision. A "party in interest" or "disqualified person" with respect to an ERISA Plan or with respect to a Non-ERISA Plan or IRA subject to Internal Revenue Code section 4975 is subject to (1) an initial 15% excise tax on the amount involved in any prohibited transaction involving the assets of the plan or IRA and (2) an excise tax equal to 100% of the amount involved if any prohibited transaction is not corrected. If the disqualified person who engages in the transaction is the individual on behalf of whom an IRA is maintained (or his beneficiary), the IRA will lose its tax-exempt status and its assets will be deemed to have been distributed to such individual in a taxable distribution (and no excise tax will be imposed) on account of the prohibited transaction. In addition, a fiduciary who permits an ERISA Plan to engage in a transaction that the fiduciary knows or should know is a prohibited transaction may be liable to the ERISA Plan for any loss the ERISA Plan incurs as a result of the transaction or for any profits earned by the fiduciary in the transaction.


     The following section discusses certain principles that apply in determining whether the fiduciary requirements of ERISA and the prohibited transaction provisions of ERISA and the Internal Revenue Code apply to an entity because one or more investors in the equity interests in the entity is an ERISA Plan or is a Non-ERISA Plan or IRA subject to section 4975 of the Internal Revenue Code. An ERISA Plan fiduciary also should consider the relevance of those principles to ERISA's prohibition on improper delegation of control over or responsibility for "plan assets" and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, permits (by action or inaction) the occurrence of, or fails to remedy a known breach by another fiduciary.


     Regulations of the DOL defining "plan assets" (the "Plan Asset Regulations") generally provide that when an ERISA Plan or Non-ERISA Plan or IRA acquires a security that is an equity interest in an entity and the security is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, the ERISA or Non-ERISA Plan's or IRA's assets include both the equity interest and an undivided interest in each of the underlying assets of the issuer of such equity interest, unless one or more exceptions specified in the Plan Asset Regulations are satisfied.

     The Plan Asset Regulations define a publicly-offered security as a security that is "widely-held," "freely transferable," and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act, provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred. The Plan Asset Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be widely held because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. The Plan Asset Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances.


     We believe that the shares meet the criteria of publicly offered securities under the Plan Asset Regulations. We believe the shares are held beneficially by more than 100 independent persons. There are no restrictions, within the meaning of the Plan Asset Regulations, imposed on the transfer of shares and the shares are registered under the Securities Exchange Act of 1934.

                                  UNDERWRITING


     We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Credit Suisse First Boston Corporation, Salomon Smith Barney Inc., UBS Warburg LLC, RBC Dain Rauscher Inc. and Wachovia Securities, Inc. are the representatives of the underwriters.



                            Underwriters                           Number of Shares
                            ------------                           ----------------
    Goldman, Sachs & Co. .......................................
    Credit Suisse First Boston Corporation......................
    Salomon Smith Barney Inc. ..................................
    UBS Warburg LLC.............................................
    RBC Dain Rauscher Inc. .....................................
    Wachovia Securities, Inc. ..................................
                                                                      ----------
              Total.............................................      15,000,000
                                                                      ==========



     The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below, unless and until this option is exercised.



     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 2,250,000 shares from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.



     The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 2,250,000 additional shares.


               Paid by Kinder Morgan Management, LLC              No Exercise   Full Exercise
               -------------------------------------              -----------   -------------
    Per Share...................................................   $              $
    Total.......................................................   $              $


     Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial price to public. Any such securities dealers may resell any shares purchased from the underwriters to certain other
brokers or dealers at a discount of up to $     per share from the initial price
to public. If all the shares are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.


     Kinder Morgan Energy Partners, L.P., Kinder Morgan Management, LLC, Kinder Morgan G.P., Inc. and their respective directors and executive officers, and Kinder Morgan, Inc. have agreed with the underwriters not to dispose of or hedge any securities of Kinder Morgan Energy Partners, L.P. or Kinder Morgan Management, LLC that are substantially similar to the shares, i-units or common units, including, but not limited to, any securities that are convertible or exchangeable for shares, i-units or common units or any substantially similar securities, without the prior written consent of Goldman, Sachs & Co. in its sole discretion. Goldman, Sachs & Co. has no set criteria for the waiver of these restrictions and currently has no intention to waive these restrictions. With respect to shares and i-units and securities of such issuers that are substantially similar to the shares and i-units as described above, but specifically excluding common units, the lock-up period will be from the date of this prospectus and continuing through the date 90 days after the date of this prospectus. With respect to the common units and securities of such issuers that are substantially similar to the common units as described above, the lock-up period will be from the date of this prospectus and continuing through the date 60 days after the date of this prospectus. This agreement does not apply to (1) the sale of i-units by Kinder Morgan Energy Partners, L.P. to Kinder Morgan Management, LLC and subsequent quarterly distributions of i-units and shares as contemplated by the prospectus, (2) the disposal of such securities in connection with the acquisition of assets (other than cash), businesses or the capital stock or other ownership interests of businesses by any of Kinder Morgan, Inc., Kinder Morgan Energy Partners, L.P., or any subsidiary of Kinder Morgan, Inc. owning common units or Class B units on the date of this prospectus, or any operating subsidiary of Kinder Morgan Energy Partners, L.P. owning common units or Class B units on the date of this prospectus, if the recipient of such securities agrees not to dispose of the securities received in connection with such acquisitions during the lock-up period, and (3) the disposal of such securities pursuant to an employee stock or unit option plan existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this prospectus.


     Each underwriter has represented, warranted and agreed that (1) it has not offered or sold and, prior to the expiration of a period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the Financial Services and Markets Act 2000 does not apply to Kinder Morgan Management, LLC; and (3) it has complied, and will comply with, all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.



     In connection with the offering, the underwriters may purchase and sell shares and common units in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares from us. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares or common units made by the underwriters in the open market prior to the completion of the offering.



     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the shares or the common units, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the shares or the common units. As a result, the price of the shares or the common units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.


     A prospectus in electronic format may be made available on the Internet web sites maintained by one or more of the underwriters. The representatives of the underwriters may agree to allocate a number of shares to the underwriters for sale to their online brokerage account holders. Any Internet distribution will be allocated by the representatives to the underwriters that may make Internet distributions on the same basis as other allocations.

     We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $2,600,000.

     Each of Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.


     As described under "Use of Proceeds," Kinder Morgan Energy Partners, L.P. intends to use the proceeds it receives from its sale of i-units to Kinder Morgan Management, LLC to reduce commercial paper debt. Some of the underwriters or their affiliates may receive proceeds from the offering if they hold commercial paper on or after the closing of the offering. As a result, this offering is being made pursuant to Conduct Rule 2710(c)(8) of the National Association of Securities Dealers, Inc.


     Some of the underwriters have from time to time performed various investment banking and financial advisory services and participated in the underwriting of debt and equity securities offerings for Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P., Kinder Morgan, Inc. and their affiliates, and served as lender or agent under credit facilities for Kinder Morgan Energy Partners, L.P., Kinder Morgan, Inc. and their affiliates for which they have received customary fees and reimbursement of their out of pocket expenses. The underwriters may, from time to time in the future, engage in transactions with and perform services for Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P., Kinder Morgan, Inc. and their affiliates in the ordinary course of business.

                                 LEGAL MATTERS


     The validity of the shares and i-units offered by this prospectus will be passed upon for us by Bracewell & Patterson, L.L.P., Houston, Texas. Various legal matters relating to the offering will be passed upon for the underwriters by Vinson & Elkins L.L.P., New York, New York.


                                    EXPERTS

     The financial statements of Kinder Morgan Management, LLC incorporated in this prospectus by reference to its Annual Report on Form 10-K/A for the period ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Kinder Morgan Energy Partners, L.P. incorporated in this prospectus by reference to its Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Kinder Morgan, Inc. incorporated in this prospectus by reference to its Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The balance sheet of Kinder Morgan G.P., Inc. incorporated in this prospectus by reference to Kinder Morgan Energy Partners, L.P.'s Current Report on Form 8-K dated March 11, 2002 has been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. have filed on Form S-3, a registration statement with the SEC under the Securities Act of 1933 with respect to the securities offered in this offering. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement, or the exhibits which are part of the registration statement, parts of which are omitted as permitted by the rules and regulations of the SEC. For further information about us, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. and about the securities to be sold in this offering, please refer to the registration statement and the exhibits which are part of the registration statement.

     Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. file annual, quarterly and other reports, proxy statements and other information with the SEC. Their current SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document they file at the SEC's public reference rooms located at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

     Because Kinder Morgan Management, LLC's shares, Kinder Morgan Energy Partners, L.P.'s common units and Kinder Morgan, Inc.'s common stock are listed on the New York Stock Exchange, their reports, proxy statements and other information can be reviewed and copied at the office of that exchange at 20 Broad Street, New York, New York 10005.

     The SEC allows Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. to "incorporate by reference" the information they file with it, which means that Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. file later with the SEC will automatically update and supersede this information. Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering:


KINDER MORGAN MANAGEMENT, LLC
SEC FILINGS (FILE NO. 1-16459)                          PERIOD
------------------------------                          ------
Annual Report on Form 10-K/A               Year ended December 31, 2001
Quarterly Report on Form 10-Q              Quarter ended March 31, 2002
Current Report on Form 8-K                 Filed July 23, 2002
Registration Statement on Form 8-A/A       Filed July 24, 2002



KINDER MORGAN ENERGY PARTNERS, L.P.
SEC FILINGS (FILE NO. 1-11234)                          PERIOD
-----------------------------------                     ------
Annual Report on Form 10-K                 Year ended December 31, 2001
Quarterly Report on Form 10-Q              Quarter ended March 31, 2002
Current Report on Form 8-K                 Filed March 12, 2002
Current Report on Form 8-K                 Filed March 15, 2002
Current Report on Form 8-K                 Filed June 19, 2002
Current Report on Form 8-K                 Filed July 23, 2002
Registration Statement on Form 8-A/A       Filed March 7, 2002



KINDER MORGAN, INC. SEC FILINGS
(FILE NO. 1-06446)                                      PERIOD
-------------------------------                         ------
Annual Report on Form 10-K                 Year Ended December 31, 2001
Quarterly Report on Form 10-Q              Quarter ended March 31, 2002
Current Report on Form 8-K                 Filed June 19, 2002
Current Report on Form 8-K                 Filed July 23, 2002
Registration Statement on Form 8-A/A       Filed July 24, 2002


     Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc., respectively, will provide a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents at no cost by request directed to them at the following address and telephone number:

     Kinder Morgan Management, LLC
     Kinder Morgan Energy Partners, L.P.
     Kinder Morgan, Inc.
     Investor Relations Department
     One Allen Center, Suite 1000
     500 Dallas Street
     Houston, Texas 77002
     (713) 369-9000

     The information concerning Kinder Morgan Energy Partners, L.P. contained or incorporated by reference in this document has been provided by Kinder Morgan Energy Partners, L.P., and the information concerning Kinder Morgan, Inc. contained or incorporated by reference in this document has been provided by Kinder Morgan, Inc.

     You should rely only on the information contained or incorporated by reference in this prospectus to purchase the securities offered by this prospectus. Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. have not authorized anyone to provide you with information that is different from what is contained in this prospectus. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the cover, and the mailing of the prospectus to shareholders shall not create any implication to the contrary.

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  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS


                                                  Page
                                                  ----
Prospectus Summary..............................    1
Risk Factors....................................   19
Information Regarding Forward Looking
  Statements....................................   26
Use of Proceeds.................................   27
Our Policy Regarding Share Distributions........   28
Kinder Morgan Energy Partners, L.P.'s
  Distribution Policy...........................   28
Capitalization of Kinder Morgan Management,
  LLC...........................................   35
Capitalization of Kinder Morgan Energy Partners,
  L.P...........................................   36
Capitalization of Kinder Morgan, Inc............   37
Price Range of Shares and Common Units and
  Distributions.................................   38
Description of Our Shares.......................   39
Description of the i-Units......................   49
Business........................................   52
Relationships and Related Party Transactions....   59
Conflicts of Interest and Fiduciary
  Responsibilities..............................   64
Material Tax Considerations.....................   67
ERISA Considerations............................   73
Underwriting....................................   75
Legal Matters...................................   78
Experts.........................................   78
Where You Can Find Additional Information.......   78


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                               15,000,000 Shares

                                 KINDER MORGAN
                                MANAGEMENT, LLC

                         Representing Limited Liability
                               Company Interests
                             ----------------------
                                   PROSPECTUS
                             ----------------------
                              GOLDMAN, SACHS & CO.

                           CREDIT SUISSE FIRST BOSTON


                              SALOMON SMITH BARNEY


                                  UBS WARBURG


                              RBC CAPITAL MARKETS


                              WACHOVIA SECURITIES



                      Representatives of the Underwriters

                ----------------------------------------------------------------
                ----------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Shown below are the expenses (other than underwriting discounts) expected to be incurred by Kinder Morgan Management, LLC (the "Company") in connection with the issuance and distribution of the securities being registered. With the exception of the Securities and Exchange Commission registration fee, the NASD filing fee and the securities exchange listing fee, the amounts shown below are estimates:

Securities and Exchange Commission registration fee.........  $   65,459
NASD filing fee.............................................      30,500
Securities exchange listing fee.............................      25,650
Printing, shipping and engraving expenses...................   1,000,000
Legal fees and expenses.....................................   1,000,000
Accounting fees and expenses................................     400,000
Blue Sky fees and expenses..................................      10,000
Transfer agent and registrar fees...........................      25,000
Miscellaneous...............................................      43,391
                                                              ----------
          TOTAL.............................................  $2,600,000
                                                              ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Kinder Morgan Management, LLC


     Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The Company's limited liability company agreement provides that the Company will indemnify the members of the board and the officers of the Company from liabilities arising in the course of such persons' service to the Company, provided that the indemnitee acted in good faith and in a manner which such indemnitee believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe such indemnitee's conduct was unlawful. Such liabilities include all losses, claims, damages, expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts, provided that with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe its conduct was unlawful. The Company expects to be included within the same coverage available to Kinder Morgan G.P., Inc. for directors' and officers' liability insurance for potential liability under such indemnification. The holders of shares will not be personally liable for such indemnification.


KINDER MORGAN ENERGY PARTNERS, L.P.


     Section 17-108 of the Delaware Limited Partnership Act provides that, subject to such standards and restrictions, if any, as are set forth in its partnership agreement, a limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. The Partnership Agreement for Kinder Morgan Energy Partners, L.P. provides that Kinder Morgan Energy Partners, L.P. will indemnify any person who is or was an officer or director of Kinder Morgan G.P., Inc. (the "KM General Partner") or any Departing Partner (as defined in that Partnership Agreement), to the fullest extent permitted by law. Kinder Morgan Energy Partners,

L.P. will also indemnify the Company and any person who is or was a manager, officer or director of the Company to the same extent as such provisions apply to KM General Partner and any of KM General Partner's officers and directors. In addition, Kinder Morgan Energy Partners, L.P. may indemnify, to the extent deemed advisable by the KM General Partner and to the fullest extent permitted by law, any person who is or was an officer or director of an affiliate of KM General Partner or any Departing Partner or who is or was serving at the request of the KM General Partner or any Departing Partner or any affiliate of the KM General Partner or any Departing Partner as an officer or director of another person. These indemnities will be indemnified from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgements, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an officer or director or a person serving at the request of Kinder Morgan Energy Partners, L.P. in another entity in a similar capacity, provided that in each case the indemnitee acted in good faith and in a manner which such indemnitee believed to be in, or not opposed to, the best interests of Kinder Morgan Energy Partners, L.P., and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of Kinder Morgan Energy Partners, L.P. and the KM General Partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to Kinder Morgan Energy Partners, L.P. to enable it to effectuate such indemnification. Kinder Morgan Energy Partners, L.P. is authorized to purchase (or to reimburse the KM General Partner or its affiliates for the cost of) insurance against any liability asserted against or expense incurred by such person to indemnify such person against such liabilities under the provisions described above.


     Article XII(c) of the Certificate of Incorporation of the KM General Partner (the "corporation" therein), contains the following provisions relating to indemnification of directors and officers:


          "(c) Each director and each officer of the corporation (and his heirs, executors and administrators) shall be indemnified by the corporation against expenses reasonably incurred by him in connection with any claim made against him or any action, suit or proceeding to which he may be made a party, by reason of his being or having been a director or officer of the corporation (whether or not he continues to be a director or officer of the corporation at the time of incurring such expenses), except in cases where the claim made against him shall be admitted by him to be just, and except in cases where such action, suit or proceeding shall be settled prior to adjudication by payment of all or a substantial portion of the amount claimed, and except in cases in which he shall be adjudged in such action, suit or proceeding to be liable or to have been derelict in the performance of his duty as such director or officer. Such right of indemnification shall not be exclusive of other rights to which he may be entitled as a matter of law."



     Officers and directors of the KM General Partner who are also officers and directors of Kinder Morgan, Inc. and/or the Company are entitled to similar indemnification from Kinder Morgan, Inc. pursuant to Kinder Morgan, Inc.'s articles of incorporation and bylaws and/or the Company's limited liability company agreement, as the case may be.


KINDER MORGAN, INC.

     Section 17-6305 of the Kansas General Corporation Law provides that a Kansas corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit (including an action by or in the right of the corporation to procure a judgment in its favor) or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit by or in the right of the corporation, including attorney fees, and against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including attorney fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Article Ninth of Kinder Morgan, Inc.'s articles of incorporation requires it to provide substantially the same indemnification of its directors and officers as that authorized by Kansas General Corporation Law.

     Kinder Morgan, Inc. has insurance policies which, among other things, include liability insurance coverage for directors and officers, with a $200,000 corporation reimbursement deductible clause, under which directors and officers are covered against "loss" arising from any claim or claims which may be made against a director or officer by reason of any "wrongful act" in their respective capacities as directors and officers. "Loss" is defined so as to exclude, among other things, fines or penalties, as well as matters deemed uninsurable under the law pursuant to which the policy is to be construed. "Wrongful act" is defined to include any actual or alleged breach of duty, neglect, error, misstatement, misleading statement or omission done or wrongfully attempted. The policy also contains other specific definitions and exclusions and provides an aggregate of more than $20,000,000 of insurance coverage.

Kinder Morgan Management, LLC, KINDER MORGAN ENERGY PARTNERS, L.P., AND KINDER MORGAN, INC.


     The Form of Underwriting Agreement filed as Exhibit 1.1, under certain circumstances, provides for indemnification by the underwriters of the directors, officers and controlling persons of the Company, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc.


     Each of the Company, Kinder Morgan Energy Partners, L.P., and Kinder Morgan, Inc. has purchased liability insurance policies covering the members or directors, as the case may be, and officers of each of the respective entities, including, to provide protection where the entity cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

ITEM 16.  EXHIBITS.

     Unless otherwise indicated, all exhibits have been previously filed.


 EXHIBIT
 NUMBER                        DESCRIPTION OF EXHIBIT
 -------                       ----------------------
   1.1      Form of Underwriting Agreement.
   4.1      Form of certificate representing shares of the Company
            (filed as Exhibit 4.3 to the Company's Registration
            Statement on Form 8-A/A filed on July 24, 2002 and
            incorporated by reference herein).
   4.2      Second Amended and Restated Limited Liability Company
            Agreement of the Company (filed as Exhibit 4.2 to the
            Company's Registration Statement of Form 8-A/A filed on July
            24, 2002 and incorporated by reference herein).
   4.3      Form of certificate representing the i-units of Kinder
            Morgan Energy Partners, L.P. (included as an exhibit to the
            Third Amended and Restated Agreement of Limited Partnership
            filed as Exhibit 4.5 hereto).
   4.4      Form of Purchase Provisions between the Company and Kinder
            Morgan, Inc. (included as Annex B to the Second Amended and
            Restated Limited Liability Company Agreement filed as
            Exhibit 4.2 hereto).

 EXHIBIT
 NUMBER                        DESCRIPTION OF EXHIBIT
 -------                       ----------------------
   4.5      Third Amended and Restated Agreement of Limited Partnership
            of Kinder Morgan Energy Partners, L.P. (filed as Exhibit 3.1 to Kinder Morgan Energy Partners, L.P.'s Form 10-Q for the
            quarter ended June 30, 2001, filed on August 9, 2001, and
            incorporated by reference herein).
   4.6      Form of Registration Rights Agreement among Kinder Morgan
            Management, LLC, Kinder Morgan Energy Partners, L.P. and
            Kinder Morgan, Inc. (filed as Exhibit 4.4 to the Company's
            Annual Report on Form 10-K/A for the year ended December 31,
            2001 and incorporated by reference herein).
  5*        Opinion of Bracewell & Patterson, L.L.P. as to the legality of the securities being offered.
  8*        Opinion of Bracewell & Patterson, L.L.P. as to certain
            federal income tax matters.
  23.1      Consent of Bracewell & Patterson, L.L.P. (included in their opinions filed as Exhibits 5 and 8).
  23.2*     Consent of PricewaterhouseCoopers LLP.
  23.3*     Consent of PricewaterhouseCoopers LLP.
  23.4*     Consent of PricewaterhouseCoopers LLP.
  23.5*     Consent of PricewaterhouseCoopers LLP.
  24.1*     Power of Attorney of Edward O. Gaylord with respect to the
            Company. (All other Powers of Attorney with respect to the
            Company were previously filed as Exhibit 24.1.)
  24.2*     Power of Attorney of Edward O. Gaylord with respect to
            Kinder Morgan Energy Partners, L.P. (All other Powers of
            Attorney with respect to Kinder Morgan Energy Partners, L.P.
            were previously filed as Exhibit 24.2.)
  24.3*     Power of Attorney of Stewart A. Bliss with respect to Kinder
            Morgan, Inc. (All other Powers of Attorney with respect to
            Kinder Morgan, Inc. were previously filed as Exhibit 24.3.)


---------------

 * Filed herewith.


     All financial statement schedules are omitted because the information is not required, is inapplicable, is not material or is otherwise included in the financial statements or related notes thereto.


ITEM 17.  UNDERTAKINGS.

     (a) Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. each hereby undertakes:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by each registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. each hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of their respective annual reports pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of each of Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. pursuant to the foregoing provisions or otherwise, each company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the respective company of expenses incurred or paid by a director, officer or controlling person of the respective company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the respective company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on July 23, 2002.


                                          Kinder Morgan Management, LLC

                                          By: /s/  JOSEPH LISTENGART
                                            ------------------------------------
                                                     Joseph Listengart
                                              Vice President, General Counsel
                                                       and Secretary

                            ------------------------


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 or amendment thereto has been signed below by the following persons in the indicated capacities on July 23, 2002:



                     SIGNATURE                                             TITLE
                     ---------                                             -----
               /s/ RICHARD D. KINDER                 Director, Chairman and Chief Executive Officer
---------------------------------------------------    (Principal Executive Officer)
                 Richard D. Kinder

              /s/ WILLIAM V. MORGAN*                 Director, Vice Chairman of the Board
---------------------------------------------------
                 William V. Morgan

              /s/ EDWARD O. GAYLORD*                 Director
---------------------------------------------------
                 Edward O. Gaylord

              /s/ GARY L. HULTQUIST*                 Director
---------------------------------------------------
                 Gary L. Hultquist

              /s/ PERRY M. WAUGHTAL*                 Director
---------------------------------------------------
                 Perry M. Waughtal

                /s/ C. PARK SHAPER                   Vice President, Treasurer and Chief Financial
---------------------------------------------------    Officer
                  C. Park Shaper

Kinder Morgan, Inc.                                  Director

             By: /s/ JOSEPH LISTENGART
   ---------------------------------------------
                 Joseph Listengart
                  Vice President,
           General Counsel and Secretary

            *By: /s/ JOSEPH LISTENGART
   ---------------------------------------------
                 Joseph Listengart
      Attorney-in-fact for persons indicated

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on July 23, 2002.


                                          KINDER MORGAN, INC.

                                          By: /s/  JOSEPH LISTENGART
                                            ------------------------------------
                                                     Joseph Listengart
                                              Vice President, General Counsel
                                                       and Secretary
                            ------------------------


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 or amendment thereto has been signed below by the following persons in the indicated capacities on July 23, 2002:



                     SIGNATURE                                             TITLE
                     ---------                                             -----
            /s/ EDWARD H. AUSTIN, JR.*               Director
---------------------------------------------------
               Edward H. Austin, Jr.

              /s/ CHARLES W. BATTEY*                 Director
---------------------------------------------------
                 Charles W. Battey

               /s/ STEWART A. BLISS*                 Director
---------------------------------------------------
                 Stewart A. Bliss

                /s/ TED A. GARDNER*                  Director
---------------------------------------------------
                  Ted A. Gardner

               /s/ WILLIAM J. HYBL*                  Director
---------------------------------------------------
                  William J. Hybl

               /s/ RICHARD D. KINDER                 Director, Chairman and Chief Executive Officer
---------------------------------------------------    (Principal Executive Officer)
                 Richard D. Kinder

              /s/ WILLIAM V. MORGAN*                 Director, Vice Chairman
---------------------------------------------------
                 William V. Morgan

             /s/ EDWARD RANDALL, III*                Director
---------------------------------------------------
                Edward Randall, III

                /s/ FAYEZ SAROFIM*                   Director
---------------------------------------------------
                   Fayez Sarofim

                /s/ C. PARK SHAPER                   Vice President, Chief Financial Officer and
---------------------------------------------------    Treasurer (Principal Financial and Accounting
                  C. Park Shaper                       Officer)

                     SIGNATURE                       TITLE
                     ---------                       -----

               /s/ H. A. TRUE, III*                  Director
---------------------------------------------------
                  H. A. True, III

            * By: /s/ JOSEPH LISTENGART
   --------------------------------------------
                 Joseph Listengart
      Attorney-in-fact for persons indicated

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on July 23, 2002.


                                          KINDER MORGAN ENERGY PARTNERS, L.P.
                                          (A Delaware Limited Partnership)

                                          By: Kinder Morgan G.P., Inc.,
                                              its general partner

                                              By: Kinder Morgan Management, LLC,
                                                  its delegate

                                                  By: /s/ JOSEPH LISTENGART
                                                 -------------------------------
                                                        Joseph Listengart
                                                 Vice President, General Counsel
                                                          and Secretary

                            ------------------------


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 or amendment thereto has been signed below by the following persons in the indicated capacities on July 23, 2002:



                     SIGNATURE                                             TITLE
                     ---------                                             -----
               /s/ RICHARD D. KINDER                 Director, Chairman of the Board and Chief
---------------------------------------------------    Executive Officer of Kinder Morgan Management,
                 Richard D. Kinder                     LLC (Principal Executive Officer)

              /s/ WILLIAM V. MORGAN*                 Director, Vice Chairman of the Board of Kinder
---------------------------------------------------    Morgan Management, LLC
                 William V. Morgan

              /s/ EDWARD O. GAYLORD*                 Director of Kinder Morgan Management, LLC
---------------------------------------------------
                 Edward O. Gaylord

              /s/ GARY L. HULTQUIST*                 Director of Kinder Morgan Management, LLC
---------------------------------------------------
                 Gary L. Hultquist

              /s/ PERRY M. WAUGHTAL*                 Director of Kinder Morgan Management, LLC
---------------------------------------------------
                 Perry M. Waughtal

                /s/ C. PARK SHAPER                   Vice President, Treasurer and Chief Financial
---------------------------------------------------    Officer of Kinder Morgan Management, LLC
                  C. Park Shaper                       (Principal Financial Officer and Principal
                                                       Accounting Officer)

Kinder Morgan, Inc.                                  Director of Kinder Morgan Management, LLC

             By: /s/ JOSEPH LISTENGART
  ----------------------------------------------
                 Joseph Listengart
                  Vice President,
           General Counsel and Secretary

            *By: /s/ JOSEPH LISTENGART
   ---------------------------------------------
                 Joseph Listengart
      Attorney-in-fact for persons indicated

                               INDEX TO EXHIBITS


 EXHIBIT
 NUMBER                             DESCRIPTION
 -------                            -----------
            Unless otherwise indicated, all exhibits have been
            previously filed.
   1.1      Form of Underwriting Agreement.
   4.1      Form of certificate representing shares of the Company
            (filed as Exhibit 4.3 to the Company's Registration
            Statement on Form 8-A/A filed on July 24, 2002 and
            incorporated by reference herein).
   4.2      Second Amended and Restated Limited Liability Company
            Agreement of the Company (filed as Exhibit 4.2 to the
            Company's Registration Statement of Form 8-A/A filed on July
            24, 2002 and incorporated by reference herein).
   4.3      Form of certificate representing the i-units of Kinder
            Morgan Energy Partners, L.P. (included as an exhibit to the
            Third Amended and Restated Agreement of Limited Partnership
            filed as Exhibit 4.5 hereto).
   4.4      Form of Purchase Provisions between the Company and Kinder
            Morgan, Inc. (included as Annex B to the Second Amended and
            Restated Limited Liability Company Agreement filed as
            Exhibit 4.2 hereto).
   4.5      Third Amended and Restated Agreement of Limited Partnership
            of Kinder Morgan Energy Partners, L.P. (filed as Exhibit 3.1 to Kinder Morgan Energy Partners, L.P.'s Form 10-Q for the
            quarter ended June 30, 2001, filed on August 9, 2001, and
            incorporated by reference herein).
   4.6      Form of Registration Rights Agreement among Kinder Morgan
            Management, LLC, Kinder Morgan Energy Partners, L.P. and
            Kinder Morgan, Inc. (filed as Exhibit 4.4 to the Company's
            Annual Report on Form 10-K/A for the year ended December 31,
            2001 and incorporated by reference herein).
  5*        Opinion of Bracewell & Patterson, L.L.P. as to the legality of the securities being offered.
  8*        Opinion of Bracewell & Patterson, L.L.P. as to certain
            federal income tax matters.
  23.1      Consent of Bracewell & Patterson, L.L.P. (included in their opinions filed as Exhibits 5 and 8).
  23.2*     Consent of PricewaterhouseCoopers LLP.
  23.3*     Consent of PricewaterhouseCoopers LLP.
  23.4*     Consent of PricewaterhouseCoopers LLP.
  23.5*     Consent of PricewaterhouseCoopers LLP.
  24.1*     Power of Attorney of Edward O. Gaylord with respect to the
            Company. (All other Powers of Attorney with respect to the
            Company were previously filed as Exhibit 24.1.)
  24.2*     Power of Attorney of Edward O. Gaylord with respect to
            Kinder Morgan Energy Partners, L.P. (All other Powers of
            Attorney with respect to Kinder Morgan Energy Partners, L.P.
            were previously filed as Exhibit 24.2.)
  24.3*     Power of Attorney of Stewart A. Bliss with respect to Kinder
            Morgan, Inc. (All other Powers of Attorney with respect to
            Kinder Morgan, Inc. were previously filed as Exhibit 24.3.)


---------------

 * Filed herewith.